   As filed with the Securities and Exchange Commission on January 24, 1997.


                                                      REGISTRATION NO. 333-18699


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                AMENDMENT NO. 1


                                       to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                         WINTRUST FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                                      6712
            (Primary Standard Industrial Classification Code Number)
                     ILLINOIS                       36-3873352
           (State or Other Jurisdiction          (I.R.S. Employer
         of Incorporation or Organization)         Identification No.)


     727 NORTH BANK LANE, LAKE FOREST, ILLINOIS 60045-1951, (847) 615-4096 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                DAVID A. DYKSTRA
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
             727 NORTH BANK LANE, LAKE FOREST, ILLINOIS 60045-1951
                                 (847) 615-4096
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies To:

         JENNIFER R. EVANS, ESQ.                MICHAEL J. GAMSKY, ESQ.
     VEDDER, PRICE, KAUFMAN & KAMMHOLZ    MUCH SHELIST FREED DENENBERG AMENT
         222 NORTH LASALLE STREET              BELL & RUBENSTEIN, P.C.
          CHICAGO, ILLINOIS 60601             200 NORTH LASALLE STREET
             (312) 609-7500                   CHICAGO, ILLINOIS  60601
                                                 (312) 346-3100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                      CALCULATION OF REGISTRATION FEE


================================================================================
                                                          ADDITIONAL AMOUNT
    TITLE OF EACH CLASS OF        PROPOSED ADDITIONAL      OF REGISTRATION
  SECURITIES TO BE REGISTERED    OFFERING AMOUNT(1)(2)         FEE(1)
--------------------------------------------------------------------------------
Common Stock, without par value ....   $5,172,500             $1,567
================================================================================




(1) A registration fee of $5,455 was previously paid to cover the registration of a maximum aggregate offering amount of $18,000,000. The additional registration fee of $1,567 is being paid herewith with respect to $5,172,500 additional amount of Common Stock proposed to be offered. The proposed maximum aggregate offering amount being registered under this Registration Statement is $23,172,500.


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 24, 1997


PROSPECTUS


                                1,300,000 SHARES


                         WINTRUST FINANCIAL CORPORATION
                                  COMMON STOCK





     Wintrust Financial Corporation (the "Company") is offering hereby up to 1,300,000 newly issued shares of common stock, without par value (the "Common Stock") at a price of $15.50 per share. The shares are being offered on a priority basis to shareholders of record of the Company as of December 31, 1996 ("Record Date Shareholders"), and to customers of the Company's banking subsidiaries as of December 31, 1996 ("Record Date Customers"), in a subscription offering (the "Subscription Offering"). The highest priority will be given in the Subscription Offering to those Record Date Shareholders placing purchase orders for shares of Common Stock offered hereby prior to Noon, Central Time, on February 24, 1997. To the extent shares of Common Stock are available after satisfying purchase orders in the Subscription Offering, the Company is offering shares of Common Stock for sale to the general public in a direct community offering (the "Community Offering") with preference given to residents of the communities served by the Company's banking subsidiaries.
(The Subscription Offering and Community Offering are collectively referred to herein as the "Subscription and Community Offering.") Depending on market conditions, shares of Common Stock may be offered for sale in the Community Offering to the general public on a best efforts basis by a selling group of broker-dealers managed by EVEREN Securities, Inc. (the "Selling Agent"). The Company reserves the right in its sole discretion, regardless of any priorities or preferences, to accept or reject orders in whole or in part in the Subscription and Community Offering, which will expire at Noon, Central Time, on March 6, 1997 (the "Expiration Date"). ONCE MADE, SUBSCRIPTIONS ARE IRREVOCABLE. COMPLETION OF THE SUBSCRIPTION AND COMMUNITY OFFERING IS NOT CONDITIONED UPON THE SALE OF ANY MINIMUM NUMBER OF SHARES. In addition, depending on market conditions, upon completion of the Subscription and Community Offering, any shares of Common Stock then remaining available for sale may be offered to the general public in an underwritten public offering (the "Public Offering") to be managed by the Selling Agent. The Subscription and Community Offering and the Public Offering are referred to collectively herein as the "Offering."


     While the Company's Common Stock has traded occasionally in the over-the-counter "OTC" market, and bid and ask prices are quoted on the OTC Bulletin Board, prior to this Offering there has not been an active trading market for the Company's shares. See "MARKET FOR COMMON STOCK AND DIVIDENDS." For information relating to the determination of the initial public offering price of the Common Stock, see "TERMS OF THE OFFERING." The Company has applied to have its Common Stock approved for quotation on The Nasdaq National MarketSM under the symbol "WTFC," subject to the completion of the Offering.

                              -----------------


     FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF COMMON STOCK, PLEASE CALL THE STOCK INFORMATION OFFICE AT (888) 317-8625 AND ASK FOR AN EVEREN SECURITIES, INC. REPRESENTATIVE.


                              -----------------



     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS.



     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
       DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE
         BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND
                OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                            ANY GOVERNMENTAL AGENCY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



==========================================================================
                                            Selling Agent     Proceeds to
                         Price to Public   Commissions(1)(2)   Company(3)
--------------------------------------------------------------------------
Per Share .............     $15.50            $0.3875           $15.1125
Total(4) ..............   $20,150,000        $503,750         $19,646,250
==========================================================================


(1) The Company has agreed to indemnify the Selling Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "TERMS OF THE OFFERING."


(2) Up to 1,300,000 of the shares are being offered by the Company on a "best efforts" basis with the assistance of the Selling Agent. Assumes all 1,300,000 shares are sold on such basis without the assistance of commissioned registered representatives. Based upon negotiations between the Company and the Selling Agent, the Company has agreed to pay the Selling Agent a commission equal to 2.5% of the aggregate price of the shares sold directly by the Company in the Subscription and Community Offering without the use of commissioned registered representatives; in the event that the Company and the Selling Agent elect to employ selected broker-dealers (including the Selling Agent) to solicit purchase orders in the Community Offering using the assistance of commissioned registered representatives, the Company would pay the Selling Agent 4.0% of the aggregate price of the shares sold by the Company in such manner; in the event an underwritten Public Offering is commenced, the Selling Agent would offer a specified number of shares to the general public at the per share Price to Public and purchase such shares from the Company at such price less an underwriting discount currently estimated to be 6.6%.



(3) Before deducting offering expenses payable by the Company estimated to be approximately $500,000, including the maximum of $75,000 reimbursable to the Selling Agent for out-of-pocket expenses.



(4) Assumes no exercise of the over-subscription or over-allotment option and the sale of 1,300,000 shares on a best efforts basis in the Offering directly by the Company (although there is no minimum number of shares required to be sold). The Company may, in its sole discretion, increase the number of shares of Common Stock sold by up to 195,000 additional shares to satisfy unfilled purchase orders in the Subscription and Community Offering, in which case the Total Price to Public would be $23,172,500, the Total Selling Agent Commissions would be $579,313 (assuming no assistance from commissioned registered representatives), and the Total Proceeds to Company would be $22,593,187. In addition, in the event the Selling Agent undertakes an underwritten Public Offering, the Company will grant to the Selling Agent an option, exercisable within 30 days of the completion date of the Public Offering, to purchase up to an additional 15% of the number of shares sold in the Public Offering at the same price per share to be paid by the Selling Agent for the other shares sold in the Public Offering. The Selling Agent may exercise the option only for the purpose of covering over-allotments, if any, made in the Public Offering.



                              ____________________

                            EVEREN SECURITIES, INC.


                 The date of the Prospectus is January __, 1997

                        WINTRUST FINANCIAL CORPORATION








   [Map of greater Chicago metropolitan area depicting locations of Company's banking facilities and main bank offices.]






     IN THE EVENT THERE IS AN UNDERWRITTEN PUBLIC OFFERING, THE SELLING AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET(SM) OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


     The Company intends to furnish to its shareholders annual reports of the Company containing consolidated financial statements, certified by independent public accountants.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements, including the accompanying notes, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Company's over-subscription option or the Selling Agent's over-allotment option. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those addressed in the forward-looking statements as a result of certain factors, including those described under "RISK FACTORS" and elsewhere in this Prospectus.

                                  THE COMPANY


     Wintrust Financial Corporation, an Illinois corporation (the "Company"), is a financial services holding company headquartered in Lake Forest, Illinois, with total assets of approximately $700 million at December 31, 1996. The Company engages in community banking and specialty finance through its operating subsidiaries: North Shore Community Bank and Trust Company ("North Shore Bank"); Lake Forest Bank and Trust Company ("Lake Forest Bank"); Hinsdale Bank and Trust Company ("Hinsdale Bank"); Libertyville Bank and Trust Company ("Libertyville Bank"); Barrington Bank and Trust Company, N.A. ("Barrington Bank"); and First Premium Services, Inc. ("First Premium").



     Through its banking subsidiaries, Lake Forest Bank, Hinsdale Bank, North Shore Bank, Libertyville Bank and Barrington Bank (collectively, the "Banks"), the Company provides community-oriented, personal and commercial banking services in affluent suburbs of Chicago, Illinois. Through First Premium, the Company is in the business of originating commercial insurance premium finance loans on a national basis, a portion of which are purchased by the Banks. In September 1996, the Banks and First Premium, which were previously affiliated but separately owned, became subsidiaries of the Company as a result of a transaction which joined their respective holding companies under one parent company. See "THE COMPANY."



     The Company provides banking and financial services to individuals, small businesses, local governmental units and institutional clients residing primarily in the Banks' local service areas. These services include traditional demand, NOW, money market, savings and time deposit accounts, as well as a number of innovative deposit products targeted to specific market segments. The Banks offer home equity, home mortgage, real estate and commercial loans, safe deposit facilities, trust services and other innovative and traditional services specially tailored to meet the needs of customers in their market areas.



     First Premium commenced operations approximately six years ago and is headquartered in Deerfield, Illinois. Based on limited industry data available in certain state regulatory filings and First Premium management's experience in and knowledge of the premium finance industry, management estimates that, ranked by loan origination volume, First Premium is one of the top 10 premium finance companies operating in the United States. Loans are originated by First Premium's own sales force, working with medium and large insurance agents and brokers throughout the United States. Insurance premiums are financed primarily for commercial customers' purchase of property and casualty insurance.



     Each of the Banks was founded as a de novo banking organization (i.e., started new) within the last six years. The organizational efforts began in 1991, when a group of experienced bankers and local business people identified an unfilled niche in the Chicago metropolitan area retail banking market. As large banks acquired smaller ones and personal service was subjected to consolidation strategies, the opportunity increased in affluent suburbs for locally owned and operated, highly personal service-oriented banks. As a result, Lake Forest Bank was founded in December 1991 to service the Lake Forest and Lake Bluff communities. The Lake Bluff branch was opened in 1994. In 1993, Hinsdale Bank was opened to service the communities of Hinsdale and Burr Ridge. Its Clarendon Hills branch was opened in 1996. In 1994, North Shore Community Bank was started in order to service Wilmette and Kenilworth.
A Glencoe branch was opened in 1995, and a Winnetka branch was opened in 1996 to service Winnetka and Northfield. In 1995, Libertyville Bank was opened to service Libertyville, Vernon Hills and Mundelein. In December 1996, Barrington Bank was opened to service the Barrington/Inverness areas. In raising the initial equity required to open each of the first four Banks, the organizers targeted residents within the communities to be served by the new Bank. As of December 31, 1996, the Company had approximately 800 shareholders of record, the majority of whom reside in the Banks' primary market areas.



     Anticipated future growth and profitability of the Company depends on two principal strategies: (i) expanding market share in affluent suburban Chicago markets, and (ii) augmenting interest income from the Banks' traditional loan portfolios with interest income from loans in earning asset niches that fit the Banks' asset/liability strategy and loan quality standards. Management anticipates that the Banks, like many community banks, are not likely over time to generate loans to local customers for more than about half of their respective lending capacities. To build additional loan volume, the Company has identified and finances loans in various asset niches to enhance its loan-to-deposit ratio and to optimize its growth. Indirect auto loans, mortgage warehouse lending, home mortgage products, and premium finance loans originated by First Premium, are some of the earning asset niches that the Company is now pursuing or developing. As a result of these strategies, since inception the Banks have been among the fastest growing community-oriented de novo banking operations in Illinois.



     The historical financial performance of the Banks and First Premium has been affected by the high costs associated with growing market share in deposits and loans, opening new branches and banking facilities, and building an experienced management team. Viewed in total, the Company's financial performance over the past five years reflects the improving financial performance of the Banks as they mature, adjusted for the significant costs of opening new banks and branches. The Company's experience has been that it generally takes from 13 to 24 months for new banking offices to first achieve operational profitability.



     For the last three fiscal years, the Company's net interest margin has ranged from 3.83% to 2.96%, levels less favorable than peer group comparisons due to the start-up nature of the Company's operations, while its net overhead ratio has ranged from 4.95% to 2.01%. The "net overhead ratio," a measure of operational efficiency, reflects non-interest expense less non-interest income, as a percent of average assets. For the nine months ended September 30, 1996, the Company's net interest margin was 2.86% and its net overhead ratio was 2.66%. The Company's management currently has long-term goals for net interest margin and net overhead ratios of 4.0% to 4.5% and 1.5% to 2.0%, respectively, which they expect will be reasonable targets as the Banks and First Premium mature over the next three to five years.



     The level of improvements in net interest margin, net overhead ratios and other profitability measurements will depend on the Company's success in implementing its business and growth strategies. Key elements of the Company's business strategies include:



  - Identifying and entering markets with a high concentration of wealth and limited local banking competition. The Company expects to penetrate new markets by opening either branches or de novo banks;



  - Maintaining decision-making authority within each of the Banks and First Premium. Local control and management provides the Banks with the competitive advantage of being able to tailor products and services to meet the needs of the community, to make decisions affecting its customers quickly, and to enjoy the symbiotic benefits of investing and participating in their communities;



  - Employing fewer, but more highly qualified and productive, individuals at relatively high compensation rates and focusing on low net overhead ratios at the Banks and First Premium;



  -  Providing a high level of personal and professional service.
     Management believes this has proven to be a key competitive strength for the Banks and First Premium;



  - Marketing innovative deposit and loan products. Local control and management allows each Bank to target, and be more responsive to, the needs of customers in their specific markets by offering customized products and services;



  - Building a portfolio of high quality loans. Conservative lending practices are a critical element of the Company's strategy;

  - Augmenting the loan portfolio with selected loans from asset niches which allow the Banks to more fully utilize their lending capacity;



  - Pursuing new distribution methods and developing new products to increase premium finance loan volume;



  - Taking advantage of the synergism between First Premium and the Banks in terms of loan yields and funding costs; and



  - Expanding trust services to affluent individuals and small businesses in new markets. To date, the Company's trust operations have focused on target customers of Lake Forest Bank. The Company intends to expand trust services to the other Banks' markets over the next three years.


     The Company's executive offices are located at 727 North Bank Lane, Lake Forest, Illinois, 60045, and its telephone number is (847) 615-4096.


                                  THE OFFERING


Common Stock offered
  by the Company  ...........   1,300,000 shares



Common Stock to be
  outstanding after
  the Offering ..............   7,919,847 shares(1)




Price to Public .............   $15.50 per share



Use of Proceeds .............   The Company intends to use the net proceeds
                                from the sale of shares of Common Stock
                                offered hereby to repay all or a portion of the amounts outstanding under the Company's $25 million revolving line of credit. At January
                                22, 1997, approximately $22.1 million of indebtedness was outstanding under the line.
                                Following such repayment, the unused portion of the line will remain available for future borrowings from time to time for general corporate purposes, including continued growth of the Company's banking and finance subsidiaries, for future branch office openings and additional de novo bank formations, and for potential future acquisitions of specialty finance companies or investments in businesses engaged in niche consumer lending or selected commercial finance activities.



Subscription Offering .......   The Common Stock is being offered by the
                                Company on a priority basis to
                                shareholders of record of the Company as of December 31, 1996, and to customers of the Company's banking subsidiaries as of December
                                31, 1996. The highest priority will be given to those Record Date Shareholders placing purchase orders prior to Noon, Central Time, on February 24, 1997.


(1) Assumes no prior exercise of any of (i) outstanding Warrants to purchase 155,430 shares; (ii) currently outstanding Options to purchase up to an aggregate of 1,110,750 shares, of which Options to purchase 642,968 shares are currently exercisable; or (iii) outstanding Rights to purchase 103,236 shares, all of which are currently exercisable. An additional 565,908 shares, with respect to which Options remain available for grant, are currently reserved for issuance under the Company's various stock option plans maintained for the benefit of eligible officers, directors and employees of the Company and its subsidiaries.

COMMUNITY OFFERING .......... To the extent shares of Common Stock are available after satisfying purchase orders in the
                                Subscription Offering, the Common Stock is being offered by the Company for sale to the general public in a direct community offering with a preference given to residents of the communities served by the Company's banking subsidiaries. Depending on market conditions, shares of Common Stock may be offered for sale in the Community Offering to the general public on a best efforts basis by a selling group of broker-dealers managed by the Selling Agent.



SUBSCRIPTION AND
  COMMUNITY OFFERING
  PERIOD .................... The Subscription and Community Offering will terminate at Noon, Central Time, on
                                March 6, 1997, unless extended by the Company.


PUBLIC OFFERING ............. Depending on market conditions, any shares of
                                Common Stock then remaining available
                                for sale upon completion of the Subscription and Community Offering may be offered for sale to the general public in an underwritten Public Offering to be managed by the Selling Agent.


OVER-SUBSCRIPTION
 AND OVER-ALLOTMENT
 OPTIONS .................... The Company may, in its sole discretion, increase the number of shares of Common Stock sold by up to 195,000 additional shares to satisfy unfilled purchase orders in the Subscription and Community Offering. In addition, in the event a Public Offering is commenced, the Company will grant to the Selling Agent an option, exercisable within 30 days of the completion date of the Public Offering, to purchase up to 15% of the number of shares sold in the Public Offering.



PROCEDURES FOR
  ORDERING SHARES OF
  COMMON STOCK IN THE
  SUBSCRIPTION AND
  COMMUNITY OFFERING ........ Record Date Shareholders, Record Date Customers
                                and other interested investors in the
                                Subscription and Community Offering must return to the Company the accompanying original
                                Stock Order Form (facsimile copies and
                                photocopies will not be accepted) and a fully executed Certification Form, along with full payment (or appropriate instructions for authorizing a withdrawal from a deposit account at one of the Banks) at $15.50 per share for all shares subscribed for or ordered prior to Noon, Central Time, on March 6, 1997. To receive the highest priority in the Subscription Offering, Record Date Shareholders must place purchase orders prior to Noon, Central Time, on February 24, 1997. The Company reserves the right in its sole discretion, regardless of priorities or preferences, to accept or reject orders in whole or in part in the Subscription and Community Offering. Subscription proceeds will be held in a non-interest bearing escrow account at one of the Banks pending closing of the Offering. ONCE MADE, SUBSCRIPTIONS ARE IRREVOCABLE. COMPLETION OF THE SUBSCRIPTION AND COMMUNITY OFFERING IS NOT CONDITIONED UPON THE SALE OF ANY MINIMUM NUMBER OF SHARES. Delivery of certificates evidencing the shares will be made directly to purchasers of the shares as soon as practicable following completion of the Offering. See "TERMS OF THE OFFERING" for complete instructions for ordering shares and terms and conditions of the Subscription and Community Offering.

DIVIDEND POLICY ............ Although the Company anticipates that it may commence payment of quarterly dividends
                                in the future, the Company's current policy is to retain earnings to facilitate the continued growth of the Company.


PROPOSED NASDAQ NATIONAL
  MARKET(SM) SYMBOL ........ WTFC

                     SUMMARY CONSOLIDATED FINANCIAL DATA


     The summary consolidated financial and other data should be read in conjunction with the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus and with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Results for interim periods are not necessarily indicative of results to be expected during the remainder of the year or for any future period. Results shown for periods prior to September 1, 1996, the date of the Company's recent reorganization transaction which was accounted for using the pooling-of-interests method of accounting, reflect the consolidated historical results of the Company and its predecessors. See "THE COMPANY -- Background."




                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                             --------------------  -----------------------------------------------------------
                                             1996        1995(1)   1995(1)      1994(1)      1993(1)      1992(1)      1991(2)
                                             ----       ---------  -------      -------      -------      -------      -------
                                             (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total interest income ...................   $ 27,398     $ 18,022   $ 25,472     $ 17,744      $ 8,239      $ 5,843     $ 11,388
Total interest expense ..................     17,011       11,124     15,772        9,871        3,884        3,515        7,090
                                            --------     --------   --------     --------      -------      -------     --------
Net interest income .....................     10,387        6,898      9,700        7,873        4,355        2,328        4,298
Provision for possible loan losses ......      1,344          770      1,430          607        1,127        1,116        1,445
                                            --------     --------   --------     --------      -------      -------     --------
    Net interest income after provision
      for possible loan losses ..........      9,043        6,128      8,270        7,266        3,228        1,212        2,853
                                            --------     --------   --------     --------      -------      -------     --------
Gain on sale of premium finance loans ...      2,659        3,551      4,421           --           --           --           --
Loan servicing fees .....................      1,035          782      1,083           --           --           --           --
Fees on mortgage loans sold .............      1,023          503        850          399          551           --           --
Trust fees ..............................        412          281        399          202           92           --           --
Service charges on deposit accounts .....        309          187        196          112           92           42           --
Securities gains, net ...................         18         --         --             21           23           --           --
Other ...................................        400          300      1,595          752          386          717        7,589
                                            --------     --------   --------     --------      -------      -------     --------
    Total non-interest income ...........      5,856        5,604      8,544        1,486        1,144          759        7,589
                                            --------     --------   --------     --------      -------      -------     --------
Salaries and employee benefits ..........      8,133        5,395      8,011        5,319        3,536        3,475        5,095
Occupancy expense, net ..................      1,245          723      1,520        1,165          790          617          918
Data processing .........................        732          440        624          335          177          114           63
Advertising and marketing ...............        710          367        682          288          150          232          288
Nonrecurring merger related expenses ....        849          --         --           --            --           --           --
Amortization of deferred financing fee ..        337          451        768          641          511          126           --
Other non-interest expenses .............      4,448        3,325      4,207        3,004        2,354        3,244        4,164
                                            --------     --------   --------     --------      -------      -------     --------
    Total non-interest expense ..........     16,454       10,701     15,812       10,752        7,518        7,808       10,528
                                            --------     --------   --------     --------      -------      -------     --------
Income (loss) from continuing
  operations before income taxes ........     (1,555)       1,031      1,002       (2,000)      (3,146)      (5,837)         (86)
Income tax benefit ......................        (34)        (198)      (512)        --             --           --           --
                                            --------     --------   --------     --------      -------      -------     --------
Income (loss) from continuing
  operations ............................     (1,521)       1,229      1,514       (2,000)      (3,146)      (5,837)         (86)
Income (loss) from operations and
  sale of discontinued operations .......      --             (96)       (17)        (236)        (193)         102        1,261
                                            --------     --------   --------     --------      -------      -------     --------
Net income (loss) .......................   $ (1,521)    $  1,133   $  1,497     $ (2,236)     $(3,339)     $(5,735)    $  1,175
                                            ========     ========   ========     ========      =======      =======     ========
Net income (loss) per common
  share .................................   $  (0.25)    $   0.19   $   0.24     $  (0.56)     $ (1.14)     $ (2.59)    $   0.93
                                            ========     ========   ========     ========      =======      =======     ========
Cash dividends per common share .........   $   --       $    --    $     --     $     --      $    --      $    --     $     --
                                            ========     ========   ========     ========      =======      =======     ========


                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                                --------------------  -----------------------------------------------------------
                                                1996        1995(1)    1995(1)      1994(1)      1993(1)      1992(1)      1991(2)
                                                ----       ---------  ---------    ---------    ---------    --------     --------
                                                (UNAUDITED)
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
Total assets ..............................   $  621,264   $ 376,143  $ 470,890    $ 354,158    $ 188,590    $ 82,864     $ 52,422
Total deposits ............................      549,303     322,516    405,658      221,985       98,264      42,996        2,361
Total loans ...............................      414,405     218,730    258,231      193,982      109,276      48,527       33,482
Notes payable and subordinated debt .......       16,554      13,028     10,758        6,905        4,837      16,050       32,413
Total shareholders' equity  ...............       40,785      28,743     40,487       25,366       17,227      11,291       14,583

SELECTED FINANCIAL RATIOS AND OTHER
  DATA(3):
Performance Ratios:
  Net interest margin(4) ..................         2.86%       2.98%      2.96%        3.35%        3.83%       3.85%        N/M
  Net interest spread(5)                            2.32%       2.47%      2.41%        3.07%        3.30%       2.87%        N/M
  Non-interest income to average assets ...         1.47%       2.19%      2.36%        0.57%        0.89%       1.05%        N/M
  Non-interest expense to average
    assets(7) .............................         4.13%       4.18%      4.37%        4.14%        5.84%      10.77%        N/M
  Net overhead ratio(9) ...................         2.66%       1.99%      2.01%        3.57%        4.95%       9.72%        N/M
  Return on average assets(6)(7) ..........        (0.38)%      0.43%      0.40%       (0.88)%      (2.60)%     (7.91)%       1.51%
  Return on average equity(7)(8) ..........        (4.95)%      5.37%      4.66%      (12.20)%     (25.40)%    (46.01)%      14.46%
  Loan-to-deposit ratio ...................         75.4%       67.8%      63.7%        87.4%       111.2%      112.9%        N/M
  Average interest-earning assets to
    average interest-bearing liabilities ..       111.47%     110.56%    111.37%      106.61%      115.42%     116.93%        N/M

Asset Quality Ratios:
  Non-performing loans to total loans .....         0.53%       0.71%      0.80%        0.01%        0.00%       0.27%        0.02%
  Allowance for possible loan
    losses to:
    Total loans ...........................         0.90%       1.02%      1.07%        0.88%        1.24%       1.98%        2.44%
    Non-performing loans ..................       171.89%     143.58%    143.91%         N/M          N/M         N/M         N/M
  Net charge-offs to average loans ........         0.15%       0.20%      0.20%        0.18%        0.92%       2.38%        1.38%
  Non-performing assets to total assets ...         0.35%       0.41%      0.41%        0.01%        0.00%       0.16%        0.01%

Other Data at end of period:
  Number of:
    Bank subsidiaries(10) .................            4           3          4            3            2            1           1
    Banking offices(10) ...................           13           6         11            5            3            1           1


(1) For 1995, 1994 and 1993, reflects results of those Banks then in operation or in organization, results of finance and leasing subsidiary operations (some of which have since been curtailed) and results of discontinued operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." For 1992, reflects first full-year of Lake Forest Bank operations and results of finance and lease subsidiary operations (some of which have since been curtailed, sold or discontinued).

(2) Reflects results of finance and leasing subsidiary operations, some of which have since been sold, curtailed or discontinued, and start-up of Lake Forest Bank which opened in December 1991.

(3)  Certain financial ratios for interim periods have been annualized.

(4)  Net interest income divided by average interest-earning assets.

(5) Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(6)  Net income less preferred dividends divided by average total assets.


(7) For the nine-month period ended September 30, 1996, the Company recorded nonrecurring merger-related expenses of $849,000. Absent such expenses, non-interest expense to average assets, the return on average assets and return on average equity for such period would have been 3.92%, (0.17)% and (2.18)%, respectively.


(8)  Net income less preferred dividends divided by average common equity.


(9)  Non-interest expense less non-interest income divided by average assets.



(10) Excludes Barrington Bank which commenced operations on December 19, 1996.

                                 RISK FACTORS


     Prospective investors should consider carefully the following factors associated with the ownership of Common Stock together with the other information contained in this Prospectus.

IMPACT OF DE NOVO OPERATIONS AND BRANCH OPENINGS ON PROFITABILITY


     The Company's recent historical results have been impacted by its strategy of de novo bank formations and branch openings. Each of the Banks was organized as a de novo banking organization within the past six years and each of the various branch facilities was also newly opened by the respective Banks. Management believes that de novo banks may typically require 18 months to three years of operations before becoming profitable, due to the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. While the Company achieved first months of profitable operations at Lake Forest Bank and Hinsdale Bank within 15 to 17 months, openings of additional full-service branches in Glencoe in 1995 and in Winnetka in 1996 have extended the time for North Shore Bank to achieve profitability. North Shore Bank, which commenced operations in September 1994, recorded net losses for 1994 and 1995 and is still not yet profitable. Barrington Bank, which was opened in December 1996, is still in its initial phase of operations and is not yet profitable. Libertyville Bank, which commenced operations in October 1995, is also in its start-up phase and is not expected to be profitable until 1997.



     While management believes that each of the Banks has demonstrated significant success to date in deposit generation and will likely continue to increase its loan-to-deposit ratio as loan origination activities increase, the level of reported net income and return on average assets for the Company will in the near term continue to be impacted by start-up costs associated with these de novo bank and branching operations. While the Company expects to be profitable in 1997, to the extent the Company undertakes additional branching and de novo bank formations, the Company is likely to continue to experience the effects of higher operating expenses relative to operating income from the new banks, which may limit increases in profitability.


RELIANCE ON KEY PERSONNEL


     The Company's success to date has been influenced strongly by its ability to attract and to retain senior management experienced in banking and financial services. The Company's ability to retain the management teams of each of the Banks and First Premium, and, as the Company grows, to attract and retain qualified additional senior and middle management will continue to be important to successful implementation of the Company's strategies. The Company does not currently maintain key-man life insurance policies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on the Company's business and financial results. The Company has entered into employment agreements with each of Howard D. Adams and Edward J. Wehmer, the Company's Chairman and President, respectively, and it is expected that the Company and its subsidiaries will enter into similar employment contracts with the other selected senior management and senior Bank officers providing for certain non-competition agreements, severance arrangements and benefits. See "MANAGEMENT."


ALLOWANCE FOR LOAN LOSSES


     The Company's allowance for loan losses is established in consultation with management of its operating subsidiaries and is maintained at a level considered adequate by management to absorb anticipated loan losses. The Company has not experienced any significant charge-offs since 1991 except for certain losses on the sale of lease portfolios in 1991 and 1992. The Company ceased its leasing operations in 1992. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond the Company's control, and such losses may exceed current estimates. Though management uses the best information available to it and draws upon many years of banking experience in estimating the allowance for loan losses, de novo bank loan portfolios are by their nature unseasoned. As a result, estimating loan loss allowances for the Banks is more difficult, and therefore the Banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future.





EFFECT OF INTEREST RATES


     Like most banks, the Banks realize income primarily from the spread between interest earned on loans and investments and the interest paid on deposits and borrowings. It is expected that the Banks, from time to time, will experience "gaps" in the interest rate sensitivities of their assets and liabilities, meaning that either their interest-bearing liabilities will be more sensitive to changes in market interest rates than their interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to the Banks' position, the "gap" will work against the Banks and their earnings may be negatively affected. Management actively monitors the interest rate sensitivities of the assets and liabilities of the Banks in an effort to prevent any gaps from approaching imprudent levels.


LIMITED MARKET FOR SHARES


     While the shares of the Company's Common Stock are freely tradeable by persons other than those who are currently affiliates of the Company, except for 103,967 shares which are restricted securities, the 16,411 shares issued pursuant to certain Option exercises, prior to this Offering there has been a very limited public market for the shares of the Company in the OTC market through the OTC Bulletin Board system. The Company has made application for inclusion of the Common Stock in The Nasdaq National Market(SM), subject to issuance of the shares in this Offering; however, there can be no assurance that an active public market will necessarily develop for the Common Stock.
The per share offering price does not necessarily reflect the price at which the Common Stock might trade in an active or limited market during or following the Offering, and there can be no assurance that following the Offering the Common Stock will trade at or above the subscription price.


DETERMINATION OF OFFERING PRICE

     The Company will determine the aggregate offering price of shares issuable in the Subscription and Community Offering based upon a number of valuation factors such as prevailing economic and market conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business and operations, an assessment of the Company's management, and the consideration of the foregoing factors in relation to market valuations of companies in related businesses, and, to a lesser extent, the prior trading history for shares of Common Stock.

BEST EFFORTS SUBSCRIPTION AND COMMUNITY OFFERING


     The Company, and the Selling Agent as agent for the Company, are offering the Common Stock on a best efforts basis in the Subscription and Community Offering. Completion of the Offering is not contingent upon the sale of any minimum number of shares, and the number of shares actually issued may be substantially less than the maximum 1,300,000 shares offered hereby. This may occur even though the Company may receive orders at or above such maximum, as the Company reserves the right to accept or reject, in whole or in part, any purchase orders in the Subscription and Community Offering. Additionally, depending on market conditions, the Company may elect to offer shares in the Community Offering through a selling group of broker-dealers and/or commence an underwritten Public Offering. In such event(s), the Company may reduce from the maximum the number of shares actually issued and would incur additional selling costs. See "TERMS OF THE OFFERING -- Plan of Distribution for the Subscription, Community and Public Offerings." If the Offering is completed with a materially fewer number of shares of Common Stock issued and/or the payment of additional selling costs, the resultant net proceeds would be reduced from the amounts set forth herein. A lower level of capitalization may limit the Company's ability to implement future growth strategies.

RISK OF DELAYED OFFERING


     Once made, subscriptions are irrevocable, even if the market price for the Common Stock falls below the $15.50 per share subscription price during the Subscription and Community Offering. Though the Company anticipates completing the Offering as soon as practicable following the Expiration Date, the Company has reserved the right to extend the Offering until April 21, 1997. Accordingly, investors placing purchase orders in the Subscription and Community Offering, including any extensions thereof, are placed at the risk of
(i) foregoing potential investment income and having subscription funds unavailable as a result of subscription funds being placed in non-interest-bearing escrow accounts, and/or (ii) having holds placed on deposit accounts at the Banks as a result of account withdrawal authorizations used as payment for shares subscribed.


SHARES ELIGIBLE FOR FUTURE SALE


     Following completion of the Offering, the Company will have 7,919,847 shares of Common Stock issued and outstanding (assuming no exercise of the over-subscription and over-allotment options), and also assuming no exercise of outstanding options to purchase shares of Common Stock (the "Options"), no exercise of outstanding rights to purchase shares of Common Stock (the "Rights") and no exercise of outstanding warrants representing the right to purchase shares of Common Stock (the "Warrants"). Assuming no shares are purchased in the Offering by affiliates of the Company, after the Offering, a total of 6,475,756 shares, including the 1,300,000 shares offered hereby (assuming no exercise of the over-subscription and over-allotment options), will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). Of the shares currently held by affiliates of the Company, 1,340,124 shares can be resold immediately following the Offering subject to certain requirements of Rule 144 under the Securities Act which generally limit the number of shares that may be sold by any person in any three-month period to the greater of (a) 1% of the shares outstanding (79,198 shares following completion of the Offering or 81,148 if the over-subscription option is exercised in full) or (b) the average weekly trading volume of shares of Common Stock for the four-week period prior to the time of such resale. The remaining 103,967 shares are restricted securities and cannot be resold without registration under the Securities Act unless an exemption therefrom is available. A portion of such shares will first become eligible for resale under Rule 144 in December 1998 and the remainder in January 1999. See "SHARES ELIGIBLE FOR FUTURE SALE."



     In addition to the shares of Common Stock issued and outstanding, as of January 22, 1997, the Company had an aggregate of 1,935,324 shares reserved for issuance as follows: (i) 155,430 shares issuable pursuant to Warrant agreements; (ii) 103,236 shares issuable upon exercise of outstanding Rights, all of which are currently exercisable; and (iii) an aggregate of 1,676,658 shares reserved for issuance under various stock option plans maintained for the benefit of eligible employees, officers and directors of the Company and its subsidiaries, pursuant to which plans there are currently outstanding Options to purchase an aggregate of 1,110,750 shares of Common Stock, of which Options to purchase 642,968 shares are currently exercisable. When any such Warrants, Rights or Options are exercised, the shares issued in connection therewith are expected to be eligible for resale in the public market without restriction, except for any such shares held by persons who are then affiliates of the Company.


COMPETITION

     The Company competes in the financial services industry primarily by emphasizing highly responsive personalized customer service. The financial services business is highly competitive and the Company encounters strong direct competition for deposits, loans and other financial services in all of its market areas. The Company's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than the Company and have greater access to capital and other resources. Many of the Company's non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over the Company in providing certain services. The Company competes for deposits principally by offering depositors a variety of deposit programs at attractive interest rates, convenient office locations, hours and other services, and competes for loan originations primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides to borrowers and the variety of its loan products. See "BUSINESS -- Competition."


SUBSTANTIAL CONTROL BY OFFICERS, DIRECTORS AND OTHER AFFILIATED SHAREHOLDERS


     After this Offering, assuming none of them purchase additional shares in the Offering, the officers and directors of the Company and certain members of their families will in aggregate own approximately 21.93% of the outstanding shares of Common Stock (assuming 1,300,000 shares are sold in the Offering) and are likely to continue to exercise substantial control over the Company's affairs. Absent additional purchases, Howard D. Adams and members of his immediate family will beneficially own approximately 11.63% of the Common Stock after the Offering. See "PRINCIPAL SHAREHOLDERS."


CERTAIN ANTI-TRUST PROVISIONS

     Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles") and by-laws (the "By-Laws") and the Illinois Business Corporation Act ("IBCA") may have the effect of impeding the acquisition or control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the board of directors of the Company (the "Board of Directors"). In addition, it is anticipated that the Board of Directors may consider and may implement a shareholder rights plan to deter coercive, hostile bids for corporate control. Such provisions, and a rights plan if adopted, may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors. Certain provisions will also render the removal of the current Board of Directors or management of the Company more difficult. Among other provisions, the Company's Articles and By-Laws include the authorization of "blank check" preferred stock, a staggered board of directors, limiting the filling of Board of Directors vacancies to the Board of Directors, prohibitions on shareholder action by written consent, election of the IBCA "fair price" provision, requiring advance notice with respect to shareholder proposals and director nominations and requiring an 85 percent vote of the shareholders to amend certain anti-takeover provisions in the Articles and By-Laws.

REGULATORY RESTRICTIONS ON DIVIDENDS


     The Company has not previously paid regular quarterly dividends. While there can be no assurances, it is anticipated that the Company may commence payment of dividends, out of funds legally available therefor. The Company's sources of funds for dividend payments will consist primarily of dividends from its direct and indirect subsidiaries. Under the provisions of the Illinois Banking Act, dividends may not be declared by North Shore Bank, Lake Forest Bank, Hinsdale Bank nor Libertyville Bank except out of each Bank's net profits (as defined therein), and unless each Bank has transferred to surplus at least one-tenth of its net profits since the date of the declaration of the last preceding dividend, until the amount of its surplus is at least equal to its capital. Presently, the surplus of each of these Banks equals or exceeds regulatory capital. However, as Federal Reserve member banks, dividends declared in any calendar year by any of the Banks may not exceed its net profit for the year plus its retained net profits for the preceding two years. In addition, each of North Shore Bank, Libertyville Bank and Barrington Bank is subject to additional restrictions prohibiting the payment of dividends by a de novo bank in its first three years of operations. The de novo periods will end for North Shore Bank, Libertyville Bank and Barrington Bank in September 1997, October 1998, and December 1999, respectively. Subsequent to these dates, the Banks would be allowed to pay dividends subject to the regulatory limitations that are applicable to all state-chartered, Federal Reserve member banks, or in the case of Barrington Bank, national banks. As of September 30, 1996, based upon applicable regulatory limitations, Lake Forest Bank had approximately $2.4 million available to pay as dividends to the Company.


     In addition, the payment of dividends may be restricted under certain financial covenants in the Company's revolving line of credit and First Premium's existing securitization facility. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."


FINANCIAL INSTITUTION REGULATION

     The Company, the Banks and their bank holding companies are subject to extensive federal and state legislation, regulation and supervision. See "SUPERVISION AND REGULATION." Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit the Company and the Banks; others, however, may increase their costs of doing business and thereby assist competitors.

FORWARD-LOOKING STATEMENTS


     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements may be deemed to include, among other things, statements relating to anticipated improvements in financial performance and management's long-term performance goals, as well as statements relating to the Company's operational philosophy and business and growth strategies, including anticipated internal growth and plans to pursue additional specialized earning asset niches, to form additional de novo banks and new branch offices, and to pursue potential development or acquisition of specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of the factors discussed above in this "RISK FACTORS" section and elsewhere in this Prospectus.


                               USE OF PROCEEDS


     The net proceeds to the Company from the sale of 1,300,000 shares of Common Stock in this Offering are estimated to be approximately $19.1 million (assuming all shares are sold directly by the Company in the Subscription and Community Offering with no exercise of the over-subscription option) after deducting estimated aggregate expenses and commissions payable by the Company of approximately $1.0 million.



     The Company will use the net proceeds of this offering to repay all or a portion of the amounts outstanding under the Company's $25 million revolving line of credit. At January 22, 1997, approximately $22.1 million of indebtedness was outstanding under the line. Borrowings under the line bear interest at a floating rate equal to, at the Company's option, either the lender's prime rate or the London Inter-Bank Offered Rate ("LIBOR") plus 150 basis points. The weighted average rate at December 31, 1996 was 7.08% and loans drawn on the line mature on or before September 1, 1997. The revolving line of credit is secured by a pledge of the stock of each of the subsidiary Banks, other than Barrington Bank, and the subsidiary bank holding companies. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."


     Following such repayment, the unused portion of the entire line will remain available and the Company may use the line for future borrowings from time to time for general corporate purposes, including continued growth of the Company's banking and finance subsidiaries, for future branch office openings and additional de novo bank formations, and for potential future acquisitions of specialty finance companies or investments in businesses engaged in niche consumer lending or selected commercial finance activities.

                    MARKET FOR COMMON STOCK AND DIVIDENDS



LIMITED TRADING MARKET


     Other than certain restricted shares, the majority of the Common Stock is now freely tradeable by persons other than those who are currently affiliates of the Company. However, prior to this Offering there has not been active trading in the Common Stock. Following the Company's Reorganization in September 1996, the Common Stock has traded occasionally in the over-the-counter market where bid and asked prices are quoted for the Common Stock on the OTC Bulletin Board. Prior to the Reorganization, there was no established public market for the shares of the Company's predecessor companies. Although a limited trading market for the Company's Common Stock has developed, quotations of the bid and asked prices may not be indicative of the fair value of the Common Stock.



     The Company has made application for inclusion of the Common Stock, subject to completion of this Offering, in The Nasdaq National MarketSM under the symbol "WTFC." There can be no assurance, however, that an active or liquid public market will necessarily develop for the Common Stock. See "RISK FACTORS -- Limited Market for Shares."



     On January 22, 1997, the last reported bid and asked prices on the OTC Bulletin Board for the Common Stock were $14.50 and $15.25, respectively. The table below sets forth the high and low bid prices quoted for the Common Stock during the first quarter of 1997 to date and the fourth quarter of 1996, the first full quarterly period for which there has been limited trading in the Common Stock. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Furthermore, for the period from October 1, 1996 to October 18, 1996, bids for the Common Stock quotations were being maintained by only one market maker.



                                                BID
                                          ---------------
                                           HIGH     LOW
                                          ------  -------
              1997
              ----
              First quarter (through
                January 22, 1997) .....   $14.50  $14.125

              1996
              ----
              Fourth quarter(1)  ......    15.625  12.50

_________


(1) The low bid price for the quarter was quoted during the beginning of the quarter when there was only one market maker.




     As of the Record Date, the Company had approximately 800 holders of record of its Common Stock.


DIVIDENDS

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from time to time and paid out of funds legally available therefor. Because the Company's consolidated net income consists largely of net income of the Banks and First Premium, the Company's ability to pay dividends depends upon its receipt of dividends from the Banks and First Premium. The Banks' ability to pay dividends is regulated by banking statutes. See "Financial Institution Regulation Generally -- Dividend Limitations" under "SUPERVISION AND REGULATION."

     The declaration by the Company of dividends on the Common Stock is discretionary and will depend on the Company's earnings and financial condition, regulatory limitations, tax considerations, and other factors including limitations imposed by the terms of the Company's revolving line of credit and First Premium's securitization facility. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." The Company has not previously paid quarterly dividends on the Common Stock but rather has retained earnings to facilitate the continued growth of the Company. Although there can be no assurances that the Company will ever commence payment of regular dividends, it is anticipated that the Company may commence payment of dividends on the Common Stock in the future, out of funds legally available therefor.



                                CAPITALIZATION


     The following table sets forth the total indebtedness and capitalization of the Company as of September 30, 1996; pro forma capitalization adjusted to give effect to completion in December 1996 of the transaction described in "RECENT ACQUISITION" and the issuance of 16,411 shares pursuant to Option exercises during January 1997; and pro forma capitalization as further adjusted to reflect the issuance and sale by the Company of the maximum of 1,300,000 shares of Common Stock offered hereby in the Subscription and Community Offering (assuming no exercise of the over-subscription or over-allotment options) and the application of the estimated net proceeds as set forth under "USE OF PROCEEDS."




                                                                       SEPTEMBER 30, 1996
                                                              -------------------------------------
                                                                                      PRO FORMA
                                                                                     AS ADJUSTED
                                                               ACTUAL   PRO FORMA  FOR THE OFFERING
                                                              --------  ---------  ----------------
                                                                         (IN THOUSANDS)
INDEBTEDNESS:
Notes payable .............................................   $ 16,554   $ 17,056       $    --
                                                              ========   ========       =======

SHAREHOLDERS' EQUITY:
Preferred Stock                                               $    --    $     --       $    --
Common Stock, without par value, 30,000,000
  shares authorized; 6,515,880 shares issued and
  outstanding; 6,619,847 shares outstanding pro
  forma; 7,919,847 shares outstanding pro forma as
  adjusted(1) .............................................      6,516      6,620         7,920
Common stock warrants; 138,592 warrants issued
  and outstanding; 155,430 warrants outstanding
  pro forma and pro forma as adjusted .....................         75        100           100
Surplus ...................................................     51,681     52,871        70,717
Retained earnings .........................................    (17,511)   (17,511)      (17,511)
Unrealized gain on investments available for sale .........         24         24            24
                                                              --------   --------       -------
  Total shareholders' equity ..............................   $ 40,785   $ 42,104       $61,250
                                                              ========   ========       =======

______________

(1) On a pro forma basis, adjusted to give effect to completion of the recent acquisition and the issuance of shares pursuant to Option exercises, excludes (i) 155,430 shares subject to outstanding Warrants; (ii) an aggregate of 1,110,750 shares of Common Stock issuable upon exercise of outstanding Options (after giving effect to Option grants through the date of this Prospectus), of which 642,968 shares are subject to currently exercisable Options; (iii) 103,236 shares issuable upon the exercise of outstanding Rights all of which are currently exercisable; and (iv) an additional 565,908 shares, with respect to which Options remain available for grant, which are reserved for issuance under the Company's various stock option plans maintained for the benefit of eligible officers, directors and employees of the Company and its subsidiaries.

     The following table sets forth the Company's actual consolidated regulatory capital ratios at September 30, 1996, and as adjusted to give effect to the application of the estimated net proceeds from the Subscription and Community Offering, assuming the sale of 1,300,000 shares.




                                                                         SEPTEMBER 30, 1996
                                             --------------------------------------------------------------------------
                                                            ACTUAL                          PRO FORMA ADJUSTED
                                             ------------------------------------  ------------------------------------
                                                      "WELL-CAPITALIZED"  EXCESS            "WELL-CAPITALIZED"  EXCESS
                                             CAPITAL     STANDARD(1)      CAPITAL  CAPITAL     STANDARD(1)      CAPITAL
                                             -------  ------------------  -------  -------  ------------------  -------
                                                                       (DOLLARS IN THOUSANDS)
DOLLAR BASIS:
Tier 1 leverage capital ...............     $40,291       $ 29,250        $11,041    $59,437      $ 29,355        $30,082
Tier 1 risk-based capital .............      40,291         27,240         13,051     59,437        27,265         32,172
Total risk-based capital ..............      44,040         45,400         (1,360)    63,186        45,442         17,744

PERCENTAGE BASIS:
Average equity-to-average
  asset ratio .........................         7.7%           N/A            N/A       11.3%          N/A            N/A
Leverage ratio ........................         6.5%           5.0%           1.5%      10.1%          5.0%           5.1%
Tier 1 risk-based capital ratio .......         8.9%           6.0%           2.9%      13.1%          6.0%           7.1%
Total risk-based capital ratio  .......         9.7%          10.0%          (0.3)%     13.9%         10.0%           3.9%



_______________

(1) Reflects the amount of capital necessary to meet the "well-capitalized" regulatory standard. See "SUPERVISION AND REGULATION." The Company currently meets the "adequately capitalized" standard in both Tier 1 and risk-based capital.

                                    DILUTION


     As of September 30, 1996, giving pro forma effect to the issuance of 87,556 shares of Common Stock in the transaction described in "RECENT ACQUISITION" and the issuance of 16,411 shares pursuant to certain Option exercises, the Company had an aggregate of 6,619,847 shares of Common Stock outstanding, and the Common Stock had a pro forma net tangible book value of $6.10 per share. "Net tangible book value per share" represents the tangible net worth of the Company (total assets less intangibles and total liabilities), divided by the number of shares of Common Stock deemed to be outstanding. Without taking into account any other changes in net tangible book value after September 30, 1996, other than those resulting from application of the net proceeds from the sale by the Company of 1,300,000 shares offered hereby (after deduction of estimated Selling Agent fees and commissions and estimated offering expenses), the pro forma net tangible book value at September 30, 1996, would have been $7.51 per share, representing an immediate increase of $1.41 per share to current shareholders and an immediate dilution in book value of $7.99 per share to persons purchasing the shares offered hereby. The following table illustrates this per share dilution.



Per share Offering price ..............................         $15.50
  Pro forma net tangible book value per share at
    September 30, 1996 ................................  $6.10
  Increase attributable to investors in the Offering...   1.41
                                                         -----
Pro forma net tangible book value per share after
  Offering ............................................           7.51
                                                                ------
Per share book value dilution to investors in the
  Offering(1) .........................................         $ 7.99
                                                                ======

--------------------

(1) Does not give effect to and assumes no prior exercise of any of (i) 155,430 Warrants outstanding, giving effect to the recent acquisition; (ii) currently outstanding Options to purchase up to an aggregate of 1,110,750 shares of Common Stock, of which 642,968 are currently exercisable; or (iii) outstanding Rights to purchase 103,236 shares, all of which are currently exercisable. Adjusted to give effect as of September 30, 1996, to the exercise of such exercisable Warrants, Options and Rights in accordance with their terms, based on calculations using the treasury stock method, the estimated pro forma net tangible book value per share before the Offering and after the Offering would be $5.80 and $7.20, respectively, and the estimated per share book value dilution to investors in the Offering would be $8.30.



     The following table compares, on a pro forma basis at September 30, 1996, the total number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price per share paid by existing shareholders prior to the Offering and by the persons purchasing shares offered hereby (giving effect to the issuance of 87,556 shares in the transaction described in "RECENT ACQUISITION" and the issuance of 16,411 shares pursuant to certain Option exercises, and assuming the sale of 1,300,000 shares, before deduction of estimated Selling Agent fees and commissions and estimated Offering expenses).




                                   SHARES PURCHASED      TOTAL CONSIDERATION
                                  -------------------    -------------------     AVERAGE
                                             PERCENT                PERCENT       PRICE
                                   NUMBER    OF TOTAL      AMOUNT   OF TOTAL    PER SHARE
                                  ---------  --------     --------  --------    ---------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Existing shareholders(1) .......  6,619,847    84%        $ 62,930     76%        $ 9.51
Investors in the Offering ......  1,300,000    16           20,150     24          15.50
                                  ---------   ---         --------    ---
  Total ........................  7,919,847   100%        $ 83,080    100%
                                  =========   ===         ========    ===

--------------------

(1) Does not give effect to and assumes no prior exercise of any of (i) 155,430 Warrants outstanding, giving effect to the recent acquisition; (ii) currently outstanding Options to purchase up to an aggregate of 1,110,750 shares of Common Stock of which 642,968 are currently exercisable; or (iii) outstanding Rights to purchase 103,236 shares, all of which are currently exercisable.

                             TERMS OF THE OFFERING
THE OFFERING


     The Company is offering for sale up to 1,300,000 newly issued shares of its Common Stock, without par value, at an offering price of $15.50 per share. The Company has entered into an agency agreement (the "Agency Agreement") with the Selling Agent. Subject to the terms and conditions set forth in the Agency Agreement, the Selling Agent has agreed to offer up to 1,300,000 shares as agent of and for the account of the Company on a "best efforts" basis.



     The Subscription Offering. The shares are being offered on a priority basis to shareholders of the Company as of December 31, 1996 ("Record Date Shareholders") and to certain customers of the Company's banking subsidiaries as of December 31, 1996 ("Record Date Customers"). The highest priority will be given to those Record Date Shareholders placing purchase orders prior to Noon, Central Time, on February 24, 1997.



     The Community Offering. While the shares are being offered on a priority basis to eligible subscribers in the Subscription Offering, the Common Stock is also being offered concurrently by the Company for sale to the general public, with a preference being given to residents of the communities served by the Banks. Depending on market conditions, shares of Common Stock may be offered for sale in the Community Offering to the general public on a "best efforts" basis by a selling group of broker dealers managed by the Selling Agent.



     Unless extended by the Company, the Subscription and Community Offering will terminate at Noon Central Time, on March 6, 1997. The Company reserves the right in its sole discretion, notwithstanding the priorities described above, to accept or reject in whole or in part orders in the Subscription and Community Offering.


     Procedures for Subscribing for Common Stock in the Subscription and Community Offering. The Company will mail, hand deliver, or make available at its offices Prospectuses and related subscription documents (the "Stock Order Forms" and the "Certification Forms"). In accordance with Rule 15c2-8 of the Exchange Act, to ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date.


     Record Date Shareholders, Record Date Customers, and other investors interested in subscribing for shares of Common Stock in the Subscription and Community Offering must return to the Company a properly completed original Stock Order Form (facsimile copies and photocopies will not be accepted) and a fully executed Certification Form along with full payment (or appropriate instructions for authorizing a withdrawal from a deposit account at one of the Banks) at $15.50 per share for all shares subscribed for or ordered prior to Noon, Central Time, on March 6, 1997. To receive preference in the Subscription Offering, Record Date Shareholders must place purchase orders prior to Noon, Central Time, on February 24, 1997. Original Stock Order Forms and Certification Forms accompany this Prospectus. In order to ensure that prospective investors are properly identified as to their stock purchase priorities, Record Date Shareholders and Record Date Customers must provide the identifying information requested on the Stock Order Forms. The minimum subscription for any investor is 100 shares, or $1,550.



     Payment for shares of Common Stock must be made by check, bank draft or money order drawn upon a United States bank payable to "Wintrust Financial Corporation" or by withdrawal authorization from a deposit account at one of the Banks. Wire transfers will not be accepted. Payment by non-certified personal check will be considered received only upon clearance, and the Company in its sole discretion may reject subscriptions for which funds have not cleared at the Expiration Date. Payments made by check, bank draft, or money order will be placed in a non-interest-bearing escrow account at one of the Banks until completion or termination of the Offering. The Stock Order Form contains blanks to authorize deposit withdrawals as payment for shares subscribed, and such deposit accounts will be charged on the day the order is received for the amount of the subscription and proceeds placed in a non-interest-bearing escrow account at one of the Banks until completion or termination of the Offering. To the extent subscription orders are filled, the foregoing escrow accounts will be charged as of the closing date of the Offering against issuance of certificates evidencing ownership of the shares of Common Stock.

In the event subscription orders are not filled, or are accepted only in part, or if the Offering is terminated or extended beyond April 21, 1997, unaccepted subscription funds placed in escrow will be returned to subscribers without interest.


     The methods of delivery of Stock Order Forms, Certification Forms and payment for shares are at the election and risk of Record Date Shareholders, Record Date Customers, and other prospective investors. The Company recommends that such parties deliver in person to one of the Banks or their full-service branch offices the properly completed original Stock Order Form along with the fully executed Certification Form and full payment in advance of the Expiration Date. Alternatively, such parties may mail them in the pre-addressed, postage-prepaid business reply envelope accompanying the Prospectus, allowing for sufficient time for delivery of the mail to the Company and the clearance of any non-certified personal checks prior to the Expiration Date.


     Once made, subscriptions are irrevocable, even if the market price for the Common Stock falls below the subscription price of $15.50 per share during the Subscription and Community Offering. Completion of the Subscription and Community Offering is not conditioned upon the sale of any minimum number of shares. See "RISK FACTORS -- Best Efforts Subscription and Community Offering."


     All questions concerning the timeliness, validity, form, and eligibility of Stock Order Forms received will be determined by the Company in its sole discretion, including the absolute right of the Company to reject any order in whole or part in the Subscription and Community Offering without assigning any reason therefor. The Company may, in its sole discretion, permit the correction of incomplete or improperly executed Stock Order Forms or waive the Expiration Date receipt deadline but does not represent that it will do so. The Company assumes no responsibility to provide, nor will it incur any liability for failure to give, notification of any defect or irregularity in connection with the submission of Stock Order Forms.


     Prospective investors with questions or needing assistance concerning the procedures for subscribing for shares of Common Stock should call the Stock Information Office at (888) 317-8625 and ask for an EVEREN Securities, Inc. representative.


     The Public Offering. Depending on market conditions, upon the completion of the Subscription and Community Offering, any shares then remaining available for sale may be offered to the general public in an underwritten Public Offering to be managed by the Selling Agent. Completion of the Public Offering will be subject to the execution of an underwriting agreement between the Company and the Selling Agent. Whether a Public Offering occurs and an underwriting agreement is executed with the Selling Agent will depend upon, among other factors, the negotiation of a mutually acceptable underwriting agreement, the market conditions then prevailing, the aggregate number of shares of Common Stock not subscribed for in the Subscription and Community Offering, and the then-current financial condition of the Company. The number of shares of Common Stock to be sold in the Public Offering, if any, will be determined by the Selling Agent and the Company.

     Limitations on Purchase of Shares. Record Date Shareholders, Record Date Customers and other prospective investors must subscribe for at least 100 shares. In addition, no subscription orders will be accepted from parties or groups which, when combined with any current holdings of Common Stock, would cause any undue concentration of ownership control as determined by the Company in its sole discretion. There can be no assurance that Common Stock will be available to satisfy all subscription orders, and the Company reserves the absolute right to allocate available shares in its sole discretion.

     Delivery of Certificates. Certificates evidencing ownership of shares purchased in the Subscription and Community Offering will be delivered, along with any refund due, by U.S. mail, postage-prepaid, directly to the purchasers thereof at the address indicated on the Stock Order Form as soon as practicable following completion of the Offering. Until share certificates are available and delivered to purchasers, purchasers may be unable to sell the shares of Common Stock purchased by them.

PLAN OF DISTRIBUTION FOR THE SUBSCRIPTION, COMMUNITY AND PUBLIC OFFERINGS

     The Company, pursuant to the terms of the Agency Agreement, engaged the Selling Agent as a financial and marketing adviser in connection with the Offering. The Selling Agent has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Subscription and Community Offering.

     Based upon negotiations between them, the Company and the Selling Agent have entered into an Agency Agreement engaging the Selling Agent as financial adviser and marketing agent with respect to the Offering. Pursuant to the Agency Agreement, the Selling Agent will provide the Company certain financial and marketing advice regarding the structure of the Offering and sale of the Common Stock; prepare certain marketing documents ancillary to the Prospectus; establish, staff, and manage a Stock Sale Center to solicit purchase orders for the Common Stock and provide technical and administrative support; and conduct informational meetings for prospective investors. The Agency Agreement does not obligate the Selling Agent to take or purchase any of the shares of Common Stock. As compensation for the foregoing services, the Company will pay the Selling Agent 2.5% of the aggregate price of the shares of Common Stock sold directly by the Company in the Subscription and Community Offering without the use of commissioned registered representatives. In addition, in the event the Company and the Selling Agent elect to employ selected broker-dealers (including the Selling Agent) to solicit purchase orders in the Community Offering using the assistance of commissioned registered representatives, the Company would pay the Selling Agent 4.0% of the aggregate price of the shares of Common Stock sold by the Company in such manner of which 2.5% would represent the management fee of the Selling Agent and 1.5% would be paid by the Selling Agent to the selected broker-dealers. No commissions will be paid to any broker-dealer except the Selling Agent unless a broker-dealer enters into a written selected dealer's agreement with the Selling Agent with respect to the Community Offering. The Company will also reimburse the Selling Agent for certain out-of-pocket expenses (including fees and expenses of the Selling Agent's counsel) up to a maximum of $75,000. The Company has also agreed to indemnify the Selling Agent against certain liabilities, including civil liabilities arising under the Securities Act, or to contribute to certain payments made in respect thereof.


     The Company may, in its sole discretion, increase the number of shares of Common Stock sold by up to 195,000 additional shares to satisfy unfilled purchase orders in the Subscription and Community Offering.


     The offering price of the shares issued in the Subscription and Community Offering has been determined by the Company based on a number of valuation factors including prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business and operations, an assessment of the Company's management, and the consideration of the foregoing factors in relation to market valuations of companies in related businesses, and, to a lesser extent, the prior trading history for the shares of Common Stock.

PUBLIC OFFERING

     The Company has also retained the Selling Agent to serve as the managing underwriter of the Public Offering, if any. In the event the Company and the Selling Agent determine to commence the Public Offering, the terms thereof would be set forth in a mutually satisfactory underwriting agreement executed between them. The nature of the underwriting agreement would be such that the Selling Agent would offer a specified number of shares to the general public at the offering price per share set forth on the cover page hereof and purchase such shares from the Company at such price less an underwriting discount currently estimated to be 6.6%. In the underwriting agreement the Company would also grant the Selling Agent an option, exercisable within 30 days of the completion of the Public Offering, to purchase up to an additional 15% of the shares offered in the Public Offering to cover over-allotments, if any, at the same price as would be paid by the Selling Agent for the other shares purchased pursuant to the underwriting agreement. The Selling Agent would exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered in the Public Offering.

                                  THE COMPANY

BACKGROUND

     The Company, an Illinois corporation headquartered in Lake Forest, Illinois, which was organized in 1992, is a financial services holding company consisting of five commercial banks operating in selected affluent suburban Chicago communities and an insurance premium finance company headquartered in Deerfield, Illinois, with commercial borrowers in 38 states. The principal founding shareholders of the Company are Howard D. Adams, Chairman and Chief Executive Officer, and Edward J. Wehmer, President. Together with other founding investors, over the past six years Messrs. Adams and Wehmer organized separate de novo banking operations and completed stock financings to separately capitalize the holding companies of each of the Banks. Each Bank was organized to serve the banking and trust needs of individuals and businesses who prefer the highly personalized service of a locally managed community-oriented bank. Mr. Adams was also the founder of the holding company of First Premium, which at one time owned a number of other specialty finance and insurance businesses. Combined with members of his family, Mr. Adams is the largest shareholder of the Company.


     Effective September 1, 1996, pursuant to the terms of a reorganization agreement dated as of May 28, 1996, which was approved by shareholders of all of the parties, the Company completed a reorganization transaction to combine the separate activities of the holding companies of each of the Company's operating subsidiaries (other than Barrington Bank which was opened in December
1996). As a result of the transaction, the Company (formerly known as North Shore Community Bancorp, Inc., the name of which was changed to Wintrust Financial Corporation in connection with the reorganization) became the parent holding company of each of the separate businesses, and the shareholders and warrant holders of each of the separate holding companies exchanged their shares for Common Stock and their warrants for a combination of shares of Common Stock and Warrants of the Company (the "Reorganization"). The Reorganization was accounted for as a pooling-of-interests transaction and, accordingly, the Company's financial statements have been restated on a combined and consolidated basis to give retroactive effect to the combined operations throughout the reported historical periods.



     The Company is committed to an operational philosophy of retaining decision making in the on-site Bank officers and personnel and the First Premium management team and their respective boards of directors. This is key to the Company's strategy of prioritizing highly responsive and personalized attention to customer service in all of its operations with an emphasis on the delivery of quality products through traditional and state-of-the-art systems. Senior management of the Company provides expertise to each of the Banks and First Premium in the areas of capital planning, long-term strategic planning, marketing and advertising, financial management, asset/liability management and technology, while the management teams of the Banks and First Premium have the full managerial responsibilities with respect to customer service and the ongoing day-to-day operations of their respective subsidiaries. The boards of directors of the Company's operating subsidiaries have full oversight responsibilities of their respective management teams. In the case of the Banks, the boards are comprised largely of local community leaders and influential business persons in their respective target markets.


     Prior to the Reorganization, each of the Banks shared the services of the persons now serving as the Company's five senior executive officers, who allocated their time among the different entities. As a larger, combined financial services company, the Company expects to benefit from greater access to financial and managerial resources while maintaining its commitment to localized decision-making and to its community banking philosophy. Management also believes the Company is positioned to compete more effectively with other larger and more diversified banks, bank holding companies and other financial services companies as it pursues its growth strategy through additional branch openings and de novo bank formations, potential acquisitions of specialized finance companies and other expansion.


     The purpose of the Offering is to enable the Company to repay all or a portion of the debt outstanding under the Company's $25 million revolving line of credit. Following such repayment, the unused portion of the entire line will remain available for future borrowings from time to time for general corporate purposes, including continued growth of the Company's banking and finance subsidiaries, for future branch office openings, and additional de novo bank formations, and for potential future acquisitions of specialty finance companies or investments in businesses engaged in niche consumer lending or selected commercial finance activities.


DE NOVO COMMUNITY BANKING


     Each of the Banks was founded as a de novo banking organization (i.e., started new) within the last six years. The organizational efforts began in 1991, when a group of experienced bankers and local business people identified an unfilled niche in the Chicago metropolitan area retail banking market. The organizers believed that, as large banks acquired smaller ones and personal service was subjected to consolidation strategies, the opportunity increased in affluent suburbs for locally owned and operated, highly personal service-oriented banks. The Company's community banking strategy was developed in response to this perceived market opportunity.



     Since Lake Forest Bank was opened in 1991, the management team has systematically expanded the Company's operations through successive de novo bank formations, each time implementing the community banking concept developed, and continually enhanced, by the Company. To date, the Company has opened a total of five new Banks, the most recent in Barrington, Illinois in December 1996. In each case, in planning for a de novo bank formation, the Company has carefully evaluated potential new markets to identify affluent communities in the Chicago metropolitan area with a high concentration of wealth and limited local banking competition where management believed the Company's community banking philosophy could be successfully deployed. Among other factors, communities attractive to the Company usually exhibit a high level of local pride by residents in the community and offer potential bank locations in well-trafficked town or village center areas. The table below sets forth certain information with respect to each of the Banks:



                                                       TOTAL ASSETS
                                                            AT
                                           DATE       SEPTEMBER 30,           COMMUNITIES           NUMBER OF
      BANK         CEO & PRESIDENT        OPENED           1996                  SERVED             FACILITIES
-----------------  ---------------    --------------  --------------  ----------------------------  ----------
                                                      (IN THOUSANDS)
Lake Forest Bank   Edward J. Wehmer   December 1991   $ 242,000       Lake Forest, Illinois             3(1)
                                                                      Lake Bluff, Illinois              1
Hinsdale Bank      Dennis Jones,      October 1993    $ 143,000       Hinsdale, Illinois                2
                   CEO                                                Clarendon Hills, Illinois(2)      1
                   Richard Murphy,                                    Western Springs, Illinois         -
                   President                                          Burr Ridge, Illinois              -
North Shore Bank   John W. Close      September 1994  $ 151,000       Wilmette, Illinois                2
                                                                      Kenilworth, Illinois              -
                                                                      Glencoe, Illinois                 1
                                                                      Winnetka, Illinois                1
Libertyville Bank  J. Albert Carsten  October 1995    $  66,000       Libertyville, Illinois            2
                                                                      Mundelein, Illinois               -
                                                                      Vernon Hills, Illinois            -
Barrington Bank    James H. Bishop    December 1996      N/A          Barrington, Illinois              1
                                                                      Barrington Hills, Illinois        -
                                                                      Lake Barrington, Illinois         -
                                                                      North Barrington, Illinois        -
                                                                      South Barrington, Illinois        -
                                                                      Inverness, Illinois               -

----------------------

(1) Does not include the new drive-up facility under construction at the train station in West Lake Forest, scheduled to open during the first quarter of 1997.



(2) Operates in this community as Clarendon Hills Bank, a branch of Hinsdale
    Bank.

     Each of the Banks provides a variety of financial services to individuals, small businesses, local governmental units and institutional clients residing primarily in the Banks' local service areas. These services include federally insured deposits (traditional demand, NOW, money market, savings, and time deposit accounts, as well as a number of innovative deposit products targeted to specific market segments); home mortgages, real estate, consumer, and commercial loans; and safe deposit services and related services tailored for the client base. In addition, Lake Forest Bank provides trust services primarily to its target customers. The Company intends to expand trust services to the other Banks' markets over the next three years. See "BUSINESS." At September 30, 1996, the Company had consolidated total assets of $621.3 million, deposits of $549.3 million, loans receivable of $414.4 million, and shareholders' equity of $40.8 million.



OPERATIONAL STRATEGIES



     Key elements of the Company's operational strategies include:



     - Maintaining decision-making authority locally within each of the Banks. The Company's community banking philosophy is driven by its emphasis on local independence intended to maintain decision-making authority within each of the Banks. Each Bank is staffed with a management team which has full managerial responsibilities with respect to customer service and the ongoing day-to-day operations of their respective organization. The board of directors of each Bank, ranging in size from 14 to 20, is comprised largely of local community leaders and influential business persons in that Bank's target market and has full oversight responsibilities for that Bank's management team. Management believes that local control and management provide the Banks with the competitive advantage of being able to tailor products and services to meet the needs of the communities served, to make decisions affecting its customers quickly, and to enjoy the symbiotic benefits of investing and participating in their communities.



     - Employing fewer, but more highly qualified and productive individuals at relatively higher compensation rates and focusing on low net overhead ratios at the Banks and First Premium. Key to the Company's growth and profitability is management's extensive experience in providing community banking services. The Banks' presidents and chief executive officers were selected not only for their years of banking experience but also for their business development skills and their strong ties to the communities they serve, while senior management of the Company provides expertise to all of the Banks and First Premium in the areas of capital planning, long-term strategic planning, marketing and advertising, financial management, asset/liability management and technology. Management believes this organizational structure and a strong commitment to cost control throughout the organization will allow the Company to maintain favorable net overhead ratios as the Banks and First Premium mature. The Company's compensation policies and practices are central to the maintenance of its decentralized management structure, and are intended to promote and support local autonomy at the Banks and First Premium while at the same time enhancing overall Company performance. In addition to cash incentive plans, the Company maintains stock option plans to provide incentives for superior performance and to align the interests of its executive officers and the presidents and managers of the Banks and First Premium with those of the Company's shareholders.



     - Providing a high level of personal and professional service. The Company's guiding principle is to provide customers with quality products and services delivered through traditional and state-of-the art systems, while prioritizing highly responsive and personalized attention to customer service in all of its operations. The Company believes that local management of the Banks with point-of-sale decisionmaking is essential to providing a high level of personal service and attracting and maintaining deposit, loan and trust customers. In addition, to ensure professional servicing of commercial and retail customers of the Banks, the Company emphasizes the recruiting and training of competent and highly motivated employees at all levels of the organization. Management expects that a well-trained and highly motivated core of employees will produce lower than average turnover and will allow maximum personal contact with customers in order to understand and fulfill customer needs and preferences.



     - Marketing innovative deposit and loan products. Each of the Banks has developed a niche within the communities that it serves through the utilization of innovative community-oriented marketing programs which the Company expects to continue to utilize as it pursues branching and additional de novo bank formations. In connection with openings of Bank or branch facilities, the Banks have offered local residents highly competitive retail products designed to attract customers to the Bank, providing an opportunity to introduce the full range of personalized banking services. To be more responsive to the needs of consumers in their specific markets, the Banks have introduced different innovative deposit and loan products to appeal to the unique needs of different types of Bank customers, such as age groups and other special segments of the target markets. The Banks market their products aggressively through creative newspaper and other advertising, special promotions and frequently sponsored community events. To increase commercial banking services provided in their respective market areas, the Banks also emphasize business development calling programs and superior servicing of existing commercial loan customers which are comprised primarily of small businesses.


GROWTH STRATEGY


     The Company has experienced significant growth over the last five years. It has expanded through internal growth and the successive openings of de novo community banks in selected new market areas where management identified a perceived need for a community bank alternative. Following the first Bank opening in 1991, the Company has formed four additional de novo Banks in distinct communities. As of December 31, 1996, the Company had a total of 14 banking facilities. Anticipated future growth and profitability of the Company depend on two principal growth strategies: (i) expanding market share in affluent suburban Chicago markets, and (ii) augmenting interest income from the Banks' traditional loan portfolios with interest income from loans in earning asset niches that fit the Banks' asset/liability strategy and loan quality standards. Key elements of these strategies include:


     - Internal growth. Management believes that the communities now served by the Banks' offices, as well as nearby communities, offer attractive opportunities for profitable growth of its commercial banking operations. Although the financial services industry continues to be highly competitive as the rapid pace of consolidation in the industry persists, in light of the disenchantment of many individuals and small businesses with the perceived lower level of service offered by the resulting larger institutions, the Company's community banking philosophy allows it to compete principally on the basis of a high level of personalized service and responsiveness.

     The Company has assembled what management believes to be teams of highly qualified, experienced community banking officers and personnel at each of its Banks and has implemented professional, innovative marketing programs. In addition, each of the Banks has a large board of directors comprised of influential business persons and well-connected individuals within the respective communities who assist with business development for the Banks. Due to the relative start-up nature of its banking operations, however, the Company believes it has not yet realized the full deposit and asset generation potential of its market areas. The Company intends to continue to market aggressively, with special promotions as well as customized loan products, to increase loan-to-deposit ratios while also pursuing additional specialized earning asset niches. In addition, the Company intends to actively pursue increased trust business within the Banks' markets.


     - Identifying and entering markets with a high concentration of wealth and limited local banking competition. The Company expects to penetrate new markets by opening either branches or de novo banks. In connection with the Company's five operating Banks, and additional de novo banks, if any, the Company intends to expand operations by opening branch facilities in adjacent areas and nearby communities where management believes targeted customers would benefit from a community banking alternative. Management believes opening additional branches will offer a cost-effective means for the Company to gain market share and provide additional services to clients in the communities they serve.


     The Company plans to continue its expansion through additional de novo bank formations, seeking new markets in the Chicago area that offer similar community banking opportunities where the Company can leverage its experience. Management has identified several attractive markets as possibilities for a new bank as early as late 1997, although future bank locations have not yet been completely evaluated or selected.

     - Building a portfolio of high quality loans. Conservative lending practices are a critical element of the Company's strategy. Each of the Banks adheres to strict underwriting standards in its loan origination activities and loans in excess of certain specified lending limits are subject to approval by each Bank's credit committee or, in certain circumstances, by the full board of the Bank. The boards of directors and credit committees of the Banks, which include a number of persons who also serve as directors of the Company, review the loan portfolios on a monthly basis to assess loan quality using risk rating systems. In addition to the internal review process, independent external review of the loan portfolio is provided by the examinations conducted by regulatory authorities, independent public accountants in conjunction with their annual audit, and an independent loan review performed by an entity engaged by the Board of Directors.



     - Augmenting the loan portfolio with selected loans from asset niches which allow the Banks to more fully utilize their lending capacity. In order to minimize the time lag typically experienced by de novo banks in redeploying deposits into higher yielding earning assets, the Company is developing lending programs focused on specialized earning asset niches having large volumes of homogeneous assets that can be acquired for the Banks' portfolios and possibly sold in the secondary market to generate fee income. Currently, the Banks are investing in premium finance loans generated by First Premium, indirect auto loans and mortgage warehouse loans. In order to expand the Company's opportunities to invest in specialized earning asset niches, the Company may consider acquisitions or development of specialty finance businesses engaged in asset generation suitable for bank investment and/or secondary market sales. While the Company has not yet targeted any specific potential acquisitions of specialty finance businesses, management has and will continue to explore various commercial and consumer finance activities.



     - Pursuing new distribution methods and developing new products to increase premium finance loan volume. As part of its ongoing marketing, First Premium has recently introduced, on a selective basis, various agent incentive programs designed to increase the volume of finance contracts referred to First Premium by key insurance agents and brokers and to strengthen continuing loyalty of these relationships. The Company anticipates possible reductions in loan portfolio yield as a result of these initiatives, although it is expected that any effect on net interest income due to lower margin products will be more than offset by volume increases related to such products. The Company also intends to explore the feasibility of marketing its premium finance services through other distribution channels.



     - Taking advantage of the synergism between First Premium and the Banks in terms of loan yields and funding costs. Prior to September 1996, First Premium had financed its loan origination activities primarily through short-term lines of credit and sales of loans through a securitization facility. Currently, consistent with the Company's strategy of more fully utilizing the Banks' lending capacity, the Banks are purchasing loans originated by First Premium using lower-cost funds provided primarily by deposits and creating a favorable shift in the Company's earning asset mix from short-term investment securities to the higher yielding premium finance loans. When the Banks' objectives for concentrations in premium finance loans are met, additional First Premium loan volumes will be financed using other traditional funding sources. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."



     - Expanding trust services to small businesses and affluent individuals in new market areas. Through Lake Forest Bank's trust department, the Company is currently providing investment management and trust services to small businesses and individuals residing in Lake Forest Bank's target market area. The Company plans to more aggressively market its trust services going forward in an effort to expand its market share in this fee income segment of banking business. The Company intends to establish trust operations in other Bank locations over the next three years. Management believes the Company can successfully compete for trust business by targeting customers whose needs will be better served by the personalized attention offered by the Company's community-oriented Banks.

                               RECENT ACQUISITION


     On October 24, 1996, the Board of Directors approved the acquisition of Wolfhoya Investments, Inc. ("Wolfhoya"), a company organized prior to the Reorganization by Howard D. Adams, Edward J. Wehmer and certain other persons who are directors and/or executive officers of the Company or Barrington Bank, for purposes of organizing a de novo bank in Barrington, Illinois. In December 1996, the Company issued an aggregate of 87,556 shares of Common Stock to complete the acquisition, all of which shares are restricted securities under Rule 144 promulgated under the Securities Act. In addition, there were outstanding common stock warrants and stock options of Wolfhoya that, as a result of the transaction, converted by their terms into Warrants to purchase 16,838 shares and Options to purchase 68,534 shares of Common Stock of the Company, all at the adjusted exercise price of $14.85 per share. As part of the transaction, the Company assumed approximately $502,000 of Wolfhoya's outstanding debt that had been personally guaranteed by Messrs. Adams and Wehmer which amount was refinanced under the Company's revolving line of credit. See "CAPITALIZATION" for information regarding the pro forma effect of the acquisition to the Company's September 30, 1996, capitalization. See also "CERTAIN TRANSACTIONS."


     By acquiring Wolfhoya in its organizational phase rather than commencing its own de novo bank formation, the Company achieved an expedited entry into an affluent community not yet served by the Company's other Banks. Prior to the acquisition, Wolfhoya had purchased property for the bank site, leased and furnished a temporary facility in a prime downtown location, and hired James Bishop to serve as the bank's President. Mr. Bishop has almost 30 years of banking experience in Chicago's northwest suburbs and was key to attracting other highly qualified senior officers for the Barrington Bank operation.


     Barrington Bank opened for business and first received deposits from community residents on December 19, 1996. The communities expected to be served by the Bank include Barrington, Barrington Hills, Lake Barrington, North Barrington, South Barrington and Inverness. Management believes the same community banking concept and similar marketing strategies used by the other Banks can be employed successfully in these markets under the leadership of the Barrington Bank management team and the Barrington Bank board of directors to achieve additional growth in assets for the Company.


                              RECENT DEVELOPMENTS


     Based on preliminary unaudited results of operations, the Company recorded fourth quarter net income of approximately $548,000 (unaudited) during 1996 compared to net income of $364,000 (unaudited) in the same period of 1995. For the year ended December 31, 1996, the Company recorded net loss of $973,000 (unaudited) compared to net income of $1.5 million for the year ended December 31, 1995. The year ended December 31, 1996, included $891,000 (unaudited) of merger-related expenses from the Company's September 1996 reorganization transaction and $312,000 (unaudited) in legal fees related to the collection of a significant non-performing asset. See "THE COMPANY -- Background" for information regarding the Reorganization and see "BUSINESS -- Asset Quality -- Nonaccrual, Past Due and Restructured Loans" for information regarding the non-performing asset. Excluding these expenses, the pre-tax loss for 1996 would have been approximately $1.1 million (unaudited). In addition, the prior year included an initial gain of $763,000 on the sale of premium finance loans into a securitization facility and a one-time gain on settlement of contingencies of $735,000 from the repurchase of a minority interest in a now discontinued subsidiary and the settlement of various related contingencies. Excluding these gains, the year ended December 31, 1995, would have posted a net pre-tax loss of approximately $513,000. The $567,000 increase in pre-tax loss, as adjusted to exclude the effect of the 1996 merger-related expenses and exceptional legal fees and the 1995 initial and one-time gains, was primarily the result of higher non-interest expenses associated with openings and start-up operations of banking facilities in 1996 than in 1995. While the Company opened three new facilities in 1996 compared to six openings in 1995, five of the 1995 openings occurred in the fourth quarter and associated start-up expenses continued to impact 1996 results.



     The Company's total assets increased to $706.0 million (unaudited), or 49.9%, at December 31, 1996, from $470.9 million at the end of 1995. The increase in total assets is attributable to a 52.4% increase, or $212.4 million, in deposit balances, while total loans increased 90.7% to $492.5 million at year end 1996 from $258.2 million at year end 1995. Continued marketing efforts and a full year of operations of the five banking offices opened in late 1995, combined with opening of three additional banking facilities during 1996, contributed to the strong growth. The Company had 14 total banking facilities at the end of 1996, compared to 11 at the end of 1995.



     The following table sets forth certain financial data of the Company at the dates and for the periods indicated. Information at and for the year ended December 31, 1995, is derived from the Company's audited consolidated financial statements for such period. Information at and for the year ended December 31, 1996, and for the three months ended December 31, 1996 and 1995, is unaudited, but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results of operations and financial condition data shown. All such adjustments are of a normal recurring nature. This information should be read in conjunction with the "SELECTED CONSOLIDATED FINANCIAL DATA" and the Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus.



                                                         AT AND FOR THE          FOR THE THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,      ENDED DECEMBER 31,
                                                     -----------------------     --------------------
                                                        1996         1995          1996        1995
                                                      --------     --------      --------    -------
                                                                        (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
SUMMARY STATEMENT OF OPERATIONS DATA:
Total interest income ............................... $ 39,037     $ 25,472      $ 11,639    $ 7,450
Total interest expense ..............................   24,155       15,772         7,144      4,648
                                                      --------     --------      --------    -------
Net interest income .................................   14,882        9,700         4,495      2,802
 Provision for possible loan losses .................    1,935        1,430           591        660
                                                      --------     --------      --------    -------
  Net interest income after provision for possible
    loan losses .....................................   12,947        8,270         3,904      2,142
                                                      --------     --------      --------    -------
Non-interest income, excluding securities gains .....    7,514        8,544         1,676      2,940
Securities gains, net ...............................       18           --            --         --
                                                      --------     --------      --------    -------
  Total non-interest income .........................    7,532        8,544         1,676      2,940
                                                      --------     --------      --------    -------
Non-interest expense, excluding non-recurring items..   21,871       15,829         6,266      5,032
Non-recurring merger related expenses ...............      891           --            42         --
                                                      --------     --------      --------    -------
  Total non-interest expense ........................   22,762       15,829         6,308      5,032
                                                      --------     --------      --------    -------
Income (loss) before income taxes ...................   (2,283)         985          (728)        50
Income tax benefit ..................................   (1,310)        (512)       (1,276)      (314)
                                                      --------     --------      --------    -------
Net income (loss) ................................... $   (973)    $  1,497      $    548    $   364
                                                      ========     ========      ========    =======
Net income (loss) per common share................... $  (0.16)    $   0.24
                                                      ========     ========

SUMMARY FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets ........................................ $706,037     $470,890
Total deposits ......................................  618,029      405,658
Total loans .........................................  492,548      258,231
Total shareholders' equity ..........................   42,620       40,487

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected consolidated financial and other data of the Company. The selected statements of condition and statements of operations data, insofar as they relate to the five years in the five-year period ended December 31, 1995, have been derived from the Company's consolidated financial statements. The following information should be read in conjunction with the Company's audited Consolidated Financial Statements and the Notes thereto, included elsewhere herein. The selected financial data for the nine months ended September 30, 1996 and 1995, are derived from the Company's unaudited interim financial statements. Such unaudited interim financial statements include all adjustments (consisting only of normal, recurring accruals) that the Company considers necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. Information for any interim period is not necessarily indicative of results that may be anticipated for the full year. The following information should also be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus.



                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                             -------------------   ------------------------------------------------------------
                                               1996       1995      1995(1)      1994(1)     1993(1)      1992(1)      1991(2)
                                             --------   --------   --------     --------     -------      -------      --------
                                                 (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total interest income .....................  $ 27,398   $ 18,022   $ 25,472     $ 17,744     $ 8,239      $ 5,843      $ 11,388
Total interest expense ....................    17,011     11,124     15,772        9,871       3,884        3,515         7,090
                                             --------   --------   --------     --------     -------      -------      --------
Net interest income .......................    10,387      6,898      9,700        7,873       4,355        2,328         4,298
 Provision for possible loan losses .......     1,344        770      1,430          607       1,127        1,116         1,445
                                             --------   --------   --------     --------     -------      -------      --------
   Net interest income after provision
    for possible loan losses ..............     9,043      6,128      8,270        7,266       3,228        1,212         2,853
                                             --------   --------   --------     --------     -------      -------      --------
Gain on sale of premium finance loans .....     2,659      3,551      4,421           --          --           --            --
Loan servicing fees .......................     1,035        782      1,083           --          --           --            --
Fees on mortgage loans sold ...............     1,023        503        850          399         551           --            --
Trust fees ................................       412        281        399          202          92           --            --
Service charges on deposit accounts .......       309        187        196          112          92           42            --
 Securities gains, net ....................        18         --         --           21          23           --            --
Other .....................................       400        300      1,595          752         386          717         7,589
                                             --------   --------   --------     --------     -------      -------      --------
   Total non-interest income ..............     5,856      5,604      8,544        1,486       1,144          759         7,589
                                             --------   --------   --------     --------     -------      -------      --------
 Salaries and employee benefits ...........     8,133      5,395      8,011        5,319       3,536        3,475         5,095
Occupancy expense, net ....................     1,245        723      1,520        1,165         790          617           918
Data processing ...........................       732        440        624          335         177          114            63
 Advertising and marketing ................       710        367        682          288         150          232           288
 Nonrecurring merger related expenses .....       849         --         --           --          --           --            --
Amortization of deferred financing fee ....       337        451        768          641         511          126            --
Other non-interest expenses ...............     4,448      3,325      4,207        3,004       2,354        3,244         4,164
                                             --------   --------   --------     --------     -------      -------      --------
   Total non-interest expense .............    16,454     10,701     15,812       10,752       7,518        7,808        10,528
                                             --------   --------   --------     --------     -------      -------      --------
Income (loss) from continuing
 operations before income taxes ...........    (1,555)     1,031      1,002       (2,000)     (3,146)      (5,837)          (86)
Income tax benefit ........................       (34)      (198)      (512)          --          --           --            --
                                             --------   --------   --------     --------     -------      -------      --------
Net income (loss) from continuing
 operations ...............................    (1,521)     1,229      1,514       (2,000)     (3,146)      (5,837)          (86)
Income (loss) from operations and
 sale of discontinued operations ..........        --        (96)       (17)        (236)       (193)         102         1,261
                                             --------   --------   --------     --------     -------      -------      --------
Net income (loss) .........................  $ (1,521)  $  1,133   $  1,497     $ (2,236)    $(3,339)     $(5,735)     $  1,175
                                             ========   ========   ========     ========     =======      =======      ========
Net income (loss) per common
 share ....................................  $  (0.25)  $   0.19   $   0.24     $  (0.56)    $ (1.14)     $ (2.59)     $   0.93
                                             ========   ========   ========     ========     =======      =======      ========
Cash dividends per common share ...........  $     --   $     --   $     --     $     --     $    --      $    --      $     --
                                             ========   ========   ========     ========     =======      =======      ========


                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                             -------------------   ------------------------------------------------------------
                                               1996       1995      1995(1)      1994(1)     1993(1)      1992(1)       1991(2)
                                             --------   --------   --------     --------     -------      -------      --------
                                                 (UNAUDITED)
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA (AT
 END OF PERIOD):
Total assets .............................   $621,264   $376,143   $470,890     $354,158     $188,590     $82,864      $ 52,422
Total deposits ...........................    549,303    322,516    405,658      221,985       98,264      42,996         2,361
Total loans ..............................    414,405    218,730    258,231      193,982      109,276      48,527        33,482
Notes payable and subordinated debt ......     16,554     13,028     10,758        6,905        4,837      16,050        32,413
Total shareholders' equity ...............     40,785     28,743     40,487       25,366       17,227      11,291        14,583

SELECTED FINANCIAL RATIOS AND OTHER
 DATA(3):
Performance Ratios:
 Net interest margin(4) ..................       2.86%      2.98%      2.96%        3.35%        3.83%       3.85%          N/M
 Net interest spread(5) ..................       2.32%      2.47%      2.41%        3.07%        3.30%       2.87%          N/M
  Non-interest income to average assets ..       1.47%      2.19%      2.36%        0.57%        0.89%       1.05%          N/M
  Non-interest expense to average
   assets(7) .............................       4.13%      4.18%      4.37%        4.14%        5.84%      10.77%          N/M
 Net overhead ratio(9) ...................       2.66%      1.99%      2.01%        3.57%        4.95%       9.72%          N/M
 Return on average assets(6)(7) ..........      (0.38)%     0.43%      0.40%       (0.88)%      (2.60)%     (7.91)%        1.51%
 Return on average equity(7)(8) ..........      (4.95)%     5.37%      4.66%      (12.20)%     (25.40)%    (46.01)%       14.46%
  Loans-to-deposits ratio ................      75.4%      67.8%       63.7%       87.4%       111.2%      112.9%           N/M
 Average interest-earning assets to
   average interest-bearing liabilities ..     111.47%    110.56%    111.37%      106.61%      115.42%     116.93%        14.46%

Asset Quality Ratios:
 Non-performing loans to total loans .....       0.53%      0.71%      0.80%        0.01%        0.00%       0.27%         0.02%
  Allowance for possible loan
   losses to:
   Total loans ...........................       0.90%      1.02%      1.07%        0.88%        1.24%       1.98%         2.44%
   Non-performing loans ..................     171.89%    143.58%    143.91%         N/M          N/M         N/M           N/M
 Net charge-offs to average loans ........       0.15%      0.20%      0.20%        0.18%        0.92%       2.38%         1.38%
 Non-performing assets to total assets ...       0.35%      0.41%      0.41%        0.01%        0.00%       0.16%         0.01%

Other Data at end of period:
  Number of:
   Bank subsidiaries(10) .................          4          3          4            3            2           1             1
   Banking offices(10) ...................         13          6         11            5            3           1             1


-------------------
(1) For 1995, 1994 and 1993, reflects results of those Banks then in operation or in organization, results of finance and leasing subsidiary operations (some of which have since been curtailed) and results of discontinued operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." For 1992, reflects first full-year of Lake Forest Bank operations and results of finance and lease subsidiary operations (some of which have since been curtailed, sold or discontinued).

(2) Reflects results of finance and leasing subsidiary operations, some of which have since been sold, curtailed or discontinued, and start-up of Lake Forest Bank which opened in December 1991.

(3)  Certain financial ratios for interim periods have been annualized.

(4)  Net interest income divided by average interest-earning assets.

(5) Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(6)  Net income less preferred dividends divided by average total assets.


(7) For the nine-month period ended September 30, 1996, the Company recorded nonrecurring merger-related expenses of $849,000. Absent such expenses, non-interest expense to average assets, the return on average assets and return on average equity for such period would have been 3.92%, (0.17)% and (2.18)%, respectively.


(8)  Net income less preferred dividends divided by average common equity.


(9)  Non-interest expense less non-interest income divided by average assets.



(10) Excludes Barrington Bank which commenced operations on December 19, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion should be read in conjunction with "SELECTED CONSOLIDATED FINANCIAL DATA" and the Company's Consolidated Financial Statements and Notes thereto, each appearing elsewhere in this Prospectus. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "RISK FACTORS" contained elsewhere in this Prospectus.


GENERAL

     The profitability of the Company's operations depends primarily on its net interest income, provision for possible loan losses, non-interest income, and non-interest expense. Net interest income is the difference between the income the Company receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits and borrowings. The provision for possible loan losses reflects the cost of credit risk in the Company's loan portfolio. Non-interest income consists of gains on sales of loans, loan servicing fees, fees on loans sold, trust fees, and miscellaneous fees and income. Non-interest expense includes salaries and employee benefits as well as occupancy, data processing, marketing, and other expenses. Non-interest expense also includes amortization of deferred financing fees and, in 1996, certain non-recurring merger-related expenses resulting from the Reorganization.

     Net interest income is dependent on the amounts and yields of interest-earning assets as compared to the amounts and rates on interest-bearing liabilities. Net interest income is sensitive to changes in market rates of interest and the Company's asset/liability management procedures in coping with such changes. The provision for loan losses is dependent on increases in the loan portfolio, management's assessment of the collectibility of the loan portfolio, as well as economic and market factors. Gain on sale of loans and loan servicing fees relate principally to the Company's historical practice of selling insurance premium finance loans originated into the secondary market through a securitization facility. The Company's current strategy is to retain more premium finance loans in the Banks' loan portfolios. As a result, the Company expects in the future to report relatively higher net interest income as a result of retaining these relatively higher-yielding assets in the Company's portfolio and relatively lower gains on sale of insurance premium finance loans and related loan servicing fee income. Fees on loans sold relate to the Company's practice of originating long-term fixed-rate mortgage loans for sale into the secondary market in order to satisfy customer demand for such loans while avoiding the interest-rate risk associated with holding long-term fixed-rate mortgages in the Banks' portfolios. These fees are highly dependent on the volume of real estate transactions and mortgage refinancing activity. Substantially all of the fees on loans sold related to the servicing rights that have been sold along with the mortgage loans. The Company earns trust fees for managing and administering investment funds for affluent individuals and small businesses. Miscellaneous fees and income include service charges on deposit accounts and for ancillary banking services. Non-interest expenses are heavily influenced by the growth of operations, with additional employees necessary to staff new banks and to open new branch facilities and marketing expenses necessary to promote them. Growth in the number of account relationships directly affects such expenses as data processing costs, supplies, postage and other miscellaneous expenses.

CHARACTERISTICS OF THE COMPANY'S PROFITABILITY


     The nature of the Company's de novo bank strategy has led to, and will likely continue to lead to, differences in earnings patterns as compared to other established community banking organizations. The Company's net interest margin, which has ranged from 2.86% to 3.83% over the last three years and nine months, is low compared to industry standards for a variety of reasons. Upon entering new markets, the Company has aggressively pursued business through competitive rates in order to garner market share. The Company has been cautious in its loan origination activities, focusing on strong borrowers who often command favorable loan rates. Finally, the Company has maintained a relatively shorter term, and therefore lower-yielding, investment portfolio, in order to facilitate loan demand as it emerges, provide funds to retain increasingly larger amounts of insurance premium finance loans in the portfolio, and maintain excess liquidity in the event deposit levels fluctuate.


     Similarly, as the Company has been growing its balance sheet at relatively high rates over the past five years, the Company has experienced high overhead levels in relation to its assets, reflecting the necessary start-up investment in human resources and facilities to organize additional de novo banks and open new branch facilities. For the last three fiscal years, the net overhead ratio has ranged from 4.95% to 2.01% and for the nine months ended September 30, 1996, was 2.66%. The Company expects that as its existing Banks mature, the organizational and start-up expenses associated with future de novo banks and new banking offices will not have as significant an impact on the Company's overhead ratio.


DE NOVO BANK FORMATION AND BRANCH OPENING ACTIVITY


     The following table illustrates the progression of Bank and branch openings that have impacted the Company's results of operations over the past five years.


 MONTH    YEAR         BANK                   LOCATION                TYPE OF FACILITY
 -----    ----         ----                   --------                ----------------
December  1996  Barrington  Bank    Barrington, Illinois          Bank
August    1996  Hinsdale Bank       Clarendon Hills, Illinois(1)  Branch
May       1996  North Shore Bank    Winnetka, Illinois            Branch
November  1995  North Shore Bank    Wilmette, Illinois            Drive-up/walk-up
October   1995  Hinsdale Bank       Hinsdale, Illinois            Drive-up/walk-up
October   1995  Libertyville Bank   Libertyville, Illinois        Bank
                Libertyville  Bank  Libertyville, Illinois        Drive-up/walk-up
October   1995  North Shore Bank    Glencoe, Illinois             Branch
May       1995  Lake Forest Bank    West Lake Forest, Illinois    Branch
December  1994  Lake Forest Bank    Lake Bluff, Illinois          Branch
October   1994  North Shore Bank    Wilmette, Illinois            Bank
April     1994  Lake Forest Bank    Lake Forest, Illinois         New permanent facilities
October   1993  Hinsdale Bank       Hinsdale, Illinois            Bank
April     1993  Lake Forest Bank    Lake Forest, Illinois         Drive-up/walk-up
December  1991  Lake Forest Bank    Lake Forest, Illinois         Bank

------------------
(1) Operates in this location as Clarendon Hills Bank, a branch of Hinsdale
    Bank.


ANALYSIS OF FINANCIAL CONDITION

     Deposits. The Company has experienced significant growth in deposits over the past three years primarily as a result of de novo bank formations and new branch openings. Total deposits balances increased to $549.3 million at September 30, 1996 compared to $405.7 million at December 31, 1995 and $222.0
million at the end of 1994.   This followed a $123.7 million increase in
deposits in 1994 from the $98.3 million deposit level at the end of 1993.

     The following table presents deposit balances by the Banks (excluding Barrington Bank) and the relative percentage of total deposits held by each Bank at September 30, 1996 and at December 31 during the past three years:


                                                                    DECEMBER 31,
                            SEPTEMBER 30,     --------------------------------------------------------
                                1996                1995                1994               1993
                          -----------------   -----------------   -----------------   ----------------
                                   PERCENT             PERCENT             PERCENT            PERCENT
                          BALANCE  OF TOTAL   BALANCE  OF TOTAL   BALANCE  OF TOTAL   BALANCE OF TOTAL
                          -------- --------   -------  --------   -------  --------   ------- --------
                                                 (DOLLARS IN THOUSANDS)
Lake Forest ............. $224,935   41%      $181,186   45%      $126,067   57%      $81,452    83%
Hinsdale ................  129,730   24        104,402   26         59,182   27        16,812    17
North Shore .............  137,518   25         93,657   23         36,736   16            --    --
Libertyville ............   57,120   10         26,413    6             --   --            --    --
                          --------  ---       --------  ---       --------  ---       -------   ---
  Total Deposits ........ $549,303  100%      $405,658  100%      $221,985  100%      $98,264   100%
                          ========  ===       ========  ===       ========  ===       =======   ===
Annualized
 percentage increase
 from prior year-end ....   47.2%               82.7%               125.9%             128.5%
                            ====                ====                =====              =====


     Other liabilities. Other liabilities, consisting of accrued interest payable and other accrued expenses, increased to $13.1 million at December 31, 1995 from $11.2 million at December 31, 1994.

     Total assets and earning assets. Total assets and earning assets were $621.3 million and $565.6 million, respectively, at September 30, 1996 compared to $470.9 million and $427.5 million, respectively, at December 31, 1995.
These asset increases during 1996 follow increases in 1995 from year-end 1994 levels of $354.2 million and $322.5 million, respectively. The increases in total assets and earning assets were funded primarily from continued growth in the Banks' core deposits. The level of earning assets as a percentage of total assets remained steady at approximately 91% of total assets at each of September 30, 1996 and December 31, 1995 and 1994, despite the addition of bank-owned premises during the period.

     The composition of earning assets has shifted as the Company increased the level of deposit funds invested into loans from shorter-term money market investments. Loans comprised 73.3%, 60.4% and 60.1% of total earning assets at September 30, 1996, December 31, 1995, and December 31, 1994, respectively.

CONSOLIDATED RESULTS OF OPERATIONS

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995


     General. The net loss for the nine months ended September 30, 1996 was $1.5 million compared to net income of $1.1 million for the nine months ended September 30, 1995. The nine months ended September 30, 1996, included $849,000 of merger-related expenses from the Reorganization and $312,000 in legal fees related to the collection of a significant non-performing asset. Excluding these expenses, the pre-tax net loss for the nine-month period would have been $394,000. In addition, the prior nine months included an initial gain of $763,000 on the sale of premium finance loans into a securitization facility. Excluding this gain, pre-tax income for the nine months ended September 30, 1995 would have been $268,000. The $662,000 decrease in pre-tax income, as adjusted for merger-related expenses, exceptional legal fees, and the initial gain on sale, was primarily the result of non-interest expenses associated with the opening of several banking facilities exceeding the increase in net interest income and non-interest income resulting from the Company's rapid asset and deposit growth.


     Net interest income. Net interest income increased to $10.4 million for the nine months ended September 30, 1996, from $6.9 million for the comparable period of 1995. This increase in net interest income of $3.5 million, or 50.6%, was attributable to a 57.0% increase in average earning assets in 1996 compared to

1995. Partially offsetting the changes due to volume was a slight decline in net interest margin to 2.86% for the first nine months of 1996 from 2.98% for the comparable period in 1995, due to a decline in the general interest rate environment during 1996. Because the Company's overall earning asset portfolio reprices at a rate quicker than its liabilities, the decline in interest rates had an unfavorable impact on the Company's net interest margin.

     Provision for possible loan losses. The provision for possible loan losses increased to $1.3 million in the nine months ended September 30, 1996, from $770,000 in the prior year period. At September 30, 1996, the allowance for possible loan losses represented 0.90% of loans outstanding which management believed was adequate to cover potential losses in the portfolio. There can be no assurance that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for possible loan losses will be dependent upon the economy, changes in real estate values, interest rates, the view of regulatory agencies toward adequate reserve levels, and past due and non-performing loan levels.

     Non-interest income. Total non-interest income increased approximately $252,000, or 4.5%, to $5.9 million for the first nine months of 1996, as compared to $5.6 million in the same period in 1995.

     Gains on the sale of premium finance loans, which are dependent upon the total loans originated and sold into a securitization facility, decreased to $2.7 million for the first nine months of 1996 from $3.6 million for the first nine months of 1995. While total insurance premium finance loans originated and sold during the first nine months of 1996 remained relatively steady at $224.0 million compared to $225.0 million for the first nine months of 1995, an initial gain of $763,000 was recorded in February 1995 when a significant portion of the existing premium finance loan portfolio was sold to a newly structured securitization facility. Absent the initial gain recognition in 1995, the amount of gains recorded was relatively stable.


     Loan servicing fees increased to $1.0 million for the first nine months of 1996 compared to $782,000 for the same period of 1995, primarily due to an increase in the amount of average managed insurance premium loans in the 1996 period. During the first nine months of 1996, average managed insurance premium loans that were serviced by the Company for others were $111.0 million. Due to the change in the structure of the securitization facility in February 1995 whereby the loans sold into the securitization facility were treated as sales and therefore qualified to receive a servicing fee, the comparable 1995 period had only seven months of service fee income on average managed insurance premium loans for that seven-month period of $102.0 million.



     Fees on mortgage loans sold relate to income derived by the Banks for services rendered in originating and selling residential mortgages into the secondary market. Such fees doubled to $1.0 million for the first nine months of 1996 from $503,000 for the first nine months of 1995 primarily due to increased volume. Approximately $306,000 of the increase was generated from North Shore Bank which only began such activities during 1995 but which had a full nine-month period of loan sales in 1996. Libertyville Bank also contributed approximately $125,000 during the first nine months of 1996.



     Service charges on deposit accounts increased by 65.2% to $309,000 for the nine months ended September 30, 1996, from $187,000 for the nine months ended September 30, 1995. The increase is a direct result of the 70.3% increase in deposit balances from September 30, 1995 to September 30, 1996. The majority of service charges on deposit accounts relates to customary fees on accounts in overdraft positions and for returned items on accounts.


     Trust fees increased to $412,000 from $281,000 for the nine months ended September 30, 1996 and 1995, respectively, due primarily to increased trust business.


     Non-interest expense. Total non-interest expense increased approximately $5.8 million, or 53.8%, to $16.5 million for the first nine months of 1996, as compared to $10.7 million in the same period of 1995. Despite the increases in various non-interest expense categories during the first nine months of 1996 compared to 1995, the Company's ratio of non-interest expenses, excluding the merger-related costs, to total average assets declined to 3.92% in 1996 from 4.18% in 1995.

     Salaries and employee benefits increased to $8.1 million for the nine months ended September 30, 1996 as compared to $5.4 million for the same period of the prior year, principally due to the increase in the number of banking facilities to 13 at September 30, 1996, from six at September 30, 1995. The increase of $2.7 million reflects an increase of approximately $700,000 related to Libertyville Bank, which only had organizational phase salaries in 1995 but which had a fully operational staff during the first nine months of 1996, and an increase of $1.1 million at North Shore Bank as a result of four banking locations being operational in 1996 compared to only one banking location during the first nine months of 1995. North Shore Bank opened a full service banking facility in Glencoe, Illinois and a drive-up/walk-up banking facility in Wilmette, Illinois during the fourth quarter of 1995 and began organizing a full service banking facility in Winnetka, Illinois during the first quarter of 1996. The Winnetka facility began full operations during the second quarter of 1996. In addition to the increased staffing to support the new banking facility, the growth in deposit and loan accounts at the previously existing banking locations required additional staffing to maintain the standard of customer service. Also contributing to the increase in salaries were normal salary increases and the addition of certain executive officers during mid-1995 and early 1996 to help manage the Company's growth.


     Occupancy expenses increased to $1.2 million for the nine months ended September 30, 1996, from $723,000 for the first nine months of 1995, primarily due to the significant increase in the number of the Company's facilities to almost double the number of physical locations.

     For the nine months ended September 30, 1996, data processing expenses increased by $292,000, or 66.4%, compared to the first nine months of 1995, as a result of the increase of deposit and loan balances of approximately 70.3% and 89.5%, respectively.

     Advertising and marketing expenses increased to $710,000 for the first nine months of 1996 compared to $367,000 for the first nine months of 1995, primarily due to the addition of seven banking locations during the past twelve months. Management anticipates that higher levels of marketing expense are likely to be incurred in the future as the Company continues to establish its base of customers, promotes its newly opened Barrington Bank, and opens additional banking facilities.


     Nonrecurring merger-related expenses were $849,000 through the first nine months of 1996. The Reorganization resulted in various legal expenses, accounting and tax related expenses, printing, Securities and Exchange Commission filing expenses, and other applicable expenses.



     Other non-interest expenses increased by $1.1 million, or 33.8%, to $4.4 million for the nine months ended September 30, 1996 from $3.3 million for the first nine months of 1995, primarily due to the higher volume of accounts outstanding at the Banks. Also contributing to the increase was approximately $312,000 in legal fees related to efforts to collect a significant nonperforming insurance premium finance loan during the first nine months of 1996 compared to approximately $78,000 in the same period of 1995. See "BUSINESS -- Lending Activities."


     Income taxes. The Company recorded an income tax benefit of $34,000 for the first nine months of 1996, whereas an income tax benefit of approximately $198,000 was recorded in the same period of 1995. Prior to completion of the Reorganization on September 1, 1996, each of the merging companies except Lake Forest Bank had net operating losses and, based upon the start-up nature of the organization, there was not sufficient evidence to justify the full realization of the net deferred tax assets generated by those losses. Accordingly, a valuation allowance was established against a portion of the deferred tax assets with the combined result being that a minimal amount of Federal tax benefit was recorded. As the entities become profitable, it is anticipated that each entity will have the opportunity to recognize its own tax loss benefits to the extent it generates operating income.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

     General. The Company had net income of $1.5 million for the year ended December 31, 1995, compared with a net loss of $2.2 million for the year ended December 31, 1994. The increase in net income was due to an increase in net interest income of $1.8 million, an increase in non-interest income of $7.1 million and the realization of $512,000 in income tax benefits, offset by increases in the provision for possible loan losses of $823,000 and other non-interest expenses of $5.1 million.


     Net interest income. Net interest income increased by $1.8 million, or 23.2%, to $9.7 million in 1995 from $7.9 million in 1994. Interest income increased as average interest-earning assets increased in each major category due to growth at North Shore Bank, which was in its first year of operations in 1995, the opening of Libertyville Bank in October 1995, and continued growth at the Company's other subsidiary Banks. Interest income also increased as a result of generally higher interest rates in 1995 which led to higher yields on the Company's short-term investments and investment securities. An increase in net earning assets (average interest-earning assets less interest-bearing liabilities) of $18.9 million in 1995 over 1994, reflecting increased non-interest bearing funding provided by a $13.7 million increase in average non-interest bearing deposits and an approximately $12.5 million increase in average shareholders' equity, also contributed to the increase in interest income. These increases were offset in part by increased interest expense. Deposit costs increased primarily due to the higher volume of deposits funding the higher earning-asset volume as well as higher market rates of interest and the Company's competitive deposit pricing strategies in its new markets. Net interest income was also impacted in 1995 by a lower net interest margin, which declined to 2.96% in 1995 from 3.35% in 1994. The margin decline was largely due to an unfavorable shift in the Company's earning asset mix in 1995 compared to 1994 from higher-yielding premium finance loans to loans originated or purchased by the Banks and other lower-yielding earning assets. Average premium finance loans decreased by 73.1% in 1995 as a result of the sale in February 1995 of a significant portion of this portfolio into a securitization facility. However, as discussed below, the decrease in interest income attributable to premium finance loans was offset by gains recognized in 1995 on the sale of such loans.


     Provision for possible loan losses. The provision for possible loan losses increased to $1.4 million in 1995 from $607,000 in 1994, due to volume increases in the loan portfolio. Total loans increased approximately $64.2 million, or 33.1%, from December 31, 1994 to December 31, 1995. At December 31, 1995, the allowance for possible loan losses represented 1.07% of loans outstanding, which management believed was adequate to cover potential losses in the portfolio.

     Non-interest income. Non-interest income increased to $8.5 million in 1995 from $1.5 million in 1994 primarily due to a change in the structure of the securitization facility resulting in recognition of gains on sales of premium finance loans sold to others.


     Gain on the sale of insurance premium finance loans was $4.4 million in 1995 versus none in 1994. The increase was a result of restructuring the securitization facility in February 1995 which dictated different accounting treatment for loans sold pursuant to the securitization facility. The new structure caused the Company to record gains on insurance premium finance loans sold to an independent third party at the time of sale rather than recording the income over the life of the loan as a component of interest income. As a result, an initial gain of $763,000 was recorded in February 1995 when existing loans were sold to the new securitization facility, and sales of receivables subsequent to February 1995 were recorded as gains.



     Substantially all of the $1.1 million increase in loan servicing fees related to premium finance loans. Beginning in 1995, the change in the structure of the securitization facility allowed for the insurance premium finance loans to be sold with servicing retained, while in 1994 no servicing fees were received on that portfolio.


     Fees on mortgage loans sold increased approximately $451,000 in 1995 compared to 1994. Approximately $181,000 of the increase was generated from Hinsdale Bank which only began such activities during late 1994 but which had a complete period of mortgage loan sales in 1995. Also, North Shore Bank, which did not open until the last quarter of 1994, contributed approximately $196,000 during 1995.

     Trust fees increased to $399,000 in 1995 from $202,000 in 1994 primarily attributable to new trust business generated by new trust officers.

     Service charges on deposit accounts increased by 75.0% to $196,000 in 1995 from $112,000 in 1994. The increase is a direct result of the 82.7% increase in deposits from December 31, 1994 to December 31, 1995.


     The gain on settlement of contingencies is primarily a result of a one-time $735,000 gain from the repurchase of a minority interest in a now-discontinued subsidiary and the settlement of various related contingencies. The actual costs required to complete the transaction were less than amounts previously accrued therefor, resulting in recognition of gain as the accruals were reversed into income.


     Non-interest expense. Total non-interest expense increased approximately $5.0 million, or 47.1%, to $15.8 million in 1995 from $10.8 million in 1994.

     Salaries and employee benefits expense increased approximately $2.7 million, principally attributable to growth in the deposit base of 82.7% from December 31, 1994 to December 31, 1995. The operation of additional facilities required additional employees in those locations and the Company's successful generation of new business from new and existing customers required additional customer support personnel to service the expanding relationships. At Lake Forest Bank, a branch established in the neighboring community of Lake Bluff in December 1994 was operational for a full year and another branch was opened in May 1995 in West Lake Forest, requiring expansion of the payroll by 10 full-time equivalent employees. At Hinsdale Bank, six full-time equivalent employees were added by year-end 1995, as the Company initiated a lending department to originate indirect automobile loans for its own portfolio and for sale to other financial institutions, requiring the addition of three lending officers. North Shore Bank was in its initial year of operation in 1994 and thus did not have a full year of salaries and employee benefits in 1994. Staffing levels began to accumulate in April 1994 and the Bank became operational in September 1994. In late 1995, North Shore Bank added a drive-through facility and opened a full-service banking facilities in Glencoe, with organizational efforts relating to its full-service facility in Winnetka also well underway. At the end of 1995, North Shore Bank had 22 full-time equivalent employees. Libertyville Bank began to accumulate staff in May 1995, and a full staffing complement of 20 full-time equivalent employees was achieved by October 1995.


     Occupancy expenses increased $355,000 to $1.5 million for 1995 from $1.2 million in 1994 primarily due to the increase in the number of facilities.


     Advertising and marketing expenses amounted to $682,000 during 1995 compared to $288,000 in 1994, due to the promotion of the opening of the new banking facilities during 1995 and the desire of management to effectively integrate the opening of those facilities into the Company's overall marketing plan.

     Data processing. Data processing expense increased by approximately $289,000 or 86.3% in 1995 compared to 1994, reflecting the Company's increase in deposits and loans over such period. An increase in trust accounts during 1995 also contributed to higher data processing charges.

     Other non-interest expense. Other non-interest expenses increased by approximately $1.2 million or 40.0% to $4.2 million for 1995 from $3.0 million for 1994, primarily due to the higher volume of accounts outstanding and the additional depreciation, supplies, and other sundry expenses related to the opening of the new facilities.

     Income taxes. The Company had no consolidated Federal or state income tax expense for 1995 or 1994. In 1995, an income tax benefit of $512,000 was recorded. Management determined that the Company's earnings history and projected future earnings were sufficient to make a judgment that the realization of a portion of the net deferred tax assets not previously valued was more likely than not to occur. In 1994, management had established a valuation allowance against its net deferred tax assets with the result being that no federal or state income tax expense or benefit was realized in the financial statements. See Note 11 to the Company's Consolidated Financial Statements included elsewhere herein.

Comparison of Results of Operations for the Years Ended December 31, 1994 and December 31, 1993

     General. The Company recorded a net loss of $2.2 million for the year ended December 31, 1994, compared to a net loss of $3.3 million for the year ended December 31, 1993. The decrease in net loss was due to an increase in net interest income of $3.5 million, an increase in non-interest income of $342,000, and a reduction in the provision for possible loan losses of $520,000, offset by a $3.3 million increase in non-interest expense.


     Net interest income. Net interest income increased to $7.9 million in 1994, or 80.8%, from $4.4 million in 1993. The increase in net interest income of $3.5 million was attributable to a 106.9% increase in average earning assets in 1994 compared to 1993. Offsetting the positive impact of the volume increase was a decline in the proportion of average interest-earning assets to average interest-bearing liabilities to 106.6% in 1994 from 115.4% in 1993.
The Company's net interest margin declined to 3.35% in 1995 form 3.83% in 1994. The decline in the margin is primarily due to unfavorable shifts in the earning asset mix, as the level of premium finance loans grew at a lower rate than other earning asset categories and lower-yielding investments at the Banks comprised a greater percentage of total average earning assets of the Company. Net interest margins of de novo banks are typically adversely affected by a time lag in redeploying the funds generated from deposits into loans with higher yields than alternative short-term investments. Because 1994 included the first full year of operations for Hinsdale Bank and the initial months of operation for North Shore Bank, the impact of the lag in redeploying deposits was heightened for the Company. These two Banks comprised approximately 21.7% of total average earning assets for 1994. Another factor contributing to the decline in the net interest margin was the impact of the aggressive deposit pricing utilized by the Banks to attract potential customers so that the Banks could further promote their community based banking services.



     Provision for possible loan losses. The provision for possible loan losses decreased to $607,000 in 1994 from $1.1 million in 1993. The comparatively high provision for possible loan losses in the prior year related primarily to the Company's leasing business which was discontinued in 1992. Management continued to provide for additions to the allowance for possible loan losses as the loan portfolio increased approximately $84.7 million between the year-end periods. At December 31, 1994, the allowance for possible loan losses was 0.88% of total loans which management determined was adequate to cover potential losses in the portfolio.


     Non-interest income.  Non-interest income increased by $342,000 to $1.5
million in 1994 from $1.1 million in 1993.   Contributing to this increase was
a result of a $110,000 increase in trust administration fees to $202,000 in 1994 and a gain on the sale of certain fixed assets of approximately $112,000. Fees on loans sold decreased by $152,000 in 1994 as compared to 1993 due to lower volume of loan refinancings.

     Non-interest expense. Total non-interest expense increased by approximately $3.3 million to $10.8 million in 1994 from $7.5 million in 1993, primarily due to a full year of operations at Hinsdale Bank, start-up operations at North Shore Bank and increased origination of insurance premium finance loans.

     Salaries and employee benefits expense increased by $1.8 million in 1994 from 1993 due to the additional staffing required to open Lake Forest Bank's permanent offices; commencement of salaries and benefits at North Shore Bank where staffing levels began to accumulate in April 1994; a full year of staffing at Hinsdale Bank during 1994; increased salaries and employee benefits primarily attributable to producing and servicing an increased volume of insurance premium finance loans; and normal annual salary and wage increases.

     Occupancy expense increased $375,000 to $1.2 million, or 47.5%, for the year ended December 31, 1994 from $790,000 for the year ended December 31, 1993, primarily due to the construction of one new facility as well as the increase in the number of facilities.

     Advertising and marketing expenses increased to $288,000 for 1994 compared to $150,000 for 1993, primarily due to the promotion of the opening of Lake Forest Bank's permanent offices, the marketing of the opening of North Shore Bank during 1994 and the ongoing marketing at Hinsdale Bank during its first full year of operations.

     Data processing. Data processing expenses increased by approximately $158,000, or 89.3%, for 1994 compared to 1993, primarily due to the approximately 125.9% increase during 1994 in deposit balances and the number of accounts processed.


     Other non-interest expense. Other non-interest expenses increased by approximately $650,000, or 27.6%, for 1994 from $2.4 million for 1993, primarily attributable to the growth in loans and deposits at the Banks and the increased volume of premium finance loans originated.


     Income taxes. The Company had no consolidated Federal or state income tax expense or benefit for 1994 or 1993. The net operating losses generated by the Banks during initial years of operation were available to be carried forward to offset income of the respective entities in these years.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     The following table sets forth the average balances, the interest earned or paid thereon, and the effective interest rate yield or cost for each major category of interest-earning assets, interest-bearing liabilities and shareholders' equity for the nine months ended September 30, 1996 and 1995, and the years ended December 31, 1995, 1994 and 1993.


                                                            NINE MONTHS ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------------------ ----------------------
                                                          1996                           1995                       1995
                                              -----------------------------  ----------------------------- ----------------------
                                                                    AVERAGE                        AVERAGE
                                               AVERAGE              YIELD/    AVERAGE              YIELD/    AVERAGE
                                              BALANCE(1)  INTEREST   COST    BALANCE(1)  INTEREST   COST    BALANCE(1)  INTEREST
                                              ----------  --------  -------  ----------  --------  -------  ----------  --------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS
Interest bearing deposits with banks ......... $ 31,478    $ 1,323    5.60%   $ 52,447    $ 2,507    6.37%   $ 51,159    $ 3,194
Federal funds sold ...........................   43,804      1,733    5.28      32,540      1,409    5.77      35,172      2,048
Investment securities ........................   93,231      3,315    4.74      54,974      1,933    4.69      58,015      3,202
Loans, net of unearned discount ..............  316,279     21,027    8.86     168,854     12,173    9.61     183,614     17,028
                                               --------    -------            --------    -------            --------    -------
    Total earning assets .....................  484,792     27,398    7.54     308,815     18,022    7.78     327,960     25,472
                                               --------    -------    ----    --------    -------    ----    --------    -------
Cash and due from banks-non-interest bearing..   11,977                          7,512                          8,031
Allowance for possible loan losses ...........   (3,166)                        (1,922)                        (2,038)
Premises and equipment, net ..................   26,400                         14,281                         17,687
Other assets .................................   11,150                         12,261                         10,485
                                               --------                       --------                       --------
    Total assets ............................. $531,153                       $340,947                       $362,125
                                               ========                       ========                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits-interest bearing:
   NOW accounts .............................. $ 41,907      1,158    3.68    $ 20,041        524    3.49    $ 23,214        844
   Savings and money market deposits .........  133,688      4,049    4.04     103,828      3,356    4.31     106,247      4,541
   Time deposits .............................  244,513     10,794    5.89     128,343      5,970    6.20     140,724      8,705
                                               --------    -------            --------    -------            --------    -------
    Total interest-bearing deposits ..........  420,108     16,001    5.08     252,212      9,850    5.21     270,185     14,090
                                               --------    -------            --------    -------            --------    -------
Short-term borrowings ........................      647         18    3.71      13,770        440    4.26      10,238        474
Term-debt and subordinated debt ..............   14,168        992    9.34      13,349        834    8.33      14,044      1,208
                                               --------    -------            --------    -------            --------    -------
    Total interest-bearing liabilities .......  434,923     17,011    5.22     279,331     11,124    5.31     294,467     15,772
                                               --------    -------    ----    --------    -------    ----    --------    -------
Non-interest bearing deposits ................   49,123                         26,893                         29,304
Other liabilities ............................    6,133                          7,407                          7,181
Shareholders' equity .........................   40,974                         27,316                         31,173
                                               --------                       --------                       --------
    Total liabilities and
      shareholders' equity ................... $531,153                        340,947                       $362,125
                                               ========                       ========                       ========
Net interest income/spread ...................             $10,387    2.32%               $ 6,898    2.47%               $ 9,700
                                                           =======    ====                =======    ====                =======
Net interest margin ..........................                        2.86%                          2.98%
                                                                      ====                           ====
                                                                      YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------------------
                                                 1995               1994                           1993
                                               -------  -----------------------------  -----------------------------
                                               AVERAGE                        AVERAGE                        AVERAGE
                                               YIELD/    AVERAGE              YIELD/    AVERAGE              YIELD/
                                                COST    BALANCE(1)  INTEREST   COST    BALANCE(1)  INTEREST   COST
                                               -------  ----------  --------  -------  ----------  --------  -------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Interest bearing deposits with banks .......... 6.24%    $ 28,077    $ 1,290   4.59%    $  7,932    $  274    3.45%
Federal funds sold ............................ 5.82       18,323        791   4.32        9,005       275    3.05
Investment securities ......................... 5.52       40,721      2,046   5.02       17,761       847    4.77
Loans, net of unearned discount ............... 9.27      148,209     13,617   9.19       79,052     6,843    8.66
                                                         --------    -------            --------    ------
    Total earning assets ...................... 7.77      235,330     17,744   7.54      113,750     8,239    7.24
                                                ----     --------    -------   ----     --------    ------    ----
Cash and due from banks-non-interest bearing...             5,026                          3,703
Allowance for possible loan losses ............            (1,447)                          (985)
Premises and equipment, net ...................             9,034                          3,148
Other assets ..................................            11,460                          9,194
                                                         --------                       --------
    Total assets ..............................          $259,404                       $128,810
                                                         ========                       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits-interest bearing:
   NOW accounts ............................... 3.64     $  7,586        202   2.66     $  3,100        83    2.68
   Savings and money market deposits .......... 4.27       80,324      3,210   4.00       39,083     1,365    3.49
   Time deposits .............................. 6.19       44,709      2,086   4.67       13,752       525    3.82
                                                         --------    -------            --------    ------
    Total interest-bearing deposits ........... 5.21      132,619      5,498   4.15       55,935     1,973    3.53
                                                         --------    -------            --------    ------
Short-term borrowings ......................... 4.63       78,741      3,577   4.54       34,761     1,321    3.80
Term-debt and subordinated debt ............... 8.60        9,373        796   8.49        7,861       590    7.51
                                                         --------    -------            --------    ------
    Total interest-bearing liabilities ........ 5.36      220,733      9,871   4.47       98,557     3,884    3.94
                                                ----     --------    -------   ----     --------    ------    ----
Non-interest bearing deposits .................            15,593                          7,461
Other liabilities .............................             4,445                          9,601
Shareholders' equity ..........................            18,633                         13,191
                                                         --------                       --------
    Total liabilities and
     shareholders' equity .....................          $259,404                       $128,810
                                                         ========                       ========
Net interest income/spread .................... 2.41%                $ 7,873   3.07%                $4,355    3.30%
                                                ====                 =======   ====                 ======    ====
Net interest margin ........................... 2.96%                          3.35%                          3.83%
                                                ====                           ====                           ====


-------------------
(1) Average balances were generally computed using daily balances.

CHANGES IN INTEREST INCOME AND EXPENSE

     The following table shows the dollar amount of changes in interest income and expense by major categories of interest-earning assets and interest-bearing liabilities attributable to changes in volume or rate or both, for the periods indicated:


                                         NINE MONTHS ENDED SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                      -------------------------------------  -----------------------------------------------------
                                              1996 COMPARED TO 1995             1995 COMPARED TO 1994      1994 COMPARED TO 1993
                                      -------------------------------------  ---------------------------  -------------------------
                                        CHANGE       CHANGE                  CHANGE     CHANGE            CHANGE   CHANGE
                                        DUE TO       DUE TO        TOTAL     DUE TO     DUE TO   TOTAL    DUE TO   DUE TO    TOTAL
                                         RATE        VOLUME       CHANGE      RATE      VOLUME   CHANGE    RATE    VOLUME   CHANGE
                                      -----------  -----------  -----------  -------    -------  -------  -------  -------  -------
                                                                            (IN THOUSANDS)
Interest bearing deposits with
  banks ............................     $ (275)      $ (909)     $ (1,184)   $  579    $ 1,325  $ 1,904  $ 117    $  899   $ 1,016
Federal funds sold .................       (108)         432           324       346        911    1,257    147       369       516
Investment securities ..............         22        1,360         1,382       218        938    1,156     48     1,151     1,199
Loans, net of unearned discount ....       (866)       9,720         8,854       129      3,282    3,411    444     6,330     6,774
                                         ------       ------      --------    ------    -------  -------  -----    ------   -------
   Total interest income ...........     (1,227)      10,603         9,376     1,272      6,456    7,728    756     8,749     9,505
                                         ------       ------      --------    ------    -------  -------  -----    ------   -------
NOW accounts .......................         31          603           634        97        545      642     --       119       119
Savings and money market deposits ..       (194)         887           693       236      1,095    1,331    222     1,623     1,845
Time deposits ......................       (288)       5,112         4,824       872      5,747    6,619    140     1,421     1,561
Short-term borrowings ..............        (50)        (372)         (422)       70     (3,173)  (3,103)   302     1,954     2,256
Term debt and subordinated debt ....        105           53           158        10        402      412     84       122       206
                                         ------       ------      --------    ------    -------  -------  -----    ------   -------
   Total interest expense ..........       (396)       6,283         5,887     1,285      4,616    5,901    748     5,239     5,987
                                         ------       ------      --------    ------    -------  -------  -----    ------   -------
   Net interest income .............     $ (831)      $4,320      $  3,489    $  (13)   $ 1,840  $ 1,827  $   8    $3,510   $ 3,518
                                         ======       ======      ========    ======    =======  =======  =====    ======   =======


     Volume variances are computed using the change in volume multiplied by the previous year's rate. Rate variances are computed using the changes in rate multiplied by the previous year's volume. The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

ASSET-LIABILITY MANAGEMENT

     As a continuing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on its net interest income. This effort entails providing a reasonable balance between interest rate risk, credit risk, liquidity risk and maintenance of yield. Asset-liability management policies are established and monitored by management in conjunction with the boards of directors of the Banks, subject to general oversight by the Company's Board of Directors. The policy establishes guidelines for acceptable limits on the sensitivity of the market value of assets and liabilities to changes in interest rates.

     The following table illustrates the Company's estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of September 30, 1996. An institution with more assets than liabilities repricing over a given time frame is considered asset sensitive and will generally benefit from rising rates.



                                           TIME TO MATURITY OR REPRICING
                                      ---------------------------------------
                                        0-90       91-365      1-5     OVER 5
                                        DAYS        DAYS      YEARS    YEARS        TOTAL
                                      ---------     ----     --------  ------     --------
                                                    (DOLLARS IN THOUSANDS)
ASSETS:
 Loans .............................. $ 201,974  $ 104,364   $ 81,223  $ 26,844   $ 414,405
 Taxable investments ................    50,791     15,113      5,467     2,653      74,024
 Interest-bearing bank deposits .....    10,000     15,100         --        --      25,100
 Federal funds sold .................    52,033         --         --        --      52,033
 Other ..............................        --         --         --    55,702      55,702
                                      ---------  ---------   --------  --------   ---------
  Total assets ...................... $ 314,798  $ 134,577   $ 86,690  $ 85,199   $ 621,264
                                      =========  =========   ========  ========   =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
 NOW ................................ $  52,658  $      --   $     --  $     --   $  52,658
 Savings and money market ...........   114,103         --         --    28,566     142,669
 Time deposits ......................   151,240    105,494     40,829       890     298,453
 Short term borrowings ..............     1,812         --         --        --       1,812
 Term debt ..........................    16,554         --         --        --      16,554
 Other ..............................        --         --         --   109,118     109,118
                                      ---------  ---------   --------  --------   ---------
  Total liabilities and
   shareholders' equity ............. $ 336,367  $ 105,494   $ 40,829  $138,574   $ 621,264
                                      =========  =========   ========  ========   =========

Rate sensitive assets (RSA) ......... $ 314,798  $ 449,375   $536,065  $621,264   $ 621,264
Rate sensitive liabilities (RSL) .... $ 336,367  $ 441,861   $482,690  $621,264   $ 621,264
Cumulative gap
 (GAP = RSA - RSL) .................. $ (21,569) $   7,514   $ 53,375
RSA/RSL .............................      0.94       1.02       1.11
RSA/Total assets ....................      0.51       0.72       0.86
RSL/Total assets ....................      0.54       0.71       0.78
GAP/Total assets ....................     (3.47)%     1.21%      8.59%
GAP/RSA .............................     (6.85)%     1.67%      9.96%


     While the gap position illustrated above is a useful tool that management can assess for general positioning of the Company's and its subsidiaries' balance sheets, management uses an additional measurement tool to evaluate its asset/liability sensitivity which determines exposure to changes in interest rates by measuring the percentage change in net income due to changes in rates over a two-year time horizon. Management measures such percentage change assuming an instantaneous permanent parallel shift in the yield curve of 200 basis points, both upward and downward. Utilizing this measurement concept, the interest rate risk of the Company, expressed as a percentage change in net income over a two-year time horizon due to changes in interest rates, at September 30, 1996, is as follows:


                           +200 BASIS  -200 BASIS
                             POINTS      POINTS
                           ----------  ----------
Percentage change
  in net income due
  to an immediate 200
  basis point change
  in interest rates
  over a two-year
  time horizon ...........    64.6%      (20.4)%

LIQUIDITY AND CAPITAL RESOURCES

     The following table reflects various measures of the Company's capital at September 30, 1996, and at December 31, 1995 and 1994:



                                                            DECEMBER 31,
                                            SEPTEMBER 30,  --------------
                                               1996        1995    1994
                                            -------------  ------  ------
Average equity-to-average asset ratio ...       7.7%        8.6%    7.2%
Leverage ratio ..........................       6.5%        8.5%    7.1%
Tier 1 risk-based capital ratio .........       8.9%       11.1%    8.9%
Total risk-based capital ratio ..........       9.7%       11.9%    9.6%
Dividend payout ratio ...................       0.0%        0.0%    0.0%



        The Company's consolidated leverage ratio (Tier 1 capital/total assets less intangibles) was 6.5% at September 30, 1996 which places the Company above the "well capitalized" regulatory level. Consolidated Tier 1 and total risk-based capital ratios were 8.9% and 9.7%, respectively. Based on guidelines established by the Federal Reserve Bank, a bank holding company is required to maintain a ratio of Tier 1 capital to risk-based assets of 4.0% and a ratio of total capital to risk-based assets of 8.0%. See "CAPITALIZATION" for the anticipated pro forma effect of the Offering on the Company's capital ratios.



     The Company's principal funds at the holding company level are dividends from its subsidiaries, and if necessary, borrowings or additional equity offerings. Banking laws impose restrictions upon the amount of dividends which can be paid to the Company by the Banks. See "SUPERVISION AND REGULATION -- Financial Institution Regulation Generally -- Dividend Limitations." Based on these laws, the Banks could, subject to minimum capital requirements, declare dividends to the Company without obtaining regulatory approval in an amount not exceeding (a) undivided profits, and (b) the amount of net income reduced by dividends paid for the current and prior two years. In addition, the payment of dividends may be restricted under certain financial covenants in the Company's revolving line of credit and First Premium's existing securitization facility. At September 30, 1996, $2.4 million was available as dividends from the Banks without prior regulatory approval, compared to $1.5 million at January 1, 1996, and no dividend availability from the Banks at December 31, 1994. No cash dividends were paid to the Company by the Banks during the nine-month period ended September 30, 1996 or the years ended December 31, 1995, 1994, or 1993.


     Effective September 1, 1996, the Company obtained a $25.0 million revolving credit line from a major commercial bank to consolidate separate lines previously maintained at the subsidiary holding companies. As of September 30, 1996, the Company had borrowed $16.6 million under the line. The revolving line is secured by all of the shares of common stock of the subsidiary bank holding companies and of each of the Banks, other than Barrington Bank, and bears interest on the amounts outstanding from time to time, at the Company's option, at an interest rate of either (a) LIBOR plus 150 basis points, or (b) the lender's prime rate. Upon completion of this

Offering, the net proceeds will be used to repay all or a portion of the debt outstanding under the line, and thereafter the entire unused portion of the revolving line will remain available for future borrowings. All unpaid principal amounts due under the revolver will mature on or before September 1, 1997.



        Liquidity management at the Banks involves planning to meet anticipated funding needs at a reasonable cost. Liquidity management is guided by policies, formulated and monitored by the Company's senior management and each Bank's asset/liability committee, which take into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments. The Banks' principal sources of funds are deposits, short-term borrowings and capital contributions by the Company out of the proceeds of borrowings under the revolving line. In addition, each of the Banks, except Barrington Bank, has recently applied to become a member of the Federal Home Loan Bank ("FHLB") and, upon approval of its application and payment for the required purchase of FHLB stock, will become eligible to borrow FHLB advances, an additional source of short-term liquidity. Lake Forest Bank and Libertyville Bank have received the necessary approval of their membership applications, and it is anticipated that the other Banks will soon be approved as well.



     The Banks' core deposits, the most stable source of liquidity for community banks due to the nature of long-term relationships generally established with depositors and the security of deposit insurance provided by the FDIC, are available to provide long-term liquidity. At September 30, 1996, 64.5% of the Company's total assets were funded by core deposits with balances less than $100,000, while remaining assets were funded by other funding sources such as core deposits with balances in excess of $100,000, public funds, purchased funds, and the capital of the Banks. At December 31, 1995 and 1994, 66.3% and 51.6% of total assets were funded by core deposits, respectively.



     Liquid assets refers to money market assets such as Federal funds sold and interest bearing deposits with banks, as well as available-for-sale debt securities and held-to-maturity securities with a remaining maturity less than one year. Net liquid assets represent the sum of the liquid asset categories less the amount of assets pledged to secure public funds. At September 30, 1996, net liquid assets totaled approximately $97.8 million, compared to approximately $129.1 million at December 31, 1995 and $88.8 million at December 31, 1994.



     The Banks routinely accept deposits from a variety of municipal entities. Typically, these municipal entities require that banks pledge marketable securities to collateralize these public deposits. At September 30, 1996, December 31, 1995 and December 31, 1994, the Banks had approximately $48.4 million, $35.2 million and $27.6 million, respectively, of securities collateralizing such public deposits. Deposits requiring pledged assets are not considered to be core deposits, and the assets that are pledged as collateral for these deposits are not deemed to be liquid assets.



     To finance its insurance premium loans, First Premium has over the past several years relied primarily on proceeds of loan sales to a securitization facility. In such transactions, First Premium transferred loans to First Premium Funding Corp., its wholly-owned special-purpose corporation, which in turn sold the loans to an independent multi-seller conduit, which issued commercial paper to finance the acquisition of the loans, and First Premium retained servicing rights. Loans have also been financed by short-term lines of credit. Following the Reorganization in September 1996, consistent with the Company's strategy of augmenting the Banks' internal loan generation capabilities with special asset niches, the Banks began purchasing premium finance loans originated by First Premium using funds provided by deposits and other lower-cost funding sources. Consequently, First Premium's activities under the existing securitization facility are being curtailed. The Company is currently exploring the feasibility of establishing a single-seller multi-purpose conduit facility that may be utilized in the future to securitize a variety of different types of assets originated or purchased by the Company, including premium finance loans, to the extent and at such times as management determines asset securitizations to be desirable in implementing overall asset/liability management strategies.

                                    BUSINESS


     The Company is a financial services holding company engaging in community banking and specialty finance through six operating subsidiaries. The Banks make secured and unsecured commercial, home equity, mortgage, and consumer loans, and provide numerous other financial services to their commercial and individual retail customers within their respective communities. Management intends to continue to concentrate on servicing the local communities and expects to achieve growth in its markets by providing high quality, competitive, personal service leading to comprehensive, long-term relationships with the Banks' customers. First Premium originates and services insurance premium finance loans, almost exclusively from commercial borrowers, an increasing portion of which loans are being sold to the Banks to increase the Company's average yield on earning assets. As part of its growth strategy, the Company intends to pursue additional specialized earning asset niches that offer attractive yields and risk profiles. See "THE COMPANY -- Growth Strategy."


MARKETS

     The Banks are headquartered and have branch offices in various affluent suburbs of Chicago, including communities located in suburban Cook, DuPage and Lake Counties. Each of Lake Forest Bank, Hinsdale Bank and Barrington Bank is the only locally managed full-service commercial bank in its primary service area. Libertyville Bank is one of only two and North Shore Bank is one of few locally managed full service commercial banks in their primary service areas. The table below sets forth certain information with respect to market areas of each of the Banks:


                           COMMUNITIES                                AVERAGE
      BANK                   SERVED              POPULATION(1)  HOUSEHOLD INCOME(3)
      ----                 -----------           -------------  -------------------
Lake Forest Bank   Lake Forest, Illinois            18,771           $ 142,688
                   Lake Bluff, Illinois              6,125             105,999
Hinsdale Bank      Hinsdale, Illinois               16,357             106,288
                   Clarendon Hills, Illinois(2)      7,491              63,927
                   Western Springs, Illinois        12,464              78,364
                   Burr Ridge, Illinois              9,232             120,071
North Shore Bank   Wilmette, Illinois               27,547             105,095
                   Kenilworth, Illinois              2,521             215,611
                   Glencoe, Illinois                 8,705             164,254
                   Winnetka, Illinois               12,899             174,957
Libertyville Bank  Libertyville, Illinois           19,757              72,815
                   Mundelein, Illinois              23,995              50,466
                   Vernon Hills, Illinois           18,830              53,722
Barrington Bank    Barrington, Illinois              9,830              81,125
                   Barrington Hills, Illinois        4,629             178,096
                   Lake Barrington, Illinois         4,065             114,979
                   South Barrington, Illinois        3,760             170,271
                   North Barrington, Illinois        2,365             151,677
                   Inverness, Illinois               7,564             147,962


-----------------
(1) Reflects 1994 estimates published by Bureau of the Census, U.S. Department of Commerce.
(2) Operates in this location as Clarendon Hills Bank, a branch of Hinsdale
    Bank.

(3) Provided by Northeastern Illinois Planning Commission derived from 1989 information reported in 1990 U.S. Census Data.

     First Premium is licensed or otherwise qualified to do business as an insurance premium finance company in 45 states and the District of Columbia, and has applied for licenses in three additional states. Virtually all of its outstanding loans are commercial accounts.


DEPOSITS


        The Banks offer a variety of accounts for depositors designed to attract both short-term and long-term deposits. The Banks' deposit accounts include certificates of deposit, savings accounts, checking and NOW accounts and money market accounts. The Banks continue to aggressively promote products to their communities through innovative marketing programs and attractive interest rates, seeking to meld competitive products with superior customer service. For example, the Company has been successful in attracting NOW account deposits from municipalities within the Banks' markets by offering a high level of personalized attention.


     The following table presents the balances of deposits by category and each category as a percentage of total deposits at September 30, 1996 and at December 31, 1995, 1994 and 1993.

                                                                     DECEMBER 31,
                             SEPTEMBER 30,     --------------------------------------------------------
                                 1996                1995                1994               1993
                           -----------------   -----------------   -----------------  -----------------
                                    PERCENT             PERCENT             PERCENT            PERCENT
                           BALANCE  OF TOTAL   BALANCE  OF TOTAL   BALANCE  OF TOTAL  BALANCE  OF TOTAL
                           -------  --------   -------  --------   -------  --------  -------  --------
                                                    (DOLLARS IN THOUSANDS)
Demand ................... $ 55,523   10%      $ 45,869   11%      $ 25,118   11%      $15,051   15%
Savings ..................   55,194   10         47,189   12         45,368   21        31,786   32
NOW ......................   52,658   10         33,685    8         13,087    6         4,409    5
Money market .............   87,475   16         74,243   18         57,814   26        26,885   27
Certificates of deposit...  298,453   54        204,672   51         80,598   36        20,133   21
                           --------  ---       --------  ---       --------  ---       -------  ---
   Total deposits ........ $549,303  100%      $405,658  100%      $221,985  100%      $98,264  100%
                           ========  ===       ========  ===       ========  ===       =======  ===

     In connection with its successive openings of new banking facilities, the Company has aggressively marketed innovative deposit products at highly competitive rates to garner market share in the communities served. As part of its strategy to continue to attract deposits, the Banks have at different times offered a variety of certificate of deposit products, with varying maturities and rates, including variable rate CDs.

     The aggregate amounts of time deposits, in denominations of $100,000 or more, by maturity, are shown below as of the dates indicated:



                                     SEPTEMBER 30,  DECEMBER 31,
                                         1996           1995
                                     -------------  ------------
                                           (IN THOUSANDS)
Three months or less ................. $ 54,872      $ 43,057
Over three through six months ........   43,240        13,138
Over six through twelve months .......   32,509        16,827
Over twelve months ...................   17,933        20,596
                                       --------      --------
   Total ............................. $148,554      $ 93,618
                                       ========      ========


LENDING ACTIVITIES

     The Banks aggressively seek quality loan relationships. The Banks' boards and management teams believe in sound credit analysis and loan documentation. Management also seeks to avoid undue concentrations of loans to a single industry or based on a single class of collateral. The Company has concentrated asset origination efforts on building lending businesses in the areas of small business and residential real estate loans, including home equity loans and lines of credit, in addition to the insurance premium finance activities conducted by First Premium. In addition, the Company is developing lending programs focused on specialized earning asset niches having large volumes of homogeneous assets in order to augment the Banks' portfolios and that can possibly be sold in the secondary market to generate fee income. Currently, the Banks are financing premium finance loans generated by First Premium, indirect auto paper and mortgage warehouse loans.


     Classification of loans. The following table sets forth the Company's loans at September 30, 1996 and as of December 31 for the previous five fiscal years:



                                                                 DECEMBER 31,
                                 SEPTEMBER 30,  ----------------------------------------------
                                     1996         1995      1994      1993     1992     1991
                                 -------------  --------  --------  --------  -------  -------
                                                    (IN THOUSANDS)
Commercial and commercial
  real estate ................    $ 167,727     $101,271  $ 45,587  $ 13,642  $ 4,659  $    --
Home equity ..................       80,034       54,592    26,244    13,090    6,351       --
Indirect auto ................       79,068       37,323        --        --       --       --
Residential real estate ......       50,576       37,074    26,188    14,095    9,020       --
Premium finance ..............       14,838       15,447    91,098    62,256   22,855    5,460
Other loans ..................       22,162       12,524     4,865     6,193    5,642   28,022
                                  ---------     --------  --------  --------  -------  -------
  Total loans                     $ 414,405     $258,231  $193,982  $109,276  $48,527  $33,482
                                  =========     ========  ========  ========  =======  =======




     Commercial and commercial real estate loans. The commercial loan component is comprised primarily of commercial real estate loans, lines of credit for working capital purposes, and term loans for the acquisition of equipment. Commercial real estate is predominantly owner occupied and secured
by a first mortgage lien and assignment of rents on the property.   Equipment
loans are fully amortized over 24 to 60 months and secured by titles and/or U.C.C. filings. Working capital lines are renewable annually and supported by business assets, personal guarantees and often some sort of additional collateral. Commercial business lending is generally considered to involve a higher degree of risk than traditional bank lending. The vast majority of commercial loans are made within the Banks' immediate market areas. The increase can be attributed to an emphasis on business development calling programs and superior servicing of existing commercial loan customers which has increased referrals.



     In addition to the home mortgages originated by the Banks' lending officers, the Company participates in mortgage warehouse lending by providing interim funding to unaffiliated mortgage brokers to finance residential mortgages originated by such brokers for sale into the secondary market. The Company's loans to the mortgage brokers are secured by the business assets of the mortgage companies as well as the underlying mortgages, the majority of which are funded by the Company on a loan-by-loan basis after they have been preapproved for purchase by third party end lenders who forward payment directly to the Company upon their acceptance of final loan documentation. In addition, the Company may also provide interim financing for packages of mortgage loans on a bulk basis in circumstances where the mortgage brokers desire to competitively bid a number of mortgages for sale as a package in the secondary market. Typically, the Company will serve as sole funding source for its mortgage warehouse lending customers under short-term revolving credit agreements. Amounts advanced with respect to any particular mortgages are usually required to be repaid within 15 days. The Company has developed strong relationships with a number of mortgage brokers and is seeking to expand its customer base for this niche business.

     The following table classifies the commercial loan portfolio category at December 31, 1995 by date at which the loans mature:



                               ONE YEAR    FROM ONE       AFTER
                               OR LESS   TO FIVE YEARS  FIVE YEARS   TOTAL
                               --------  -------------  ----------  --------
                                              (IN THOUSANDS)
Commercial loans
  and commercial real
  estate loans ..............   $ 71,284    $ 15,927      $ 3,300     $ 90,511
Commercial paper.............     10,760         --            --       10,760
                                --------    --------      -------     --------
                                $ 82,044    $ 15,927      $ 3,300     $101,271
                                ========    ========      =======     ========


Of those loans maturing after one year, $17.6 million have fixed rates.


     Home equity loans. The Company's home equity loan products are generally structured as lines of credit secured by first or second position mortgage liens on the underlying property with loan-to-value ratios not exceeding 80%, including prior liens, if any. The Banks' home equity loans feature competitive rate structures and fee arrangements. In addition, the Banks periodically offer promotional home equity loan products as part of their marketing strategy often featuring lower introductory rates.



     Indirect auto loans. As part of its strategy to pursue specialized earning asset niches to augment loan generation within the Banks' target markets, the Company finances fixed rate automobile loans sourced indirectly through unaffiliated automobile dealers. As of September 30, 1996, indirect auto loans comprised approximately 81.9% of the Company's consumer loan portfolio. Indirect automobile loans are secured by new and used automobiles and are generated by a network of automobile dealers located in the Chicago area with which the Company has established relationships. These credits generally have an original maturity of 36 to 60 months and the average actual
maturity is estimated to be approximately 37 months.   The risk associated with
this portfolio is diversified amongst many individual borrowers. Management continually monitors the dealer relationships and the Banks are not dependent on any one dealer as a source of such loans. Like other consumer loans, the indirect auto loans are subject to the Banks' stringent credit standards.



     Residential real estate mortgages. The residential real estate category includes one- to four-family adjustable rate mortgages that have repricing terms generally from one to three years, construction loans to individuals, and bridge financing loans for qualifying customers. The adjustable rate mortgages are often non-agency conforming, may have terms based on differing indexes, and relate to properties located principally in the Chicago metropolitan area or vacation homes owned by local residents. Adjustable-rate mortgage loans decrease, but do not eliminate, the risks associated with changes in interest rates. Because periodic and lifetime caps limit the interest rate adjustments, the value of adjustable-rate mortgage loans fluctuates inversely with changes in interest rates. In addition, as interest rates increase, the required payments by the borrower increases, thus increasing the potential for default. The Company does not generally originate loans for its own portfolio with long-term fixed rates due to interest rate risk considerations. However, the Banks do accommodate customer requests for fixed rate loans by originating and selling the loans into the secondary market, in connection with which the Company receives fee income.



     Premium finance loans. The Company's most significant specialized earning asset niche is comprised of commercial insurance premium finance loans. The Company internally originates premium finance loans, primarily to commercial customers, at First Premium which generally sells them to the Banks or funds the loans through asset securitization facilities. All premium finance loans financed in this manner are subject to the Company's stringent credit standards. The Company rarely finances consumer insurance premiums, which are regarded by management as riskier loans.

     First Premium offers financing of approximately 80% of an insurance premium primarily to commercial purchasers of property and casualty and liability insurance who desire to pay insurance premiums on an installment basis. The premium finance loan allows the insured to spread the cost of the insurance policy over time. First Premium markets its financial services primarily by establishing and maintaining relationships with medium and large insurance agents and brokers and by offering a high degree of service and innovative products. Senior management is significantly involved in First Premium's marketing efforts, currently focused almost exclusively on commercial accounts which it believes provide higher returns at lower risk. Loans are originated by First Premium's own sales force by working with insurance agents and brokers throughout the United States. As of December 31, 1996, First Premium had the necessary licensing and other regulatory approvals to do business in 45 states and the District of Columbia and has applied for licenses in three additional states.



     In financing insurance premiums, the Company does not assume the risk of loss normally borne by insurance carriers. Typically the insured buys an insurance policy from an independent insurance agent or broker who offers financing through First Premium. The insured makes a down payment of approximately 15% to 25% of the total premium and signs a premium finance agreement with First Premium for the balance due, which amount First Premium disburses directly to the insurance carrier or its agents to satisfy the unpaid premium amount. As the insurer earns the premium ratably over the life of the policy, the unearned portion of the premium secures payment of the balance due to First Premium by the insured. Under the terms of the Company's standard form of financing contract, the Company has the power to cancel the insurance policy if there is a default in the payment on the finance contract and to collect the unearned portion of the premium from the insurance carrier. In the event of cancellation of a policy, the cash returned in payment of the unearned premium by the insurer should be sufficient to cover the loan balance and generally the interest and other charges due as well.



     Other. Included in other loans is a wide variety of personal and consumer loans to individuals. The Banks have been originating consumer loans in recent years in order to provide a wider range of financial services to their customers. Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans due to the type and nature of the collateral.


     The Company has no loans to businesses or governments of foreign countries.

ASSET QUALITY

     Nonaccrual, Past Due and Restructured Loans. The following table sets forth nonaccrual loans as of the dates shown:


                                                               DECEMBER 31,
                                  SEPTEMBER 30,  -----------------------------------------
                                      1996        1995     1994     1993    1992    1991
                                  ------------   -------  -------  ------- ------- -------
                                                  (DOLLARS IN THOUSANDS)
Nonaccrual loans .................. $ 2,002      $ 1,778   $   4    $   4   $  44   $   7
Loans past due 90 days or more ....     179          142      16       --      88      --
Restructured loans ................      --           --      --       --      --      --
                                    -------      -------   -----    -----   -----   -----
   Total nonperforming loans ......   2,181        1,920      20        4     132       7
Other real estate owned ...........      --           --      --       --      --      --
                                    -------      -------   -----    -----   -----   -----
   Total nonperforming assets ..... $ 2,181      $ 1,920   $  20    $   4   $ 132   $   7
                                    =======      =======   =====    =====   =====   =====
Total nonperforming loans to
 total loans ......................    0.53%        0.74%   0.01%      --%   0.27%   0.02%
Total nonperforming assets to
 total assets .....................    0.35%        0.41%   0.01%      --%   0.16%   0.01%
Nonaccrual loans to total loans ...    0.48%        0.69%     --%      --%   0.09%   0.02%

     It is the policy of the Company to discontinue the accrual of interest income on any loan for which there is a reasonable doubt as to the payment of interest or principal. Nonaccrual loans are returned to an accrual status when the financial position of the borrower indicates there is no longer any reasonable doubt as to the payment of principal or interest. Of the $2.2 million of non-performing assets at September 30, 1996, $1.3 million relates to a non-performing loan at First Premium, which amount is expected to be fully recovered and a substantial portion of which management expects to be collected early in 1997. Accordingly, no amount has been specifically reserved against possible loss related to this loan.



     Other than those loans reflected in the table above, the Company had no significant loans (i) for which the terms had been renegotiated, or (ii) for which there were serious doubts as to the ability of the borrower to comply with repayment terms.


     Potential Problem Loans. In addition to those loans disclosed under "Nonaccrual, Past Due and Restructured Loans," there are certain loans in the portfolio which management has identified, through its problem loan identification system which exhibit a higher than normal credit risk. However, these loans do not represent non-performing loans to the Company. Management's review of the total loan portfolio to identify loans where there is concern that the borrower will not be able to continue to satisfy present loan repayment terms includes factors such as review of individual loans, recent loss experience and current economic conditions. Loans in this category include those with characteristics such as those past maturity more than 45 days, those that have recent adverse operating cash flow or balance sheet trends, or have general risk characteristics that the loan officer believes might jeopardize the future timely collection of principal and interest payments. The principal amount of loans in this category as of September 30, 1996, and December 31, 1995 were approximately $1.1 million and $604,000, respectively. Loans in this category generally include loans that were classified for regulatory purposes. At September 30, 1996, there were no significant loans which were classified by any bank regulatory agency that are not included above as nonaccrual, past due or restructured.

     Loan Concentrations. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The Company had no concentrations of loans exceeding 10% of total loans at September 30, 1996 or December 31, 1995, except for indirect auto loans as discussed above.


     Other Real Estate Owned. The Company did not have any Other Real Estate Owned at the end of any of the reporting periods.

     Summary of Loan Loss Experience. The following table summarizes average loan balances, changes in the allowance for possible loan losses arising from additions to the allowance which have been charged to earnings, and loans charged-off and recoveries on loans previously charged-off by loan category for the periods shown.



                                                                       DECEMBER 31,
                                        SEPTEMBER 30,  ---------------------------------------------
                                            1996          1995     1994      1993    1992     1991
                                        -------------  --------  --------  -------  -------  -------
                                                             (DOLLARS IN THOUSANDS)
Balance at beginning of period .......  $  2,763      $  1,702  $  1,357   $   961  $   818  $ 1,115
Loans charged-off:
------------------
Residential real estate ..............        --            --        --        --       --       --
Commercial and commercial
 real estate .........................        --            --       (20)       --       --       --
Home equity ..........................      (111)          (25)       --        --       --       --
Premium finance ......................      (107)         (247)      (40)       (5)      --       --
Financing leases .....................       (84)         (109)     (205)     (728)    (965)    (779)
Other loans ..........................       (72)          (18)       --        --       --       --
                                        --------      --------  --------   -------  -------  -------
 Total charged-off ...................      (374)         (399)     (265)     (733)    (965)    (779)
                                        --------      --------  --------     -----  -------  -------
Recoveries:
-----------
Residential real estate ..............        --            --        --        --       --       --
Commercial and commercial
 real estate .........................        --            --        --        --       --       --
Home equity ..........................        --            --        --        --       --       --
Premium finance ......................        --            30         3         2       --       --
Financing leases .....................        --            --        --        --       --       --
Other loans ..........................        16            --        --        --       --       --
                                        --------      --------  --------   -------  -------  -------
 Total recoveries ....................        16            30         3         2       --       --
                                        --------      --------  --------   -------  -------  -------
Net loans charged-off ................      (358)         (369)     (262)     (731)    (965)    (779)
                                        --------      --------  --------   -------  -------  -------
Reduction due to subsidiary sold .....        --            --        --        --       (8)    (963)
Provision for possible loan losses ...     1,344         1,430       607     1,127    1,116    1,445
                                        --------      --------  --------   -------  -------  -------
Balance at end of period .............  $  3,749      $  2,763    $1,702   $ 1,357  $   961  $   818
                                        ========      ========  ========   =======  =======  =======
Average total loans outstanding ......  $316,279      $183,614  $148,209   $79,052   40,528  $56,567
                                        ========      ========  ========   =======  =======  =======
Net charged-off to average total
  loans ..............................      0.15%         0.20%     0.18%     0.92%    2.38%    1.38%
                                        ========      ========  ========   =======  =======  =======

     At September 30, 1996, management of the Company allocated the allowance for possible loan losses by specific category as shown in the following table. The allocations were made after considering all relevant qualitative and quantitative factors about the loan portfolio.



                                               PERCENT OF
                                              LOANS IN EACH
                                               CATEGORY TO
                                      AMOUNT   TOTAL LOANS
                                      ------  -------------
                                      (DOLLARS IN THOUSANDS)
        Commercial and commercial
         real estate ...............  $ 1,242     40%
        Home equity ................      416     19
        Indirect auto ..............      366     19
        Residential real estate ....       34     12
        Premium finance ............      316      4
        Other ......................      115      6
        Unallocated ................    1,260      N/A
                                      -------    ---
         Total .....................  $ 3,749    100%
                                      =======    ===


     Control of the Company's loan quality is continually monitored by management and is reviewed by the boards of directors and credit committees of the Banks on a monthly basis, subject to the oversight by the Company's Board of Directors through its members who serve on such credit committees. Independent external review of the loan portfolio is provided by the examinations conducted by regulatory authorities, independent public accountants in conjunction with their annual audit, and an independent loan review performed by an entity engaged by the Board of Directors. The amount of additions to the allowance for possible loan losses which are charged to earnings through the provision for possible loan losses are determined based on a variety of factors, including actual charge-offs during the year, historical loss experience, delinquent loans, and an evaluation of current and prospective economic conditions in the market area. Management believes the allowance for possible loan losses is adequate to cover any potential losses.

INVESTMENT ACTIVITIES

     Money Market Investments and Investment Securities. The Company's objective in managing its securities portfolio is to balance liquidity risk, interest rate risk and credit quality such that the earnings of the Company are maximized. Management has maintained the funds that were not invested in loans in short-term investment securities and money market investments. The carrying value of such investments is set forth in the table below.


                                                          DECEMBER 31,
                                      SEPTEMBER 30,  --------------------
                                          1996         1995        1994
                                      -------------  --------    --------
                                               (IN THOUSANDS)
Federal funds sold ................... $ 52,033      $ 55,812    $ 24,799
Interest bearing deposits with banks..   25,100        50,600      42,199
Investment securities ................   74,024        62,890      61,546
                                       --------      --------    --------
Total money market investments and
 investment securities ............... $151,157      $169,302    $128,544
                                       ========      ========    ========

     Federal Funds Sold, Interest Bearing Deposits with Banks and Investment Securities. Federal funds sold and interest bearing deposits with banks are very short-term investments with high-quality banks. The balances in these accounts fluctuate based upon deposit inflows and loan demand. These accounts are extremely liquid and provide management with the ability to meet liquidity needs for supplying loan demand or for other reasons.

     Investment Securities. The table below sets forth the carrying value of securities at the dates indicated, presented by category:

                                                    DECEMBER 31,
                               SEPTEMBER 30,  -------------------------
                                   1996       1995(1)   1994     1993
                               -------------  -------  -------  -------
                                            (IN THOUSANDS)
Available-for-Sale
U.S. Treasury obligations .....  $ 30,794    $ 5,529  $    --  $ 4,919
Federal agency obligations.....    21,130     25,671       --       --
Corporate notes and other
 securities ...................    15,808     25,762    4,773    9,390
Federal Reserve Bank stock ....     1,290        925      637      385
                                 --------    -------  -------  -------
Total available-for-sale ......    69,022     57,887    5,410   14,694
                                 --------    -------  -------  -------
Held-to-Maturity
U.S. Treasury obligations .....     5,002      5,002   10,596       --
Federal agency obligations ....        --         --   42,504   10,317
Corporate notes ...............        --         --    3,036    2,811
                                 --------    -------  -------  -------
Total held-to-maturity ........     5,002      5,002   56,136   13,128
                                 --------    -------  -------  -------
Total investment securities ...  $ 74,024    $62,889  $61,546  $27,822
                                 ========    =======  =======  =======

_______________


(1) During 1995, the Company elected to transfer certain securities from the held-to-maturity classification to the available-for-sale classification as allowed by SFAS 115. See Note 2 to Consolidated Financial Statements included elsewhere herein.


     Maturities of total investment securities as of September 30, 1996 are as follows:



                                                                               Federal
                             WITHIN     FROM ONE     FROM FIVE TO    AFTER     RESERVE
                            ONE YEAR  TO FIVE YEARS   TEN YEARS    TEN YEARS  BANK STOCK     TOTAL
                            --------  -------------  ------------  ---------  ----------    -------
                                                       (IN THOUSANDS)
U.S. Treasuries ...............  $ 30,794  $  5,002     $    --       $    --     $    --    $ 35,796
Federal agency obligations ....    21,130        --          --            --          --      21,130
Corporate notes and other
 securities ...................     6,428     9,380          --            --          --      15,808
Federal Reserve Bank stock ....        --        --          --            --       1,290       1,290
                                 --------  --------     -------       -------     -------    --------
 Total ........................  $ 58,352  $ 14,382     $    --       $    --     $ 1,290    $ 74,024
                                 ========  ========     =======       =======     =======    ========



     The weighted average yield for each range of maturities of securities is shown below as of September 30, 1996:




                                                                                   FEDERAL
                                 WITHIN     FROM ONE     FROM FIVE TO    AFTER     RESERVE
                                ONE YEAR  TO FIVE YEARS   TEN YEARS    TEN YEARS  BANK STOCK   TOTAL
                                --------  -------------  ------------  ---------  ----------   ------
                                                      (IN THOUSANDS)
U.S. Treasuries ..............    5.54%       4.99%          --            --         --        5.46%
Federal agency obligations ...    5.46%         --           --            --         --        5.46%
Corporate notes and other
 securities ..................    6.16%       5.62%          --            --         --        5.85%
Federal Reserve Bank stock ...      --          --           --            --       6.00%       6.00%


      There were no securities of any single issuer which had book value in excess of 10% of shareholders' equity at September 30, 1996.

TRUST SERVICES


     Currently, through Lake Forest Bank's trust department, the Company provides investment management and trust services primarily for the customers of Lake Forest Bank. The trust department had in excess of $100 million of assets under management as of September 30, 1996. Providing a full complement of asset management services for individuals and corporations, the major area of concentration for trust business has been investment management for individuals and small businesses. The Company markets its trust services primarily to customers whose needs it believes can be better met through the personalized attention of community bank trust officers. The Company's strategy includes a focused emphasis on further growth of the trust business, and management anticipates expanding trust services to the other Banks' markets over the next three years.


PROPERTIES

     The Company's property consists of the property occupied by each of the Banks and First Premium.


     Lake Forest Bank has four physical banking locations. Lake Forest Bank owns its main bank facility, a three story, 18,000 square foot brick building located at 727 North Bank Lane in Lake Forest, Illinois. Lake Forest Bank constructed a drive-in, walk-up banking facility on land leased from the City of Lake Forest on the corner of Bank Lane and Wisconsin Avenue in Lake Forest, approximately one block north of the main banking facility. Lake Forest Bank also leases a 1,200 square foot, full service banking facility at 103 East Scranton Avenue in Lake Bluff, Illinois and a 2,100 square foot, full service banking facility on the west side of Lake Forest, Illinois at 810 South Waukegan Road. In addition, Lake Forest Bank has leased a space in the Telegraph Road Metra Station located at 911 South Telegraph Road, Lake Forest, Illinois, where a new drive-up facility is under construction. The new facility is scheduled to open during the first quarter of 1997. Lake Forest Bank maintains automated teller machines at each of its locations except the 810 South Waukegan Road facility. Lake Forest Bank has no offsite automated teller machines.


     Hinsdale Bank currently has three physical banking locations. Hinsdale Bank owns its main bank facility, a two story brick building located at 25 East First Street in downtown Hinsdale, Illinois. Hinsdale Bank constructed a 1,000 square foot drive-in, walk-up banking facility at 130 West Chestnut, approximately two blocks west of the main banking facility. Hinsdale Bank maintains automated teller machines at both of its locations. Hinsdale Bank has no offsite automated teller machines. Hinsdale Bank also has a building in Clarendon Hills which has approximately 6,000 square feet. Clarendon Hills Bank, a branch of Hinsdale Bank, currently occupies approximately 2,000 square feet as a full service banking facility and leases the remainder of the space to unrelated parties.

     North Shore Bank currently has four physical banking locations. North Shore Bank owns its main bank facility, a one story brick building that is located at 1145 Wilmette Avenue in downtown Wilmette, Illinois. North Shore Bank also owns a newly constructed 9,600 square foot drive-in, walk-up banking facility at 720 12th Street, approximately one block west of the main banking facility. North Shore Bank leases a full service banking facility at 362 Park Avenue in Glencoe, Illinois. Additionally, during May, 1996, North Shore Bank opened a branch banking facility in Winnetka, Illinois where it leases approximately 4,000 square feet. North Shore Bank maintains automated teller machines at each of its locations, except Glencoe and Winnetka. North Shore Bank has no offsite automated teller machines.

     Libertyville Bank currently has two physical banking locations. Libertyville Bank owns its main bank facility, a 13,000 square foot two story brick building located at 507 North Milwaukee Avenue in downtown Libertyville, Illinois, which was a former bank building. Libertyville Bank also owns a 2,500 square foot drive-in, walk-up banking facility at 201 Hurlburt Court, approximately five blocks southeast of the main banking facility. Libertyville Bank maintains automated teller machines at both of its locations.
Libertyville Bank has no offsite automated teller machines.

     Barrington Bank currently has one physical banking location, a 2,860 square foot space which it is leasing. The building is located at 202 South Cook Street in Barrington, Illinois. This location will serve as a temporary facility for the Bank until such time as its permanent facility is completed. Barrington Bank has purchased property located at 201 South Hough in Barrington and has designed for new construction a 15,000 square foot frame structure with an attached drive-through facility. This building will serve as Barrington Bank's main bank facility when construction is completed, currently scheduled for late 1997.



     First Premium's offices are located at 520 Lake Cook Road, Suite 300, Deerfield, Illinois 60015. First Premium leases approximately 12,000 square feet of office space at a cost of $27,000 per month under a eight-year and nine month lease expiring in the year 2000.


COMPETITION


     The Company competes in the commercial banking industry through its subsidiaries, North Shore Bank, Lake Forest Bank, Hinsdale Bank, Libertyville Bank and Barrington Bank, in the communities each serves. The commercial banking industry is highly competitive, and the Banks face strong direct competition for deposits, loans, and other financial-related services. The Banks compete directly in Cook, DuPage and Lake counties with other commercial banks, thrifts, credit unions, stockbrokers, and the finance divisions of automobile companies. Some of these competitors are local, while others are statewide or nationwide. The Banks have developed a community banking and marketing strategy. In keeping with this strategy, the Banks provide highly personalized and responsive service characteristic of locally-owned and managed institutions. As such, the Banks compete for deposits principally by offering depositors a variety of deposit programs, convenient office locations, hours and other services, and for loan originations primarily through the interest rates and loan fees they charge, the efficiency and quality of services they provide to borrowers and the variety of their loan products. Some of the financial institutions and financial services organizations with which the Banks compete are not subject to the same degree of regulation as that imposed on bank holding companies, Illinois banking corporations and national banking associations. In addition, the larger banking organizations have significantly greater resources than those that will be available to the Banks. As a result, such competitors have advantages over the Banks in providing certain non-deposit services. Currently, major competitors in certain of the Banks' markets include banking subsidiaries of Harris Bankcorp, Inc., Northern Trust Corporation, and First Chicago/NBD Corp.


     First Premium encounters intense competition from numerous other firms, including a number of national commercial premium finance companies, companies affiliated with insurance carriers, independent insurance brokers who offer premium finance services, banks and other lending institutions. Some of First Premium's competitors are larger and have greater financial and other resources and are better known than First Premium. In addition, there are few, if any, barriers to entry into this industry in the event other firms, particularly insurance carriers and their affiliates, seek to compete in this market.


     First Premium believes that it offers better service and more flexibility with regard to late payments and policy cancellations than affiliates of insurance carriers, banks and other lending institutions. First Premium competes with these entities by emphasizing a high level of knowledge of the insurance industry, flexibility in structuring financing transactions, and the timely purchase of qualifying contracts. First Premium believes that its commitment to account service also distinguishes it from its competitors. It is First Premium's policy to notify the insurance agent when an insured is in default and to assist in collection, if requested by the agent. To the extent that affiliates of insurance carriers, banks, and other lending institutions add greater service and flexibility to their financing practices in the future, the Company's operations could be adversely affected. There can be no assurance that First Premium will be able to continue to compete successfully in its markets.


LEGAL PROCEEDINGS

     The Company and its subsidiaries from time to time are subject to pending and threatened legal action and proceedings arising in the normal course of business. Since the Banks act as depositories of funds, they are from time to time named as defendants in various lawsuits (such as garnishment proceedings) involving claims to the ownership of funds in particular accounts. Any such litigation currently pending is incidental to such Bank's business and, based on information currently available to management, management believes the outcome of such actions or proceedings will not have a material adverse effect on the operations or financial condition of the Company or its subsidiaries.

EMPLOYEES

     As of September 30, 1996, the Company had 211 full-time equivalent employees of which 58 full-time equivalent employees were employed by Lake Forest Bank, 38 full-time equivalent employees were employed by Hinsdale Bank, 51 full-time equivalent employees were employed by North Shore Bank, 21 full-time equivalent employees were employed by Libertyville Bank and 44 full-time equivalent employees were employed by First Premium. In December of 1996, Barrington Bank opened with 13 full-time equivalent employees. The Company and the Banks provide their employees with a comprehensive program of benefits, some of which are on a contributory basis, including comprehensive medical and dental plans, life insurance plans, and 401(k) plans. Management considers its relationship with its employees to be good.

                                  MANAGEMENT


BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes of Directors who are elected to hold office for staggered three-year terms as provided in the Company's By-laws. Those persons currently serving as Class I Directors will hold office until the Annual Shareholder Meeting to be held in 1997; Class II Directors will hold office until the Annual Shareholder Meeting to be held in 1998; and Class III Directors will hold office until the Annual Shareholder Meeting to be held in 1999.

     The names, ages and certain background information of the persons who constitute the Board of Directors of the Company (the "Directors") are set forth below.

Howard D. Adams -- (63) Chairman and Chief Executive Officer; Class I Director.

     Mr. Adams was the principal organizer of the Company and each of its subsidiaries. For more than the past 10 years, he has concentrated his business activities primarily in diversified financial services businesses. Since 1986, Mr. Adams has served as Chairman of Crabtree Capital Corporation ("Crabtree") and has been an officer and director of its various subsidiaries, including First Premium. Together with Edward J. Wehmer and certain other organizers, he founded Lake Forest Bancorp, Inc. ("Lake Forest") in 1991, Hinsdale Bancorp, Inc. ("Hinsdale") in 1993, North Shore Bank in 1994 and Libertyville Bancorp, Inc. ("Libertyville") in 1995. He is currently the Chairman and a Director of Crabtree, Lake Forest and Libertyville, and he is the Vice-Chairman and a Director of Hinsdale. He also serves as a director of each of the Banks and First Premium.


     Prior to 1986, Mr. Adams was associated in various capacities with the firm of Booz, Allen & Hamilton Inc. for 23 years, as well as being the principal investor and chairman of community banks that were located in Winnetka, Glencoe, Wilmette, and Hinsdale, Illinois. During his tenure at Booz Allen, he was the partner responsible for domestic and international banking and financial consulting services. When he left Booz Allen in 1986, he had been serving as the senior advisor in those areas. Mr. Adams is a Trustee of the Chicago Horticultural Society and Colby College of Waterville, Maine (retired) and is a member of the Lake Forest Open Lands Association.

Edward J. Wehmer -- (42) President and Class I Director.

     Mr. Wehmer has been a principal organizer, together with Howard D. Adams, of each of the banking organizations. He has served as the President of Lake Forest and Lake Forest Bank since its establishment in 1991. Mr. Wehmer serves as the Vice Chairman and a Director of First Premium, Lake Forest, Hinsdale, Libertyville and each of the Banks.

     Prior to joining Lake Forest, Mr. Wehmer was President and a director of Lincoln National Bank, Chicago, Illinois and from 1985 to 1991, Senior Vice President, Chief Financial Officer, and a director of its parent company, River Forest Bancorp, Chicago, Illinois. Mr. Wehmer also served as a managing director of that organization's six other banking subsidiaries and as President of a mortgage banking subsidiary and a commercial finance subsidiary. Mr. Wehmer is also a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Whinney specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer is a Trustee of Barat College, Lake Forest, Illinois, and is involved in several other charitable and fraternal organizations.

Alan W. Adams -- (31) Class I Director.

     Mr. Adams has been Vice President/Lending at Lake Forest Bank since August 1993 after obtaining his law degree. He is licensed to practice law in the State of Illinois and is a member of the Illinois and American Bar Associations. Prior to law school and his association with Lake Forest Bank, Mr. Adams was the Senior Financial and Strategic Analyst for Crabtree from March through August 1990. From 1987 through 1989, Mr. Adams was a commercial lending representative for Harris Trust and Savings Bank, specializing in banking relationships with companies in the food and agribusiness industries. Mr. Adams serves on the board of directors of the Gorton Community Center and the Associate Board of the Lake Forest Open Lands Association. He is the son of Howard D. Adams.


Joseph Alaimo -- (66) Class III Director.



     Mr. Alaimo has been Director of Trust Investments at Lake Forest Bank since December 1994. Prior to joining Lake Forest Bank, he was employed for more than 30 years by Continental Bank, where he served most recently as Director of Investor Relations. Mr. Alaimo held various senior positions in the trust department at Continental Bank before he became their Director of Investor Relations.


Peter Crist -- (44) Class III Director.

     Mr. Crist is President of Crist Partners, Ltd., an executive search firm he founded in 1994. Immediately prior thereto he was the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He is a Director of Hinsdale and Hinsdale Bank.

Maurice F. Dunne, Jr. -- (69) Class II Director.

     Mr. Dunne has been the President of Maurice F. Dunne Ltd., an educational consulting firm, since September 1991. Prior thereto, he served as President of the Lake Forest Graduate School of Management, Lake Forest, Illinois for more than 25 years. Mr. Dunne also served as the chief operating officer of the Northern Illinois Business Association from September 1991 to June 1993. Mr. Dunne is a Director of Lake Forest, Lake Forest Bank and North Shore Bank.

Eugene Hotchkiss III -- (68) Class II Director.

     Mr. Hotchkiss served as the President of Lake Forest College from 1970 to 1993 and has been the President Emeritus of Lake Forest College since 1993. Since 1994, Mr. Hotchkiss has been Senior Fellow of the Foundation for Independent Higher Education, Chicago, Illinois and since 1996 has been Senior Fellow of the Association of Governing Boards, Washington, D.C. Mr. Hotchkiss is a Director of Lake Forest and Lake Forest Bank.

James Knollenberg -- (48) Class II Director.

     Mr. Knollenberg serves as the President of First Premium, which he helped organize, together with an experienced management team, in 1990. Mr. Knollenberg has 25 years experience in corporate financial services. In 1975, he co-founded Borg-Warner Insurance Finance Corp., the premium finance unit of Borg Warner Financial Services, which was later acquired by Transamerica Corporation. In the 1980's he served four years as Chief Financial Officer of Willis Corroon's Brokerage Services Group followed by four years as Director of Receivables Management for Sedgwick, Inc. Mr. Knollenberg is a Director of First Premium.

John S. Lillard -- (66) Class III Director.

     Mr. Lillard spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman-Founder from 1992 to 1994. In addition, Mr. Lillard serves as a director of Cintas Corporation and Stryker Corporation. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. Mr. Lillard is a Director of Lake Forest and Lake Forest Bank.

James E. Mahoney -- (59) Class I Director.

     From 1978 to present, Mr. Mahoney has been the owner and President of Heidi's Cheese Products, Inc., Mundelein, Illinois. Mr. Mahoney is a Director of Libertyville and Libertyville Bank.

James B. McCarthy -- (45) Class I Director.

     From 1991 to present, Mr. McCarthy has been President and a Director of Gemini Consulting Group, Inc., Oak Brook, Illinois, a management consulting firm focusing on the health care industry. Mr. McCarthy is a Director of Hinsdale and Hinsdale Bank.

Marguerite Savard McKenna -- (54) Class II Director.

     Ms. McKenna, an attorney, has practiced law in Wilmette since 1983. She is a member of the Rotary Club, the Wilmette Chamber of Commerce and the North Suburban Bar Association. Ms. McKenna is a Director of North Shore Bank.

Albin F. Moschner -- (44) Class II Director.

     Mr. Moschner is currently Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company, a position he has held since August 1996. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Previously he held the positions of Chief Operating Officer and Senior Vice President of Operations of Zenith. Mr. Moschner is also a director of Polaroid Corporation and Pella Windows Corporation. He serves as a Director of Lake Forest and Lake Forest Bank.

Hollis W. Rademacher -- (61) Class III Director.

     Mr. Rademacher is currently self-employed as a business consultant and private investor. He has participated with Mr. Adams and Mr. Wehmer as an organizer of four of the five Banks. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer, of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc. and Cityscape Financial Corp. He currently serves as a Director of each of the subsidiary holding companies and each of the Banks.

J. Christopher Reyes -- (43) Class I Director.

     Since 1979, Mr. Reyes has been Chairman and President of Chicago Beverage Systems, Inc., a beverage distributorship headquartered in Lake Forest, Illinois. Mr. Reyes serves on the board of directors of the Boys & Girls Clubs of Chicago. Mr. Reyes is a Director of Lake Forest and Lake Forest Bank.

John N. Schaper -- (45) Class III Director.

     Since 1991, Mr. Schaper has been a general agent for American United Life Insurance Company. Mr. Schaper is a Director of Libertyville and Libertyville Bank.

John J. Schornack -- (65) Class III Director.

     Mr. Schornack is Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, and is currently serving as Chairman and a director of Binks Manufacturing Company, Chicago, Illinois. From 1955 to 1991 Mr. Schornack was with Ernst & Young, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He also is the Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank.

Jane R. Stein -- (52) Class II Director.

     Since 1983, Ms. Stein has been the Executive Director of the Lake County Medical Society, Vernon Hills, Illinois, a not-for-profit professional association for physicians in Lake County. Ms. Stein is a Director of Libertyville and Libertyville Bank.

Katharine V. Sylvester -- (56) Class II Director.

     Ms. Sylvester has been active in civic affairs in the Hinsdale area for many years. She is on the Board of Trustees of the Hinsdale Community House and is an Associate Member of the Women's Auxiliary of the Robert Crown Center for Health Education. Ms. Sylvester is a Director of Hinsdale and Hinsdale Bank.

Lemuel H. Tate, Jr. -- (70) Class I Director.

     From 1982 to 1988, Mr. Tate was an executive with Northwestern Telecommunication Services (now known as Northwestern Technologies Group) which is a venture partnership jointly owned by Northwestern University and Northwestern Memorial Hospital Group. He retired as President and Chief Operating Officer of the company in 1988. Since 1988, he has been active in volunteer work in the local Chicago area. He is a member of the Evanston Rotary Club and is active in the International Executive Service Corps. Since its establishment, Mr. Tate has been Chairman and a Director of North Shore Bank, which opened in 1994.

Larry Wright -- (56) Class III Director.

     For the past 32 years, Mr. Wright has been Vice President of Milbank Corporation, Chicago, Illinois, an investment advisory firm. He is a Director of Crabtree.

COMPENSATION OF BOARD OF DIRECTORS

     Non-employee members of the Board of Directors are compensated at a rate of $500 for each board meeting attended. In addition, Directors receive $200 per meeting for attendance at meetings of any committees of the board on which they serve. Those Directors who serve on subsidiary boards are also entitled to compensation for such service.

COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the Company's Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established three committees: (i) the Executive Committee; (ii) the Compensation Committee (which will also act as a nominating committee); and
(iii) the Audit Committee.


     Executive Committee. The Executive Committee has the authority to act in place of the full Board of Directors, when required, in connection with the following matters: critical real estate purchases and sales; temporary funding requirements; limited personnel issues (especially as they relate to strategic expansion initiatives); acquisition negotiations within specifically approved parameters; capital allocation among subsidiaries; and other issues as specifically approved by the full Board of Directors. Actions of the Executive Committee are subject to the ratification of the full Board of Directors. The Executive Committee consists of Messrs. Rademacher (Chairman), Alan Adams, McCarthy, Schaper, Tate, Wehmer and Wright and Ms. McKenna.


     Compensation Committee. The Compensation Committee is responsible for reviewing and recommending compensation of the Company's officers and the chairmen and presidents of the Banks and First Premium; reviewing and recommending non-cash compensation programs including stock option plans and grants thereunder, retirement plans, 401(k) plans and employee stock purchase plans; recommending and slating the Company's Directors; reviewing and recommending Director compensation for the Company, the Banks and First Premium; and the preparation of the proxy statement report regarding compensation philosophy. With respect to stock option grants, it is anticipated that the committee will recommend allocations among the Banks and First Premium and will generally rely on recommendations of the Banks and First Premium as to awards to key employees. The members of the Compensation Committee are Mr. Howard D. Adams (Chairman) and Messrs. Crist, Dunne, Hotchkiss, Lillard, Mahoney and Rademacher.


     Audit Committee. The Audit Committee reports to the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for oversight of financial controls, as well as the Company's accounting and audit activities, and annually reviews the qualifications of the independent auditors. The Audit Committee is composed entirely of outside directors who are not now, and have never been, officers of the Company. The members of the Audit Committee are Messrs. Schornack (Chairman) and Moschner and Ms. Stein and Ms. Sylvester.


EXECUTIVE OFFICERS

     The following persons serve as the executive officers of the Company.

Howard D. Adams -- (63) Chairman and Chief Executive Officer.

     Mr. Adams serves as the Company's Chairman and Chief Executive Officer and oversees the long-term strategic, marketing and organizational planning of the Company. See the description above under "Board of Directors" for biographical information.

Edward J. Wehmer -- (42) President.

     Mr. Wehmer serves as the Company's President and performs the functions of the Chief Operating Officer. Accordingly, he is responsible for overseeing the execution of the Company's day-to-day operations and strategic initiatives.
Mr. Wehmer also serves as President of Lake Forest and Lake Forest Bank. See the description above under "Board of Directors" for biographical information.

David A. Dykstra -- (35) Executive Vice President, Chief Financial Officer and Treasurer.

     Mr. Dykstra serves as the Company's Chief Financial Officer and oversees all financial affairs of the Company, including internal and external financial reporting. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 in a similar capacity by River Forest Bancorp, Inc., Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG Peat Marwick LLP, most recently holding the position of Audit Manager in the Financial Institutions practice. In addition to various civic and charitable activities, Mr. Dykstra is a Trustee of the Village of Lake Villa. Mr. Dykstra is a Director of Libertyville and Libertyville Bank.

Lloyd M. Bowden -- (42) Executive Vice President -- Technology.

     Mr. Bowden serves as Executive Vice President - Technology for the Company and is responsible for planning, implementing and maintaining all aspects of the Banks' internal data processing systems and technology designed to service the Banks' customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division.

Robert F. Key -- (41) Executive Vice President -- Marketing.

     Mr. Key serves as the Executive Vice President - Marketing for the Company and directs all advertising and marketing programs for each of the Banks. Mr. Key joined the Company in March 1996 to serve as Executive Vice President of Marketing. From 1978 through March 1996, Mr. Key was a Vice President/Account Director at Leo Burnett Company where he most recently had responsibility for the $30 million advertising budget of a business with $600 million in sales.

EXECUTIVE COMPENSATION


     The following table summarizes the compensation paid by the Company and its subsidiaries to the Chairman and Chief Executive Officer and the four other most highly paid executive officers (the "Named Executive Officers") during 1996, 1995 and 1994.

                                                    SUMMARY COMPENSATION TABLE
                              -----------------------------------------------------------------------
                                                                                LONG-TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION             AWARDS
                                          ----------------------------------   ------------
                                                                    OTHER
                                                                    ANNUAL      SECURITIES   ALL OTHER
                                                                    COMPEN-     UNDERLYING    COMPEN-
       NAME AND                           SALARY        BONUS      SATION(1)     OPTIONS/    SATION(2)
  PRINCIPAL POSITION            YEAR        ($)          ($)         ($)         SARS (#)       ($)
-----------------------      ----------  ----------   ----------  ----------  ------------  ---------
Howard D. Adams                1996(3)     331,250      40,000         373            --         --
                               1995(3)     190,000      43,000         629            --         --
Chairman and CEO               1994(3)     141,000      10,000          --            --         --
Edward J. Wehmer               1996(4)     395,000      40,000       6,431        36,730      1,224
                               1995        326,250      43,000       5,935            --      3,482
Chief Operating Officer        1994        255,000      25,000       4,862            --         --
David A. Dykstra               1996        155,000      32,000       4,790         6,824        582
Exec. Vice President &
Chief Financial Officer        1995(5)      80,889      12,000       2,486        30,880         --
                               1994           N/A         N/A         N/A            --          --
Robert F. Key                  1996(5)(6)  121,634      40,000       1,116        29,100         --
Exec. Vice President &         1995           N/A         N/A         N/A            --          --
Director of Marketing          1994           N/A         N/A         N/A            --          --
Lloyd M. Bowden                1996(5)(6)   90,000      20,000       2,745        18,670         --
Exec. Vice President &         1995           N/A         N/A         N/A            --          --
Director of Technology         1994           N/A         N/A         N/A            --          --



(1) Other annual compensation represents the sum of compensation for the use of a Company car and/or the payment of club dues.



(2) Represents compensation to the executive officer for the aggregate life insurance premium paid on behalf of the named executive officer by the Company or other miscellaneous compensation.


(3) Howard D. Adams also received a salary from HDA Capital Corporation
    ("HDA") of $50,000 for 1995 and 1994. Such amounts are not included as compensation in the above table. HDA was paid consulting fees from Crabtree for Mr. Adams' services. Specifically, HDA received consulting fees of $95,548, $142,692 and $111,030 for the year ended December 31, 1996, 1995 and 1994, respectively. Subsequent to the Reorganization, these consulting fees were discontinued. HDA is owned by the Alan W. Adams Family Trust and the Sarah K. Adams Family Trust. See "CERTAIN TRANSACTIONS."


(4) During 1996, Edward J. Wehmer entered into "Phantom Stock Agreements" pursuant to which he is entitled to cash payments equal to any appreciation in the value of an aggregate of 36,730 shares of Common Stock from their fair market value as of the date of the agreements (the weighted average fair market value as of the date of the agreements was $12.06 per share after adjustments resulting from the Reorganization) until such time as Mr. Wehmer elects to exercise such stock appreciation rights. Mr. Wehmer did not exercise any rights under the agreements in 1996 and elected to defer receipt of compensation thereunder. The agreements expire in 2006.



(5) Reflects compensation for partial year service. The 1996 base salaries for Messrs. Key and Bowden were $150,000 and $120,000, respectively, and the 1995 base salary for Mr. Dykstra was $140,000.



(6) Includes signing bonuses of $15,000 and $10,000, respectively, for Robert
    F. Key and Lloyd M. Bowden.

     The table below summarizes certain information about the Options/SARs which were granted in 1996 by the Company for each Named Executive Officer or by one or more of its subsidiaries prior to the Reorganization, which options converted as a result of that transaction into Options to purchase Common Stock of the Company. All Options/SARs were granted at per share exercise prices equal to the fair market value per share of the shares subject to such Options/SARs on the date of grant.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR




                                      % OF                               POTENTIAL REALIZABLE
                                     TOTAL                                 VALUE AT ASSUMED
                     NUMBER OF      OPTIONS/                                ANNUAL RATES OF
                  WINTRUST SHARES     SARS                                   STOCK PRICE
                    UNDERLYING     GRANTED TO    EXERCISE                    APPRECIATION
                      OPTIONS/      EMPLOYEES     OR BASE                  FOR OPTION/SAR TERM
                       SARS        IN FISCAL      PRICE    EXPIRATION   ----------------------
      NAME            GRANTED         YEAR        ($/SH)      DATE          5%          10%
----------------  ---------------  ----------  --------  ----------    ----------   ----------
Howard D. Adams.....  --                --        --            --           --          --
Edward J. Wehmer....  36,730        10.79%        --(1)       2006      $ 278,601   $  706,030
David A. Dykstra....   6,824(5)      2.01%        --(2)       2006         62,191      157,605
Robert F. Key.......  29,100(5)      8.55%        --(3)       2006        235,961      597,972
Lloyd M. Bowden.....  18,670(5)      5.49%        --(4)       2006        150,935      382,498


-----------------

(1) The per share base price for calculation of the stock appreciation value to which Mr. Wehmer is entitled under his "Phantom Stock Agreements" is $12.42 with respect to 24,155 shares and $11.37 with respect to 12,575 shares.



(2) The exercise price per share is $12.43 for Options to purchase 1,508 shares of Common Stock; $14.53 for Options to purchase 1,290 shares of Common Stock; $15.00 for Options to purchase 4,026 shares of Common Stock; and $12.42 for Options to purchase 5,837 shares of Common Stock.



(3) The exercise price per share is $11.37 for Options to purchase 10,834 shares of Common Stock; $14.09 for Options to purchase 7,241 shares of Common Stock; $14.53 for Options to purchase 6,194 shares of Common Stock; and $12.42 for Options to purchase 4,831 shares of Common Stock.



(4) The exercise price per share is $11.37 for Options to purchase 7,255 shares of Common Stock; $14.09 for Options to Purchase 4,525 shares of Common Stock; $14.53 for Options to purchase 3,871 shares of Common Stock; and $12.42 for Options to purchase 3,019 shares of Common Stock.



(5) All of the Options granted in 1996 to the Named Executive Officers vest incrementally over time. Vesting of portions of each of the Options is further conditioned upon particular Company subsidiaries achieving certain levels of net profits during the term of the Option.

     The following table summarizes for each Named Executive Officer the number of shares of Common Stock subject to outstanding Options/SARs and the value of such Options/SARs that were unexercised at December 31, 1996. No Options/SARs were exercised by the Named Executive Officers during 1996.



     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES


                                                          NUMBER OF
                                                     SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                        UNEXERCISED                     IN-THE-MONEY
                                                       OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                     DECEMBER 31, 1996 (#)           DECEMBER 31, 1996 ($)
                        SHARES                      ------------------------  ----------------------------
                     ACQUIRED ON      VALUE             EXERCISABLE/                   EXERCISABLE/
      NAME           EXERCISE (#)    REALIZED ($)     UNEXERCISABLE(1)               UNEXERCISABLE(1)
      -----         -------------    -------------  ------------------------  ----------------------------
Howard D. Adams        --             --              12,926/  1,209                $   39,130/$ 8,460
Edward J. Wehmer       --             --             147,625/  5,185                 1,012,681/ 36,278
David A. Dykstra       --             --               9,523/ 28,182                    43,060/ 85,710
Robert F. Key          --             --               5,621/ 23,479                    11,613/ 42,412
Lloyd M. Bowden        --             --               3,642/ 15,028                     7,685/ 27,715


--------------

(1) The numbers and amounts in the above table represent shares of Common Stock subject to Options/SARs granted by the Company or its subsidiaries that were unexercised as of December 31, 1996.



EMPLOYMENT AGREEMENTS


     The Company entered into employment agreements with Howard D. Adams on November 27, 1996 and with Edward J. Wehmer on December 16, 1996. The employment agreements contain confidentiality agreements and two-year non-compete provisions in the event of termination of employment for any reason, and provide for up to 24 months of severance pay in the event of (i) termination without cause, (ii) a change of control of the Company where the executive is not offered employment in a similar capacity; (iii) any other material reduction in duties and responsibilities or (iv) reduction in base annual compensation to less than 75% of the amount being earned as of the first date following the dates of the agreements. The annual base salaries as of such dates for Messrs. Adams and Wehmer were $445,000 and $395,000, respectively. In addition to any increases in base salaries that may be agreed to from time to time, the executives are entitled to participate in any employee insurance and fringe benefit programs that may be established by the Company for its employees.



     It is anticipated that the Company will, together with its subsidiaries, enter into employment agreements with the other members of senior management, including the Named Executive Officers other than Messrs. Adams and Wehmer. Such agreements are expected to provide for similar non-compete and confidentiality agreements, severance arrangements and benefits.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION




     Howard D. Adams, Chairman and Chief Executive Officer, serves on the Compensation Committee that is responsible for determining compensation of the Company's executive officers. Mr. Adams and Edward J. Wehmer, President of the Company, serve on the compensation committee of Lake Forest Bank which is responsible for determining the compensation of Lake Forest Bank's senior officers. Joseph Alaimo and Alan W. Adams, senior officers of Lake Forest Bank, are Directors of the Company. In addition, Messrs. Adams, Wehmer and David A. Dykstra, the Company's Chief Financial Officer, serve on the board of directors of First Premium, which is responsible for determining the compensation of First Premium's executive officers. James Knollenberg, President of First Premium, is a Director of the Company.

                             CERTAIN TRANSACTIONS

     Some of the executive officers and Directors of the Company are, and have been during the preceding three years, customers of the Bank, and some of the officers and directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business of the Bank, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At September 30, 1996, the Bank had $7.2 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 17.6% of total shareholders' equity as of that date.



     On October 24, 1996, the Board of Directors approved the acquisition of Wolfhoya, a company organized prior to the Reorganization by Howard D. Adams and Edward J. Wehmer, and certain other persons who are Directors and/or executive officers of the Company, for purposes of establishing a de novo bank in Barrington, Illinois. See "RECENT ACQUISITION." In December 1996, the Company issued an aggregate of 87,556 shares of Common Stock to consummate the acquisition, all of which shares are restricted securities under Rule 144 promulgated under the Securities Act. Pursuant to the terms of the transaction, the family of Howard D. Adams, and Messrs. Edward J. Wehmer, David
A. Dykstra, Robert F. Key, Hollis W. Rademacher and Lemuel H. Tate, Jr. received, in exchange for their respective ownership interests in Wolfhoya, Common Stock of the Company in the amounts of 36,054 shares (including 18,027 shares which are held in trust for the benefit of Alan W. Adams, a Director of the Company), 15,342 shares, 5,479 shares, 5,479 shares, 1,095 shares and 5,479 shares, respectively. In addition, outstanding warrants to purchase shares of Wolfhoya were converted, in accordance with their terms, to Warrants to purchase Common Stock of the Company, and as a result, members of Howard Adams' Family and Edward J. Wehmer received Warrants to purchase shares of Common Stock in the amounts of 12,096 (including Warrants to purchase 6,048 shares which are held in trust for the benefit of Alan W. Adams) and 4,742 shares, respectively, at a purchase price of $14.85 per share. Prior to such acquisition by the Company, Wolfhoya's debt of approximately $502,000 under a promissory note was personally guaranteed by Howard D. Adams and Edward J. Wehmer. Following the acquisition, the outstanding principal balance and accrued interest on the promissory note were repaid out of borrowings under the Company's revolving line of credit.



     Prior to the Reorganization, certain of the Directors and officers of the Company held rights and options to acquire common stock of the various predecessor companies. In the Reorganization, such rights and options were converted on the basis of the applicable exchange ratios so as to represent the right to acquire an aggregate of 1,186,239 shares of Common Stock, at appropriately adjusted exercise prices.


     In addition, certain of the Directors and officers of the Company held warrants to purchase the common stock of predecessor companies which were exchanged, in connection with and as part of the Reorganization, for a combination of Common Stock and Warrants to purchase Common Stock on a basis reflective of and consistent with the applicable exchange ratios. As a result of the contribution of the outstanding warrants to the Company in exchange for Common Stock and Warrants, such directors and officers acquired an aggregate of 98,381 additional shares of Common Stock in the Reorganization without being required to pay any portion of the cash exercise price relating to their warrants, as all of such exercise price was reallocated to the Warrants issued as part of the exchange and will be payable only in the event of subsequent exercise of the Warrants. Of the Common Stock and Warrants issued in exchange for outstanding warrants, Howard D. Adams and/or certain members of his family and Edward J. Wehmer received 35,317 and 10,268 shares, respectively, and 56,230 and 14,396 Warrants, respectively.



     Howard D. Adams held certain options relating to shares of a subsidiary of Crabtree that had discontinued operations prior to the Reorganization. Such options were amended in connection with the Reorganization so as to convert to Options to acquire 9,298 shares of Common Stock at an exercise price
appropriately adjusted to reflect such conversion.   In addition, Mr. Adams
owned 40,000 shares of Crabtree common stock which were purchased at a discount of $20 per share from the fair value determined at the time by the board and were subject to continuing restrictions pursuant to the Crabtree Capital Corporation 1990 Stock Purchase Plan. As a result of the Reorganization, Crabtree shares were converted into shares of Common Stock with no continuing restrictions or discounts on repurchase.


     Prior to the Reorganization, Mr. James Knollenberg, the President of First Premium and a Director of the Company, held certain Options to purchase 950 shares of First Premium. Such Options were converted in the Reorganization so as to represent options to acquire 65,509 shares of Common Stock at an exercise price appropriately adjusted to reflect such conversion. The conversion in the Reorganization was intended to eliminate the possibility of minority interests in one of the Company's operating subsidiaries from which the Company may look to receive dividends. Absent such provision of the Reorganization, Mr. Knollenberg would have continued to hold an option to purchase a minority position in a wholly-owned subsidiary of a mid-tier holding company for which it is unlikely there would have developed any established market for such shares.


     During 1995, 1994 and 1993, certain of Crabtree's bank debt was guaranteed by Mr. Howard D. Adams in connection with which Crabtree paid an annual fee to Mr. Adams at a rate of 1.5 percent of the average balance outstanding of the debt guaranteed. Pursuant to this arrangement, Crabtree incurred expense and Mr. Adams received income of $32,973, $29,840 and $68,339 in 1995, 1994 and
1993, respectively. Subsequent to the Reorganization, the Company repaid the bank debt which terminated Mr. Adams' liability on the personal guarantee.

     Prior to the Reorganization, each of the predecessor companies jointly reimbursed expenses incurred by HDA for their share of marketing and secretarial personnel and direct costs incurred on behalf of the respective companies. HDA provided periodic invoices to each of the companies for such marketing and secretarial time and direct expenses based upon specific activities attributable to each of the respective companies and based on actual cost. The Alan W. Adams Family Trust and the Sarah K. Adams Family Trust are co-trusteed by Emmett McCarthy and either Alan W. Adams and Sarah K. Adams, respectively, the two adult children of Howard D. Adams. Alan W. Adams is also a Director of the Company. In addition to the expense sharing arrangement noted above, HDA received consulting fees from Crabtree for services rendered by Howard D. Adams. Such fees amounted to $95,548, $142,692 and $111,030 for the nine months ended September 30, 1996, and the years ended December 31, 1995 and 1994, respectively. Following consummation of the Reorganization, Howard
D. Adams is compensated directly for his services as an executive officer of the Company.


        In September 1996, two employees of the Selling Agent participated in a private resale of Common Stock by a former shareholder of the Company and purchased out of the shares sold 2,000 and 1,000 shares, respectively, of Common Stock at $12.50 per share. The selling party was not an affiliate of the Company for purposes of the Securities Act. In August 1995, another employee of the Selling Agent purchased 1,000 shares of common stock of one of the Company's predecessor companies at a price of $50 per share, which shares were exchanged in the Reorganization for 4,025 shares of Common Stock.

                            PRINCIPAL SHAREHOLDERS


     The following table sets forth the beneficial ownership of the Common Stock as of January 22, 1997, and as adjusted to give effect to the Offering assuming the maximum number of shares are sold in the Offering (assuming no exercise of the oversubscription or overallotment options and no additional purchases of shares in the Offering by the persons shown), with respect to (i) each Director and executive officer of the Company; (ii) all Directors and executive officers of the Company as a whole; and (iii) any shareholder known to hold in excess of 5% of any class of the Company's voting securities.



                                               PERCENTAGE   PERCENTAGE
                                  AMOUNT OF     OWNERSHIP   OWNERSHIP
                                  BENEFICIAL     BEFORE       AFTER
                                 OWNERSHIP(1)  OFFERING(1)   OFFERING
                                 ------------  -----------  ----------
DIRECTOR
Alan W. Adams(2).................  215,699      3.24%        2.70%
Howard D. Adams(3)**.............  487,767      7.31%        6.12%
Joseph Alaimo....................   11,732        *            *
Peter Crist......................   28,556        *            *
Maurice F. Dunne, Jr.............   53,217        *            *
Eugene Hotchkiss III.............    4,035        *            *
James Knollenberg................   79,110      1.18%          *
John S. Lillard..................   50,771        *            *
James E. Mahoney.................    7,124        *            *
James B. McCarthy................   16,391        *            *
Marguerite Savard McKenna........   19,230        *            *
Albin F. Moschner................    3,869        *            *
Hollis W. Rademacher.............   60,267        *            *
J. Christopher Reyes.............  148,478      2.24%        1.87%
John N. Schaper..................    1,811        *            *
John J. Schornack................   10,570        *            *
Jane R. Stein....................      604        *            *
Katharine V. Sylvester...........    5,913        *            *
Lemuel H. Tate...................   21,949        *            *
Edward J. Wehmer**...............  266,977      3.95%        3.31%
Larry Wright(4)..................  487,997      7.34%        6.14%
                                 ---------     -----        -----
  Total Directors                1,982,067     28.33%       23.89%
                                 ---------     -----        -----
NON-DIRECTOR EXECUTIVE OFFICERS
Lloyd M. Bowden..................   19,278        *            *
David A. Dykstra.................   29,219        *            *
Robert F. Key....................   25,772        *            *
                                 ---------     -----        -----
  Total Directors and Executive
  Officers                       2,056,336     29.30%       24.72%
                                 =========     ======       ======
OTHER SIGNIFICANT SHAREHOLDERS
Milbank Corporation(5)...........  497,669      7.49%        6.26%
Emmett McCarthy(6)...............  441,887      6.63%        5.55%


--------------
*   Less than 1%

**  Denotes person who serves as Director and as an executive officer.


(1) Beneficial ownership percentages are calculated in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2) Includes shares held in certain family trusts for the benefit of Alan W. Adams and with respect to which he has shared voting and investment power. Also includes shares held by Mr. Adams' wife. Does not include shares held in certain other family trusts (for which Alan W. Adams does not act as co-trustee but of which Alan Adams or his son is a direct or indirect beneficiary) and does not include shares held directly by, or indirectly through other family trusts for the benefit of Sarah K. Adams, Alan W. Adams' sister. See footnote (6) below. Sarah K. Adams and Alan
     W. Adams are the two adult children of Howard D. Adams.


(3)  Includes shares held in certain family trusts for the benefit of Howard
     D. Adams' children or in charitable foundations with respect to which either Mr. Adams or his wife has voting power and with respect to which Mr. Adams disclaims beneficial ownership. Does not include shares held directly by, or indirectly through certain other family trusts (for which neither Mr. Adams nor his wife act as co-trustees) for the benefit of, Mr. Adams' two adult children.


(4) Includes (i) 21,379 shares and 4,667 shares subject to Warrants held directly by Larry Wright; (ii) 3,000 shares held by Milbank Corporation ("Milbank") of which Mr. Wright is an officer, director and sole shareholder and with respect to which shares he exercises shared voting and investment power; (iii) 26,173 shares and 3,334 shares subject to Warrants held by an employee retirement plan of Milbank of which Mr. Wright is a trustee with shared voting and investment power; (iv) 401,884 shares and 22,733 shares subject to Warrants held in Deerpath Investments LLP, a limited partnership ("Deerpath"), to which Milbank serves as investment advisor and with respect to which Mr. Wright exercises shared voting and investment power; and (v) 4,827 shares held in certain family trusts of another officer of Milbank with respect to which Mr. Wright acts as co-trustee and exercises shared voting power. See footnote (5) below for a description of Milbank's total pro forma beneficial ownership which includes that of Mr. Wright.



(5) Includes (i) 21,379 shares and 4,667 shares subject to Warrants held by Larry Wright, a director of the Company, who is an officer of Milbank;
     (ii) 3,000 shares held by Milbank; (iii) 26,173 shares and 3,334 shares subject to Warrants held by an employee retirement plan of Milbank of which Mr. Wright is a trustee with voting and investment power; (iv) 401,884 shares and 22,733 shares subject to Warrants held in Deerpath to which Milbank serves as investment advisor and with respect to which Mr. Wright exercises voting and investment power; and (v) 14,499 shares held in certain family trusts of another officer of Milbank with respect to which certain officers of Milbank act as co-trustees and exercise shared voting power. The address of Milbank Corporation is 135 South LaSalle Street, Chicago, Illinois 60603. See footnote (4) above for a description of the beneficial ownership of Mr. Wright included within that of Milbank.



(6) Includes 17,550 shares owned by Emmett D. McCarthy and his family. Also reflects 151,311 shares, 28,962 shares subject to Warrants, and 17,689 shares subject to Rights held by the Alan W. Adams Family Trust and 151,470 shares, 28,962 shares subject to Warrants, and 17,689 shares subject to Rights held by the Sarah K. Adams Family Trust, irrevocable trusts for which Emmett D. McCarthy and either Alan W. Adams or Sarah K. Adams, respectively, serve as co-trustees. The beneficiaries of the respective trusts are Alan W. Adams and Sarah K. Adams, respectively, the two adult children of Howard D. Adams. Mr. McCarthy disclaims beneficial ownership of all such shares. Also reflects 28,254 shares held by the Sarah Katherine Adams Trust, an irrevocable trust for which Emmett D. McCarthy serves as trustee, the beneficiary of which trust is Sarah K. Adams. The address of Mr. McCarthy, as Trustee, is Suite 303, 727 North Bank Lane, Lake Forest, Illinois 60045. See footnote (2) above regarding beneficial ownership of Alan W. Adams, a vice president of Lake Forest Bank and a Director of the Company.

                          SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under federal and state law. References under this heading to applicable statutes or regulations are brief summaries of portions thereof which do not purport to be complete and which are qualified in their entirety by reference to those statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on the business of commercial banks and bank holding companies, including the Company and the Banks. However, management is not aware of any current recommendations by any regulatory authority which, if implemented, would have or would be reasonably likely to have a material effect on liquidity, capital resources, or operations of the Company or the Banks.

BANK HOLDING COMPANY REGULATION

     The Company and each of its bank holding company subsidiaries, Lake Forest, Hinsdale and Libertyville, are registered as "bank holding companies" with the Federal Reserve and, accordingly, are subject to supervision by the Federal Reserve under the Bank Holding Company Act (the Bank Holding Company Act and the regulations issued thereunder, are collectively the "BHC Act"). The Company is required to file with the Federal Reserve periodic reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve examines the Company and may examine the Banks.


     The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares or substantially all the assets of any bank or bank holding company, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, such as owning and operating the premium finance business conducted by First Premium. Under the BHC Act and Federal Reserve regulations, the Company and the Banks are prohibited from engaging in certain tie-in arrangements in connection with an extension of credit, lease, sale of property, or furnishing of services.


     Any person, including associates and affiliates of and groups acting in concert with such person, who purchases or subscribes for five percent or more of the Company's Common Stock may be required to obtain prior approval of the Illinois Commissioner and the Federal Reserve. Under the Illinois Banking Act, any person who thereafter acquires stock of the Company such that its interest exceeds ten percent of the Company, may be required to obtain the prior approval of the Illinois Commissioner and under the Change in Bank Control Act, a person may be required to obtain the prior regulatory approval of the FDIC or OCC, in the case of Barrington Bank, and the Federal Reserve before acquiring the power to directly or indirectly direct the management, operations or policies of the Company or the Banks or before acquiring control of 25 percent or more of any class of the Company's or Banks' outstanding voting stock. In addition, any corporation, partnership, trust or organized group that acquires a controlling interest in the Company or the Banks may have to obtain approval of the Federal Reserve to become a bank holding company and thereafter be subject to regulation as such.

     It is the policy of the Federal Reserve that the Company is expected to act as a source of financial strength to the Banks and to commit resources to support the Banks. The Federal Reserve takes the position that in implementing this policy, it may require the Company to provide such support when the Company otherwise would not consider itself able to do so.

     The Federal Reserve has adopted risk-based capital requirements for assessing bank holding company capital adequacy. These standards define regulatory capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. The Federal Reserve's risk-based guidelines apply on a consolidated basis for bank holding companies with consolidated assets of $150 million or more and on a "bank-only" basis for bank holding companies with consolidated assets of less than $150 million, subject to certain terms and conditions. Under the Federal Reserve's risk-based guidelines, capital is classified into two categories. For bank holding companies, Tier 1 or "core" capital consists of common shareholders' equity, perpetual preferred stock (subject to certain limitations) and minority interests in the common equity accounts of consolidated subsidiaries, and is reduced by goodwill, certain other intangible assets and certain investments in other corporations ("Tier 1 Capital"). Tier 2 capital consists of the allowance for loan and lease losses (subject to certain conditions and limitations), perpetual preferred stock, "hybrid capital instruments," perpetual debt and mandatory convertible debt securities, and term subordinated debt and intermediate-term preferred stock.

     Under the Federal Reserve's capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying capital to risk-weighted assets of eight percent, of which at least four percent must be in the form of Tier 1 Capital. The Federal Reserve also requires a minimum leverage ratio of Tier 1 Capital to total assets of three percent, except that bank holding companies not rated in the highest category under the regulatory rating system are required to maintain a leverage ratio of one percent to two percent above such minimum. The three percent Tier 1 Capital to total assets ratio constitutes the minimum leverage standard for bank holding companies, and will be used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. In addition, the Federal Reserve continues to consider the Tier 1 leverage ratio in evaluating proposals for expansion or new activities.

     In its capital adequacy guidelines, the Federal Reserve emphasizes that the foregoing standards are supervisory minimums and that banking organizations generally are expected to operate well above the minimum ratios. These guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels.


        As of September 30, 1996, on a pro forma combined basis, the Company had regulatory capital in excess of the Federal Reserve's minimum requirements. The Company had a Tier 1 risk-based capital ratio of 8.9%, total risk-based capital ratio of 9.7% and a leverage ratio of 6.5% as of September 30, 1996.


BANK REGULATION


     Under Illinois law, each of North Shore Bank, Lake Forest Bank, Hinsdale Bank and Libertyville Bank are subject to supervision and examination by the Illinois Commissioner. As an affiliate of these Banks, the Company is also subject to examination by the Illinois Commissioner. Barrington Bank is subject to supervision and examination by the OCC pursuant to the National Bank Act and regulations promulgated thereunder. Each of the Banks is a member of the Federal Reserve Bank and as such is also subject to examination by the Federal Reserve.


     The deposits of the Banks are insured by the Bank Insurance Fund under the provisions of the Federal Deposit Insurance Act (the "FDIA"), and the Banks are, therefore, also subject to supervision and examination by the FDIC. The FDIA requires that the appropriate federal regulatory authority (the Federal Reserve Bank and/or the FDIC in the case of Lake Forest Bank, North Shore Bank, Hinsdale Bank and Libertyville Bank, or the OCC, in the case of Barrington
Bank) approve any merger and/or consolidation by or with an insured bank, as well as the establishment or relocation of any bank or branch office. The FDIC also supervises compliance with the provisions of federal law and regulations which place restrictions on loans by FDIC-insured banks to their directors, executive officers and other controlling persons.

     Furthermore, banks are affected by the credit policies of other monetary authorities, including the Federal Reserve, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

     All banks located in Illinois have traditionally been restricted as to the number and geographic location of branches which they may establish. The Illinois Banking Act was amended in June, 1993, however, to eliminate such branching restrictions. Accordingly, banks located in Illinois are now permitted to establish branches anywhere in Illinois without regard to the location of other banks' main offices or the number of branches previously maintained by the bank establishing the branch.

RECENT REGULATORY EXAMS

     The following table describes the most recent regulatory examinations, listed by type, for the Banks and their holding companies:



                              EXAMINING              DATE OF MOST
                             REGULATORY                 RECENT
      BANK                     AGENCY                EXAMINATION        TYPE OF EXAMINATION
-----------------  -------------------------------  --------------  ----------------------------
North Shore Bank   Federal Reserve Bank of Chicago  March 1995      Safety and Soundness
                   Federal Reserve Bank of Chicago  August 1995     Consumer Affairs and
                                                                     Community Reinvestment Act
                   Illinois Commissioner            November 1996*  Safety and Soundness

Lake Forest Bank   Federal Reserve Bank of Chicago  September 1995  Safety and Soundness
                   Federal Reserve Bank of Chicago  December 1996*  Consumer Affairs and
                                                                     Community Reinvestment Act
                   Federal Reserve Bank of Chicago  December 1995   Trust Department
                   Illinois Commissioner            September 1996  Safety and Soundness
                   Illinois Commissioner            June 1995       Trust Department

Hinsdale Bank      Federal Reserve Bank of Chicago  June 1996       Safety and Soundness
                   Federal Reserve Bank of Chicago  April 1995      Consumer Affairs and
                                                                     Community Reinvestment Act
                   Illinois Commissioner            July 1996       EDP Examination
                   Illinois Commissioner            January 1996    Safety and Soundness

Libertyville Bank  Federal Reserve Bank of Chicago  March 1996      Safety and Soundness
                   Federal Reserve Bank of Chicago  November 1996*  Consumer Affairs and
                                                                     Community Reinvestment Act
                   Illinois Commissioner            November 1996*  Safety and Soundness

Barrington Bank    OCC                              N/A             N/A



--------------
* Reports not yet received.



While the examination reports received by the Banks relating to the examinations listed above contained certain recommendations by the regulatory agencies for management and the Board of Directors to consider, such recommendations by regulatory agencies are typical and are not necessarily indicative of any systemic problems. The results of the examinations listed above did not contain any material adverse findings by the respective regulatory agencies.

FINANCIAL INSTITUTION REGULATION GENERALLY

     Transactions with Affiliates. Transactions between a bank and its holding company or other affiliates are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities and other assets, and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between an institution and an affiliate of such institution, as well as the aggregate amount of transactions between an institution and all of its affiliates, and require transactions with affiliates to be on terms comparable to those for transactions with unaffiliated entities.

     Dividend Limitations. As a holding company, the Company is primarily dependent upon dividend distributions from its operating subsidiaries for its income. Federal and state statutes and regulations impose restrictions on the payment of dividends by the Company and the Banks.

     Federal Reserve policy provides that a bank holding company should not pay dividends unless (i) the bank holding company's net income over the prior year is sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries.


     Illinois law also places certain limitations on the ability of the Company to pay dividends. For example, the Company may not pay dividends to its shareholders if, after giving effect to the dividend, the Company would not be able to pay its debts as they become due. Since a major source of the Company's revenue is dividends the Company receives and expects to receive from the Banks, the Company's ability to pay dividends is likely to be dependent on the amount of dividends paid by the Banks. No assurance can be given that the Banks will, in any circumstances, pay dividends to the Company.



     As Illinois state-chartered banks, none of Lake Forest Bank, North Shore Bank, Hinsdale Bank nor Libertyville Bank may pay dividends in an amount greater than its current net profits after deducting losses and bad debts out of undivided profits provided that its surplus equals or exceeds its capital. For the purpose of determining the amount of dividends that an Illinois bank may pay, bad debts are defined as debts upon which interest is past due and unpaid for a period of six months or more unless such debts are well-secured and in the process of collection. Furthermore, federal policy also prohibits any Federal Reserve member bank, including each of the Banks, from declaring dividends in any calendar year in excess of its net profit for the year plus the retained net profits for the preceding two years. Similarly, as a national association, Barrington Bank may not declare dividends in any year in excess of its net profit for the year plus the retained net profits for the preceding two years. Furthermore, the OCC may, after notice and opportunity for hearing, prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice.


     In addition to the foregoing, the ability of the Company and the Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), as described below. The right of the Company, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

     Standards for Safety and Soundness. The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994 requires the Federal Reserve, together with the other federal bank regulatory agencies, to prescribe standards of safety and soundness, by regulations or guidelines, relating generally to operations and management, asset growth, asset quality, earnings, stock valuation, and compensation. The Federal Reserve, the OCC and the federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In addition, each of the Federal Reserve and the OCC adopted regulations that authorize, but do not require, the Federal Reserve or the OCC, as the case may be, to order an institution that has been given notice by the Federal Reserve or the OCC, as the case may be, that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the Federal Reserve or the OCC, as the case may be, must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. If an institution fails to comply with such an order, the Federal Reserve or the OCC, as the case may be, may seek to enforce such order in judicial proceedings and to impose civil money penalties. The Federal Reserve, the OCC and the other federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

     A range of other provisions in FDICIA include requirements applicable to closure of branches; additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts; uniform regulations for extensions of credit secured by real estate; restrictions on activities of and investments by state-chartered banks; modification of accounting standards to conform to generally accepted accounting principles including the reporting of off-balance sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the banking regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal shareholders; and increased reporting requirements on agricultural loans and loans to small businesses.

     In August, 1995, the Federal Reserve, OCC, FDIC and other federal banking agencies published a final rule modifying their existing risk-based capital standards to provide for consideration of interest rate risk when assessing the capital adequacy of a bank. Under the final rule, the Federal Reserve, the OCC and the FDIC must explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank's capital adequacy. The Federal Reserve, the FDIC, the OCC and other federal banking agencies also have adopted a joint agency policy statement providing guidance to banks for managing interest rate risk. The policy statement emphasizes the importance of adequate oversight by management and a sound risk management process. The assessment of interest rate risk management made by the banks' examiners will be incorporated into the banks' overall risk management rating and used to determine the effectiveness of management.

     Prompt Corrective Action. FDICIA requires the federal banking regulators, including the Federal Reserve, the OCC and the FDIC, to take prompt corrective action with respect to depository institutions that fall below certain capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. Institutions that are not adequately capitalized may be subject to a variety of supervisory actions including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions and will be required to submit a capital restoration plan which, to be accepted by the regulators, must be guaranteed in part by any company having control of the institution (such as the Company). In other respects, FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for under-capitalized institutions. The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions. However, federal banking agencies have indicated that, in regulating bank holding companies, the agencies may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA.

     Insurance of Deposit Accounts. Under FDICIA, as an FDIC-insured institution, each of the Banks is required to pay deposit insurance premiums based on the risk it poses to the insurance fund. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the insurance funds and to impose special additional assessments. The FDIC recently amended the risk-based assessment system and on December 11, 1995, adopted a new assessment rate schedule for BIF insured deposits. The new assessment rate schedule, effective with respect to the semiannual premium assessment beginning January 1, 1996, provides for an assessment range of zero to 0.27% (subject to a $2,000 minimum) of insured deposits depending on capital and supervisory factors. Each depository institution is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "less than adequately capitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "healthy," "supervisory concern" or "substantial supervisory concern." Accordingly, there are nine combinations of capital groups and supervisory subgroups to which varying assessment rates would be applicable. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.


     During 1996, the Banks, exclusive of Barrington Bank, were assessed at an average annual rate of the statutory minimum of $2,000. Deposit insurance may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of each of the Banks does not know any practice, condition or violation that might lead to termination of deposit insurance.


     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 enacted on September 30, 1996 provides that beginning with semi-annual periods after December 31, 1996, deposits insured by the Bank Insurance Fund ("BIF") will also be assessed to pay interest on the bonds (the "FICO Bonds") issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings & Loan Insurance Corporation. For purposes of the assessments to pay interest on the FICO Bonds, BIF deposits will be assessed at a rate of 20% of the assessment rate applicable to SAIF deposits until December 31, 1999. After the earlier of December 31, 1999 or the date on which the last savings association ceases to exist, full pro rata sharing of FICO assessments will begin. It has been estimated that the rates of assessment for the payment of interest on the FICO Bonds will be approximately 1.3 basis points for BIF-assessable deposits and approximately 6.4 basis points for SAIF-assessable deposits. The payment of the assessment to pay interest on the FICO Bonds should not materially affect the Banks.



     Federal Reserve System. The Banks are subject to Federal Reserve regulations requiring depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve regulations generally require 3% reserves on the first $51.3 million of transaction accounts plus ten percent on the remainder. The first $4.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve) are exempted from the reserve requirements. The Banks are in compliance with the foregoing requirements.


     Community Reinvestment. Under the Community Reinvestment Act ("CRA"), a financial institution has a continuing and affirmative obligation, consistent with the safe and sound operation of such institution, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions make public disclosure of their CRA ratings. Each of the Banks received "satisfactory" ratings from the FDIC on their most recent CRA performance evaluations. As of the date of this Prospectus, Barrington Bank has not undergone a regulatory CRA performance evaluation.

     In April 1995, the Federal Reserve, the OCC and other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended CRA regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests: (i) a lending test, to evaluate the institution's record of making loans in its assessment areas; (ii) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (iii) a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices. The amended CRA regulations also clarify how an institution's CRA performance would be considered in the application process.


        Brokered Deposits. Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits. Each of the Banks is eligible under the statutory standard to accept brokered deposits as a funding source and may use this funding source from time to time when management deems it appropriate from an asset/liability management perspective.


     Enforcement Actions. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to receivership, conservatorship or the termination of deposit insurance.

     Interstate Banking and Branching Legislation. On September 29, 1994, the Riegle-Neal Interstate Banking and Efficiency Act of 1994 (the "Interstate Banking Act") was enacted. Under the Interstate Banking Act, adequately capitalized and adequately managed bank holding companies will be allowed to acquire banks across state lines subject to certain limitations. In addition, under the Interstate Banking Act, beginning on June 1, 1997, banks will be permitted to merge with one another across state lines and thereby create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank could establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

     Under the Interstate Banking Act, states may adopt legislation permitting interstate mergers before June 1, 1997. Alternatively, states may adopt legislation before June 1, 1997, subject to certain conditions, opting out of interstate branching. Illinois adopted legislation, effective September 29, 1995, permitting interstate mergers beginning on June 1, 1997. It is anticipated that this interstate merger and branching ability will increase competition and further consolidate the financial institutions industry.

MONETARY POLICY AND ECONOMIC CONDITIONS

     The earnings of banks and bank holding companies are affected by general economic conditions and also by the fiscal and monetary policies of federal regulatory agencies, including the Federal Reserve. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing.

     The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. The Banks and their respective holding companies cannot fully predict the nature or the extent of any effects which fiscal or monetary policies may have on their business and earnings.

                         DESCRIPTION OF CAPITAL STOCK


GENERAL


     The Company is authorized to issue 30,000,000 shares, without par value, of common stock (the "Common Stock") and 20,000,000 shares, without par value, of preferred stock (the "Preferred Stock"). As of January 21, 1997, there were issued and outstanding 6,619,847 shares of Common Stock and no shares of Preferred Stock, with 1,369,416 additional shares of Common Stock reserved for issuance upon the exercise of currently outstanding Options, Rights and Warrants which represent the right to purchase Common Stock. Each share of Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. Each share offered hereby will be (when issued and delivered in accordance with the terms and conditions of this Offering) duly authorized, fully paid and nonassessable.


COMMON STOCK

     Dividends. The holders of Common Stock will be entitled to receive and share equally in such dividends, if any, declared by the Board of Directors out of funds legally available therefor. The Company may pay dividends if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by the IBCA. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. The holders of Common Stock possess voting rights in the Company. They elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Illinois law or the Company's Articles or as are otherwise presented to them by the Board of Directors. Each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Although there are no present plans to do so, if the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 85% shareholder vote. See "Certain Anti-Takeover Effects of the Company's Articles and By-Laws and Illinois Law" below.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Company, all assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of any liquidation or dissolution.

     Preemptive Rights and Redemption. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued by the Company in the future. The Common Stock is not subject to mandatory redemption by the Company.

PREFERRED STOCK

     Currently, no shares of the Company's authorized Preferred Stock are issued or outstanding. The Preferred Stock authorized may be issued at such time as the Board of Directors may determine, without further shareholder action, except as otherwise provided by law. Shareholders will not have preemptive rights to subscribe for shares of Preferred Stock.

     The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any series of the authorized Preferred Stock and the numbers of such shares of Preferred Stock in each series will be established by the Board of Directors as such shares are to be issued. It is not possible to state the actual effect of the Preferred Stock on the rights of holders of Common Stock until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on dividends; (ii) dilution of the voting power to the extent that the Preferred Stock were given voting rights; (iii) dilution of the equity interest and voting power if the Preferred Stock were convertible into Common Stock;

and (iv) restrictions upon any distribution of assets to the holders of Common Stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the Preferred Stock.

     Furthermore, although it has no present intention to do so, the Board of Directors could cause the Company to issue, in one or more transactions, shares of Preferred Stock or additional shares of Common Stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of any stock exchange or automated dealer quotation system to the extent that such rules may become applicable or may be observed by the Company) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in management of the Company or any other extraordinary corporate transaction which might be opposed by the incumbent Board of Directors. Any issuance of Preferred Stock or of Common Stock could have the effect of diluting the earnings per share, book value per share and voting power of Common Stock held by the Company's shareholders.

WARRANTS


     As of January 22, 1997, there were outstanding 155,340 of the Company's transferable Warrants. Each Warrant represents the right to subscribe for and purchase from the Company one share of its Common Stock (subject to certain adjustments as more fully described in the Company's Warrant Agreement). Of the total Warrants outstanding, 138,592 have an exercise price of $15.00 per share and the other 16,838 Warrants are exercisable at $14.85 per share, in each case subject to adjustment.


CERTAIN ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES AND BY-LAWS AND ILLINOIS LAW

     General. Certain provisions of the Company's Articles, By-Laws and the IBCA may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by the Board of Directors.

     These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult.

     The provisions of the Articles and By-Laws described below are designed to reduce, or have the effect of reducing, the vulnerability of the Company to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of the Company or an unsolicited takeover attempt which is unfair to shareholders.

     It is anticipated that the Board of Directors may consider and may implement a shareholder rights plan to deter coercive, hostile bids for corporate control and encourage a potential acquiror to negotiate with the Board of Directors. If a rights plan is implemented, each share of Common Stock would include an associated preferred or common share purchase right.
The purchase right would entitle the holder to purchase shares of Common Stock at a price and under such other terms and conditions as set forth in the rights plan. A rights plan, if implemented, will have certain anti-takeover effects in addition to those measures described below.

     The following description of certain of the provisions of the Articles and By-Laws of the Company is necessarily general and is qualified in its entirety by reference to the Articles and By-Laws of the Company and the IBCA.

     Although no specific proposals have yet been made, the Board of Directors expressly reserves the right to introduce in the future additional measures, including the rights plan, which might have an anti-takeover effect.

     Authorized Shares. The Company's Articles authorize the issuance of 30,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.
The shares of Common Stock and Preferred Stock have been authorized in an amount which provides the Board of Directors with as much flexibility as possible to effect, among other things, transactions, financings, acquisitions, stock dividends, stock splits, employee stock options and a rights plan. However, these authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board of Directors has the power to the extent consistent with its fiduciary duty to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent Board of Directors and management to retain their respective positions.

     Classified Board of Directors, Filling of Board Vacancies. The Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Board of Directors. Each class serves a staggered term, with approximately one-third of the total number of Directors being elected each year. The Articles and By-Laws provide that the size of the Board of Directors is determined by a majority of the Directors. The Articles and By-Laws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the Directors then in office. Although under Illinois law shareholders together owning one-fifth of the shares of the Company may call a special meeting for the purpose of removing a Director with or without cause, shareholders may not elect Directors other than at an annual meeting. The staggered board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

     Cumulative Voting; Action by Written Consent and Shareholder Meetings.
The Articles do not provide for cumulative voting for any purpose. The Articles and By-Laws also provide that any action required or permitted to be taken by the shareholders may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.
Directors also retain the right to postpone any previously scheduled shareholder meeting and adjourn any shareholder meeting at any time, whether or not a quorum is present.

     Shareholder Vote Required to Approve Business Combinations. Under Illinois law, a plan of merger, consolidation or exchange may be approved only
upon each corporation receiving the affirmative vote of at least   of the
outstanding shares entitled to vote on such plan.

     Shareholder Vote Required to Approve Business Combinations with Interested Shareholders. The Company's Articles expressly elect to be governed by the provisions of Section 7.85 of the IBCA which applies to a transaction with an "Interested Shareholder" (as defined below) (the "IBCA fair price provision"). Under the IBCA, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the
holders of   of the outstanding shares of common stock of the corporation and any other affected class of stock. Under the IBCA fair price provision and the Company's Articles, the approval of at least 80 percent of the shares is required in connection with any transaction involving an Interested Shareholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Shareholder and were directors prior to the time when the Interested Shareholder became an Interested Shareholder or (ii) if the proposed transaction met certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares, in which case approval of only a majority of the outstanding shares of voting stock is required.


     The term "Interested Shareholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or any Subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of the Company's voting stock. This provision of the Company's Articles applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Shareholder or Affiliate or Associate (as defined in the Articles) of an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Shareholder or Affiliate or Associate of 10% or more of the assets of the Company on a consolidated basis; (iii) the issuance or transfer to any Interested Shareholder or its Affiliate or Associate by the Company (or any Subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 10% of the consolidated assets of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or Affiliate or Associate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly, by an Interested Shareholder or Affiliate or Associate thereof.


     In a Business Combination involving cash or other consideration being paid to the Company's shareholders, the consideration would be required to be either cash or the same type of consideration used by the Interested Shareholder in acquiring the largest portion of shares previously acquired by it. In the case of payments to holders of Common Stock, the per share fair market value of such payments generally would have to be at least equal in value to the higher of
(i) the highest per share price paid (including any brokerage commissions, transfer taxes and soliciting dealers' fees) by the Interested Shareholder in acquiring any Common Stock during the two-year period prior to the first public announcement of the proposed Business Combination (although not an Interested Shareholder at the time of any such acquisitions) or in the transaction in which it became an Interested Shareholder (whichever is higher); or (ii) the fair market value of the Company's shares on the first trading date after the date of such announcement date or on the first trading date after the date on which the Interested Shareholder became an Interested Shareholder (whichever is higher); in any case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event.

     In a Business Combination involving cash or other consideration being paid to the holders of the Company's shares other than Common Stock, the consideration would have to be at least equal in value to the higher of (i) the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder in acquiring any Common Stock during the two-year period prior to the first public announcement of the proposed business combination (although not an Interested Shareholder at the time of any such acquisitions) or in the transaction in which it became an Interested Shareholder (whichever is higher); or (ii) the highest per-share amount to which the holders of shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company; or (iii) the fair market value of the Company's shares on the first trading date after such announcement date or the date on which the Interested Shareholder became an Interested Shareholder (whichever is higher); and (iv) the price per-share equal to the fair market value per-share determined in (iii) above, multiplied by the ratio of (x) the highest per-share price paid by the Interested Shareholder in acquiring any Common Stock during the two-year period prior to such announcement date (although not an Interested Shareholder at the time of any such acquisitions) to (y) the fair market value per-share on the first day in such two-year period upon which the Interested Shareholder acquired any shares; in any case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event.

     Fair price provisions are designed to impede two-step takeover transactions which might otherwise result in disparate treatment of the Company's shareholders.


     Amendment of the Articles and By-Laws.  Amendment of the Articles must be
approved by a majority vote of the Board of Directors and also by a   vote of
the outstanding shares of Common Stock, provided, however, that an affirmative vote of at least 85% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of the Articles, including provisions (i) limiting voting rights, (ii) relating to certain business combinations, (iii) limiting the shareholders ability to act by written consent, (iv) regarding the number, classification of directors, filling of Board of Directors vacancies, newly created directorships, indemnification of Directors and officers by the Company and limitation of liability for Directors, (v) regarding shareholder proposals and Director nominations and
(vi) regarding amendment of the foregoing super majority provisions of the Company's Articles. The Company's By-Laws may be amended only by the Board of Directors.

     Certain By-Law Provisions. The By-Laws of the Company also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to provide advance notice to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the shareholder and such shareholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and such proposing shareholder.

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors.


     Attempts to take over corporations have recently become increasingly common. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all shareholders.



TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for the Common Stock is Illinois Stock Transfer Company, Chicago, Illinois.


                       SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 7,919,847 shares of Common Stock issued and outstanding (8,114,847 if the over-subscription or over-allotment option is exercised in full), assuming no exercise of any Options, Rights or Warrants. Of these shares, 6,475,756 shares, including 1,300,000 shares to be sold in this Offering (assuming no exercise of the over-subscription or over-allotment option) will be freely tradeable by persons other than "affiliates" of the Company without restriction or registration under the Securities Act. Of the remaining 1,444,091 shares, 1,340,124 were previously registered and are held by certain Directors, officers and other affiliates of the Company (the "Affiliate Shares") and can be resold by such persons subject to certain requirements described below. The other 103,967 shares (the "Restricted Shares"), including the 87,556 shares issued in connection with the transaction described in "RECENT ACQUISITION," were issued and sold by the Company in reliance upon exemptions from registration under the Securities Act and may not be sold in the absence of registration thereunder unless an exemption from registration is available.



     Subject to the 180-day lock-up agreements, if any, described below, the Affiliate Shares will be eligible for sale after the Offering, 87,556 of the Restricted Shares will become eligible for sale in December 1998, and the remaining Restricted Shares will become eligible for sale in January 1999, in each case pursuant to the exemption set forth in Rule 144 under the Securities Act, if the conditions of that rule have been met. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, and any affiliate of the Company with respect to the Affiliate Shares, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (79,198 shares immediately after this Offering or 81,148 if the over-allotment option is exercised in full) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is deemed not to have been an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions, notice requirements or the availability of current public information about the Company.


     In addition to the shares of Common Stock issued and outstanding, as of January 22, 1997, the Company had an aggregate of 1,935,324 shares reserved for issuance as follows: (i) 155,430 shares issuable pursuant to Warrant agreements; (ii) 103,236 shares issuable upon exercise of outstanding Rights, all of which are currently exercisable; and (iii) an aggregate of 1,676,658 shares reserved for issuance under various stock option plans maintained for the benefit of eligible employees, officers and directors of the Company and its subsidiaries, pursuant to which plans there are currently outstanding Options to purchase an aggregate of 1,110,750 shares of Common Stock, of which Options to purchase 642,968 shares are currently exercisable. When any such Warrants, Rights or Options are exercised, the shares issued in connection therewith are expected to become eligible for resale in the public market without restriction, except for any such shares held by persons who are then affiliates of the Company.


     Pursuant to lock-up agreements to be entered into between the Directors and officers of the Company and the Selling Agent in the event of a Public Offering, it is contemplated that the Directors and officers, who own an aggregate of 1,429,165 shares as of the date of this Prospectus, will agree not to offer, sell or contract to sell any Common Stock for a period of 180 days after the Company's issuance of the Common Stock without the prior written consent of the Selling Agent. Upon expiration of this 180-day period, if applicable, all of these shares, except Restricted Shares, could be resold by the Directors, officers and other persons who are affiliates of the Company, subject to certain requirements of Rule 144 under the Securities Act as discussed above.


     Prior to this offering, there has been only a limited public market for the Common Stock. The shares are traded occasionally in the over-the-counter market, and bid and asked prices are quoted on the OTC Bulletin Board. The Company has applied to have its Common Stock approved for quotation and trading on The Nasdaq National MarketSM, under the symbol "WTFC." No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.



                                LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon for the Company by Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois and for the Selling Agent by Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., Chicago, Illinois.


     Douglas J. Lipke, a partner in the law firm of Vedder, Price, Kaufman & Kammholz, serves as a non-voting advisor to the Hinsdale Bank board of directors. As of January 22, 1997, Mr. Lipke owned 5,105 shares, Warrants to purchase 1,834 shares and Options to purchase 2,413 shares of Common Stock.


                                   EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report on the accompanying consolidated financial statements insofar as it relates to the amounts included for Crabtree Capital Corporation is based upon the report of Arthur Andersen LLP.

     The financial statements of Crabtree Capital Corporation (not included in this registration statement) to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is included herein in reliance upon the authority of said firm as experts in giving said report.

                            AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (the "Commission") in connection with the Common Stock offered by this Prospectus. This Prospectus omits certain information, exhibits and undertakings set forth in the Registration Statement which the Company has filed with the Commission. Such materials may be inspected and copied upon payment of prescribed rates, at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Office of the Commission at the following locations: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. This information is also available on the Internet at the Commission's website. The address for the web site is: http://www.sec.gov. For further information with respect to the Company, reference is hereby made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof. Each such statement in this Prospectus is qualified in all respects by such reference.


     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission, including but not limited to filing with the Commission annual reports on Form 10-K within 90 days of year-end, quarterly reports on Form 10-Q within 45 days of quarter-end, and other current reports on Form 8-K. The Company is also subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by Directors, officers and greater than 10% shareholders, and certain other requirements of the Exchange Act. Reports, proxy statements and other information filed by the Company under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities of the Commission at the addresses set forth above.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                         WINTRUST FINANCIAL CORPORATION



                                                                                                  Page
                                                                                                  ----
Report of KPMG Peat Marwick LLP, Independent Auditors ..........................................   F-1

Report of Arthur Andersen LLP, Independent Public Accountants ..................................   F-2

Consolidated Statements of Condition as of September 30, 1996 (unaudited),
     and December 31, 1995 and 1994 ............................................................   F-3

Consolidated Statements of Operations for the nine months
     ended September 30, 1996 and 1995 (unaudited), and for
     the years ended December 31, 1995, 1994 and 1993 ..........................................   F-4

Consolidated Statements of Changes in Shareholders' Equity for
     the nine months ended September 30, 1996 (unaudited), and
     for the years ended December 31, 1995, 1994 and 1993 ......................................   F-5

Consolidated Statements of Cash Flows for the nine months
     ended September 30, 1996 and 1995 (unaudited), and for
     the years ended December 31, 1995, 1994 and 1993 ..........................................   F-6

Notes to Consolidated Financial Statements .....................................................   F-7

                          Independent Auditors' Report


The Board of Directors
Wintrust Financial Corporation:

We have audited the accompanying consolidated statements of condition of Wintrust Financial Corporation and subsidiaries (Company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Crabtree Capital Corporation and subsidiaries, a wholly-owned subsidiary of Wintrust Financial Corporation, which statements reflect total assets constituting 4 percent and 28 percent as of December 31, 1995 and 1994, respectively and total revenues constituting 27 percent, 54 percent and 51 percent for the years ended December 31, 1995, 1994, and 1993, respectively, of the related consolidated totals. Those financial statements were audited by Arthur Andersen LLP whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Crabtree Capital Corporation and subsidiaries, is based solely on the report of Arthur Andersen LLP.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of Arthur Andersen LLP provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of Arthur Andersen LLP, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wintrust Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                      KPMG PEAT MARWICK LLP


Chicago, Illinois
December 23, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Crabtree Capital Corporation:

We have audited the consolidated balance sheets of CRABTREE CAPITAL CORPORATION (an Illinois corporation) AND SUBSIDIARIES (the "Company") as of December 31, 1995 and 1994 (not presented in this registration statement), and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1995 (not presented in this registration statement). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above (not included in this registration statement) present fairly, in all material respects, the financial position of Crabtree Capital Corporation and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

As explained in Note 2 to the financial statements (not included in this registration statement), the Company has given retroactive effect to the change in accounting for the consolidation of First Premium Funding Corporation and the recording of compensation expense related to the issuance of permanent discount stock under the 1990 Stock Purchase Plan.



ARTHUR ANDERSEN LLP

Chicago, Illinois
May 20, 1996

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(IN THOUSANDS)

                                                              September 30   December 31   December 31
                                                                 1996           1995           1994
                                                              -----------    -----------    -----------
                                                                       (Unaudited)
ASSETS
Cash and due from banks-noninterest bearing                   $    19,753    $    12,622    $    11,023
Federal funds sold                                                 52,033         55,812         24,799
Interest-bearing deposits with banks                               25,100         50,600         42,199
Available-for-Sale securities, at fair value                       69,022         57,887          5,410
Held-to-Maturity securities, at amortized cost
     (fair value of $4,875 in 1996, $4,959
      in 1995, and $55,244 in 1994)                                 5,002          5,002         56,136
Loans                                                             414,405        258,231        193,982
    Less: Allowance for possible loan losses                        3,749          2,763          1,702
                                                              -----------    -----------    -----------
    Net loans                                                     410,656        255,468        192,280
Premises and equipment, net                                        28,410         23,999         13,538
Accrued interest receivable and other assets                       10,818          8,919          8,224
Goodwill and organizational costs                                     470            581            549
                                                              -----------    -----------    -----------

    Total assets                                              $   621,264    $   470,890    $   354,158
                                                              -----------    -----------    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest bearing                                          $    55,523    $    45,869    $    25,118
 Interest bearing                                                 493,780        359,789        196,867
                                                              -----------    -----------    -----------

    Total  deposits                                               549,303        405,658        221,985

Short-term borrowings                                               1,812            867         88,696
Notes payable                                                      16,554         10,758          6,905
Other liabilities                                                  12,810         13,120         11,206
                                                              -----------    -----------    -----------

    Total liabilities                                             580,479        430,403        328,792
                                                              -----------    -----------    -----------

Shareholders' equity
 Preferred stock, 20,000,000 shares authorized; no shares
     issued and outstanding at September 30, 1996, and 113,063
     issued and outstanding at December 31, 1995 and 1994.             --            503            503
 Common stock, no par value; 30,000,000 shares authorized;
     6,515,880, 5,830,866 and 4,744,747 shares issued and
     outstanding at September 30, 1996, December 31, 1995
     and December 31, 1994, respectively                            6,516          5,831          4,745
  Surplus                                                          51,681         50,053         38,621
  Common stock warrants                                                75             75             75
  Retained deficit                                                (17,511)       (15,990)       (18,442)
  Unrealized holding gains (losses) on
    Available-for-Sale securities, net of tax                          24             15           (136)
                                                              -----------    -----------    -----------
    Total shareholders' equity                                     40,785         40,487         25,366
                                                              -----------    -----------    -----------

Total liabilities and shareholders' equity                    $   621,264    $   470,890    $   354,158
                                                              -----------    -----------    -----------

See accompanying notes to consolidated financial statements

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                NINE MONTHS ENDED
                                                   SEPTEMBER 30                   YEAR ENDED DECEMBER 31,
                                             ------------------------    --------------------------------------
                                                1996          1995          1995          1994           1993
                                             ----------    ----------    ----------    ----------    ----------
                                                                           (unaudited)
Interest income
  Interest and fees on loans                 $   21,045    $   12,174    $   17,028    $   13,617    $    6,843
  Interest-bearing deposits with banks            1,323         2,516         3,194         1,290           274
  Federal funds sold                              1,733         1,400         2,048           791           275
  Securities                                      3,297         1,932         3,202         2,046           847
                                             ----------    ----------    ----------    ----------    ----------
     Total interest income                       27,398        18,022        25,472        17,744         8,239
                                             ----------    ----------    ----------    ----------    ----------

Interest expense
  Interest on deposits                           16,001         9,875        14,090         5,498         1,973
  Interest on short-term borrowings
     and notes payable                            1,010         1,249         1,682         4,373         1,911
                                             ----------    ----------    ----------    ----------    ----------
     Total interest expense                      17,011        11,124        15,772         9,871         3,884
                                             ----------    ----------    ----------    ----------    ----------

Net interest income                              10,387         6,898         9,700         7,873         4,355

Provision for possible loan losses                1,344           770         1,430           607         1,127
                                             ----------    ----------    ----------    ----------    ----------

Net interest income after provision for
     possible loan losses                         9,043         6,128         8,270         7,266         3,228
                                             ----------    ----------    ----------    ----------    ----------

Noninterest income
  Gain on sale of loans                           2,659         3,551         4,421          --            --
  Loan servicing fees                             1,035           782         1,101          --            --
  Fees on loans sold                              1,023           503           850           399           551
  Trust fees                                        412           281           399           202            92
  Service charges on deposit accounts               309           187           196           112            92
  Securities gains, net                              18          --            --              21            23
  Gain on settlement of contingencies
    (note 14)                                      --            --             735          --            --
  Other                                             400           300           842           752           386
                                             ----------    ----------    ----------    ----------    ----------
     Total noninterest income                     5,856         5,604         8,544         1,486         1,144
                                             ----------    ----------    ----------    ----------    ----------

Noninterest expense
  Salaries and employee benefits                  8,133         5,395         8,011         5,319         3,536
  Occupancy, net                                  1,245           723         1,520         1,165           790
  Data processing                                   732           440           624           335           177
  Marketing                                         710           367           682           288           150
  Amortization of deferred financing fee            337           451           768           641           511
  Merger related expenses                           849          --            --            --            --
  Other                                           4,448         3,325         4,207         3,004         2,354
                                             ----------    ----------    ----------    ----------    ----------
     Total noninterest expense                   16,454        10,701        15,812        10,752         7,518
                                             ----------    ----------    ----------    ----------    ----------

Income (loss) before from continuing
     operations before income taxes              (1,555)        1,031         1,002        (2,000)       (3,146)

Income tax benefit                                  (34)         (198)         (512)         --            --
                                             ----------    ----------    ----------    ----------    ----------

Income (loss) from continuing operations         (1,521)        1,229         1,514        (2,000)       (3,146)

Income (loss) from operations of
     discontinued subsidiaries                     --             (96)          (17)         (236)         (193)
                                             ----------    ----------    ----------    ----------    ----------

Net income (loss)                            $    1,521    $    1,133    $    1,497    $   (2,236)   $   (3,339)
                                             ----------    ----------    ----------    ----------    ----------

Net income (loss) per common share           $    (0.25)   $     0.19    $     0.24    $    (0.56)   $    (1.14)
                                             ----------    ----------    ----------    ----------    ----------

Weighted average common shares outstanding        5,992         5,571         6,153         4,035         2,948
                                             ----------    ----------    ----------    ----------    ----------

See accompanying notes to consolidated financial statements

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(IN THOUSANDS)

                                                                                                      NOTES
                                                                                                    RECEIVABLE
                                                                                                  FROM OFFICERS
                                                           PREFERRED      COMMON                   FROM SALE OF
                                                            STOCK          STOCK        SURPLUS    COMMON STOCK
                                                          ----------    ----------    ----------   -----------
Balance at December 31, 1992                              $      503    $    2,437    $   23,347     $    (202)

Payment of note receivable from Officer
    from sale of common stock                                   --            --            --             144

Issuance of common stock, net of issuance costs                 --           1,046         7,555          --

Issuance of warrant to acquire common stock                     --            --            --            --

Allocation of undivided profit                                  --            --          (1,000)         --

Issuance of preferred stock                                      500          --            --            --

Conversion of preferred stock to common stock                   (500)          127           373          --

Dividends on preferred stock                                    --            --            --            --

Net loss                                                        --            --            --            --

Change in unrealized gain on securities
  available-for-sale, net of tax effect                         --            --            --            --
                                                          ----------    ----------    ----------   -----------

Balance at December 31, 1993                                     503         3,610        30,275           (58)

Payment of note receivable from Officer
    from sale of common stock                                   --            --            --              58

Issuance of common stock, net of issuance costs                 --           1,016         8,965          --

Issuance of preferred stock                                      500          --            --            --

Issuance of warrant to acquire common stock                     --            --            --            --

Conversion of preferred stock to common stock                   (500)          119           381          --

Dividends on preferred stock                                    --            --            --            --

Allocation of undivided profit                                  --            --          (1,000)         --

Net loss                                                        --            --            --            --

Change in unrealized gain (loss) on securities
  available-for-sale, net of tax effect                         --            --            --            --
                                                          ----------    ----------    ----------   -----------

Balance at December 31, 1994                                     503         4,745        38,621          --

Issuance of common stock, net of issuance costs                 --           1,086        12,432          --

Dividends on preferred stock                                    --            --            --            --

Allocation of undivided profit                                  --            --          (1,000)         --

Net income                                                      --            --            --            --

Change in unrealized gain on securities
  available-for-sale, net of tax effect                         --            --            --            --
                                                          ----------    ----------    ----------   -----------

Balance at December 31, 1995                                     503         5,831        50,053          --

Common stock issuance                                           --             567         1,298          --

Conversion of preferred stock to common stock                   (503)          122           381          --

Repurchase of common stock                                      --              (4)          (44)         --

Net loss                                                        --            --            --            --

Cash value of fractional shares                                 --            --              (7)         --

Change in unrealized gain on securities
  available-for-sale, net of tax effect                         --            --            --            --
                                                          ----------    ----------    ----------   -----------
Balance at September 30, 1996 (unaudited)                 $     --      $    6,516    $   51,681   $      --
                                                          ==========    ==========    ==========   ===========


                                                                                         NET
                                                                                      UNREALIZED
                                                                                     GAIN (LOSS)      TOTAL
                                                                                    ON SECURITIES     SHARE-
                                                                         RETAINED     AVAILABLE      HOLDERS'
                                                           WARRANTS      DEFICIT      FOR SALE        EQUITY
                                                          ----------    ----------    ----------   -----------
Balance at December 31, 1992                              $       25    $ (14,819)    $    --      $   11,291

Payment of note receivable from Officer
    from sale of common stock                                   --           --            --             144

Issuance of common stock, net of issuance costs                 --           --            --           8,601

Issuance of warrant to acquire common stock                       25         --            --              25

Allocation of undivided profit                                  --          1,000          --            --

Issuance of preferred stock                                     --           --            --             500

Conversion of preferred stock to common stock                   --           --            --            --

Dividends on preferred stock                                    --            (11)         --             (11)

Net loss                                                        --         (3,339)         --          (3,339)

Change in unrealized gain on securities
  available-for-sale, net of tax effect                         --           --              16            16

                                                          ----------    ----------    ----------   -----------
Balance at December 31, 1993                                      50      (17,169)           16        17,227

Payment of note receivable from Officer
    from sale of common stock                                   --           --            --              58

Issuance of common stock, net of issuance costs                 --           --            --           9,981

Issuance of preferred stock                                     --           --            --             500

Issuance of warrant to acquire common stock                       25         --            --              25

Conversion of preferred stock to common stock                   --           --            --            --

Dividends on preferred stock                                    --            (37)         --             (37)

Allocation of undivided profit                                  --          1,000          --            --

Net loss                                                        --         (2,236)         --          (2,236)

Change in unrealized gain (loss) on securities
  available-for-sale, net of tax effect                         --           --            (152)         (152)
                                                          ----------    ----------    ----------   -----------

Balance at December 31, 1994                                      75      (18,442)         (136)       25,366

Issuance of common stock, net of issuance costs                 --           --            --          13,518

Dividends on preferred stock                                    --            (45)         --             (45)

Allocation of undivided profit                                  --          1,000          --            --

Net income                                                      --          1,497          --           1,497

Change in unrealized gain on securities
  available-for-sale, net of tax effect                         --           --             151           151
                                                          ----------    ----------    ----------   -----------

Balance at December 31, 1995                                      75      (15,990)           15        40,487

Common stock issuance                                           --           --            --           1,865

Conversion of preferred stock to common stock                   --           --            --            --

Repurchase of common stock                                      --           --            --             (48)

Net loss                                                        --         (1,521)         --          (1,521)

Cash value of fractional shares                                 --           --            --              (7)

Change in unrealized gain on securities
  available-for-sale, net of tax effect                         --           --               9             9
                                                          ----------    ----------    ----------   -----------
Balance at September 30, 1996 (unaudited)                 $       75    $ (17,511)    $      24    $   40,785
                                                          ==========    ==========    ==========   ===========


See accompanying notes to consolidated financial statements

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                     Nine months ended
                                                       September 30,                  Year ended December 31,
                                                 -------------------------   ---------------------------------------
                                                     1996         1995           1995         1994          1993
                                                 -----------   -----------   -----------   -----------   -----------
                                                        (unaudited)
OPERATING ACTIVITIES:
  Net income (loss) from continuing
        operations                               $    (1,521)  $     1,133   $     1,514   $    (2,000)  $    (3,146)
  Adjustments to reconcile net
        income (loss) to net cash
        used for, or provided by,
        operating activities:
    Provision for possible loan losses                 1,344           770         1,430           607         1,127
    Depreciation and amortization                      1,147           931         1,811         1,124           855
    Deferred income tax benefit                          (34)         (198)         (331)         --            --
    Gain on sale of investment
         securities, net                                --            --            --             (21)          (23)
    Net accretion/amortization
         of investment securities                       --            --            (390)          (97)          281
    Net loss of discontinued operations                 --            --             (17)         (236)         (193)
    Decrease in net assets of
         discontinued operations                        --            --           1,875           666           734
    (Increase) decrease in other
          assets, net                                 (1,866)         (993)       (4,813)       (1,809)        1,640
    Increase (decrease) in
          other liabilities, net                        (301)         (325)        1,907         6,533           461
                                                 -----------   -----------   -----------   -----------   -----------
NET CASH (USED FOR) PROVIDED
          BY OPERATING ACTIVITIES                     (1,231)        1,318         2,986         4,767         1,736
                                                 -----------   -----------   -----------   -----------   -----------

INVESTING ACTIVITIES:
  Proceeds from maturities of
     Available-for-Sale
     securities                                      288,102        24,698        80,234         8,900          --
  Proceeds from sales of
     Available-for-Sale
     securities                                          498         3,755         5,006         4,944         6,140
  Proceeds from maturities of
     Held-to-Maturity
     securities                                         --          64,766        64,766        31,320        14,955
  Purchases of securities                           (299,734)      (87,994)     (150,805)      (78,972)      (43,124)
  Net decrease (increase)
     in interest bearing
     deposits at banks                                25,500         5,099        (8,401)      (29,000)       (3,199)
  Net increase in loans                             (156,532)      (24,996)      (62,649)      (85,764)      (63,484)
  Other, net                                            --            --            --            (131)         (270)
  Purchases of premises
     and equipment, net                               (5,447)       (6,245)      (11,409)       (6,334)       (5,952)
                                                 -----------   -----------   -----------   -----------   -----------
NET CASH USED FOR INVESTING ACTIVITIES              (147,613)      (20,917)      (83,258)     (155,037)      (94,934)
                                                 -----------   -----------   -----------   -----------   -----------

FINANCING ACTIVITIES:
  Increase in deposit accounts                       143,645       100,531       183,673       123,721        55,268
  Increase (decrease) in
      short-term borrowings, net                         945        (8,747)       (4,849)           70         5,413
  Commercial paper notes
      originated                                        --         310,040       310,040     1,051,245       566,107
  Commercial paper notes
      principal repaid                                  --        (393,020)     (393,020)   (1,027,677)     (514,557)
  Proceeds from notes payable                          5,796        10,286         5,822         4,542         2,750
  Repayment of notes payable                            --            --          (1,998)       (2,500)      (15,900)
  Repurchase of common stock                             (48)         --            --            --            --
  Other, net                                            --            --            (257)           58          (190)
  Cash value of fractional shares
     upon exchange of shares                              (7)         --            --            --            --
  Issuance of common stock                             1,865         2,132        13,518         9,980         8,601
  Issuance of preferred stock                           --            --            --             500           500
  Issuance of common stock warrants                     --            --            --              25            25
  Cash dividends paid on
      preferred shares                                  --             (45)          (45)          (37)          (11)
                                                 -----------   -----------   -----------   -----------   -----------
NET CASH PROVIDED BY
     FINANCING ACTIVITIES                            152,196        21,177       112,884       159,927       108,006
                                                 -----------   -----------   -----------   -----------   -----------
NET INCREASE IN CASH AND
     CASH EQUIVALENTS                                  3,352         1,578        32,612         9,657        14,808
CASH AND CASH EQUIVALENTS
     AT BEGINNING OF PERIOD                           68,434        35,822        35,822        26,165        11,357
                                                 -----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS
    AT END OF PERIOD                             $    71,786   $    37,400   $    68,434   $    35,822   $    26,165
                                                 -----------   -----------   -----------   -----------   -----------

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION -
  CASH PAID DURING THE
  YEAR FOR:
        INTEREST                                 $    16,978   $    11,012   $    14,880   $     6,225   $     2,594
        INCOME TAXES                                    --            --            --            --            --
                                                 -----------   -----------   -----------   -----------   -----------


See accompanying notes to consolidated financial statements

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

 (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Wintrust Financial Corporation ("Wintrust" or "Company") is a multi-bank holding company currently engaged in the business of providing financial services through its banking subsidiaries to customers in the Chicago metropolitan area and financing the payment of insurance premiums, on a national basis, through its subsidiary, First Premium Services, Inc. ("First Premium"). First Premium is a wholly owned subsidiary of Crabtree Capital Corporation ("Crabtree"). As of September 30, 1996, Wintrust owned four bank subsidiaries ("Banks"), all of which were de novo institutions, including Lake Forest Bank & Trust Company ("Lake Forest"), Hinsdale Bank & Trust Company ("Hinsdale"), North Shore Community Bank & Trust Company ("North Shore"), Libertyville Bank & Trust Company ("Libertyville").


      The consolidated Wintrust entity was formed on September 1, 1996 through a merger transaction (the "Reorganization") whereby the holding companies of Lake Forest, Hinsdale, Libertyville and First Premium were merged with newly formed wholly-owned subsidiaries of North Shore Community Bancorp, Inc. (which changed its name to Wintrust Financial Corporation concurrent with the merger). The merger transaction was accounted for in accordance with the pooling-of-interest method of accounting for a business combination. Accordingly, the consolidated financial statements included herein reflect the combination of the historical financial results of the five entities and the recorded assets and liabilities have been carried forward to the consolidated company at their historical cost.

      In the preparation of the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts contained in the consolidated financial statements. Management believes that the estimates made are reasonable; however, changes in estimates may be required if economic or other conditions change significantly beyond management's expectations.


         PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements of Wintrust have been prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry. All material inter-company accounts and transactions have been eliminated in the consolidated financial statements.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================


         INVESTMENT SECURITIES

      The Company classifies securities in one of three categories: trading, held-to-maturity, or available-for-sale. Trading securities are bought principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Bank has the ability and positive intent to hold the security until maturity. All other securities are classified as available-for-sale as they may be sold prior to maturity.


      Held-to-maturity securities are stated at amortized cost which represents actual cost adjusted for amortization of premium and accretion of discount using methods that generally approximate the effective interest method. Available-for-sale securities are stated at fair value. Unrealized holding gains and losses on available-for-sale securities, net of related taxes, are excluded from earnings and reported as a separate component of shareholders' equity until realized.


      Trading account securities are stated at fair value. Trading account gains and losses from closing positions and from changes in market values of the trading inventory are reflected in the accompanying statement of operations as part of other noninterest income. The Company did not maintain any trading account securities in 1995, 1994, or 1993.

      A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in noninterest income and are derived using the specific identification method for determining the cost of securities sold.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

         LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Loans are recorded at the principal amount outstanding. Interest income is recognized when earned. The Bank receives loan fees for loans originated by the Bank, as well as for loan referrals. Fees and costs associated with loans originated by the Bank are generally deferred and amortized over the life of the loan as an adjustment of yield using the interest method. Loan fees for referrals are recognized as income when received.

      Finance charges on premium finance receivables are earned over the term of the loan based on actual funds outstanding, beginning with the funding date, using a method which approximates the effective yield actuarial method.

      Interest income is not accrued on loans where management has determined that the borrowers may be unable to meet contractual principal and/or interest obligations, or where interest or principal is 90 days or more past due, unless the loans are adequately secured and in the process of collection. Cash receipts on nonaccrual loans are generally applied to the principal balance until the remaining balance is considered collectible, at which time interest income may be recognized when received.

      The allowance for possible loan losses is maintained at a level adequate to provide for possible loan losses. In estimating possible losses, the Company recognizes impaired loans. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due. Impaired loans are generally considered by the Company to be nonaccrual loans, restructured loans and loans with principal and/or interest at risk, even if the loan is current with all payments of principal and interest. Impairment is measured by determining the fair value of the loan based on the present value of expected cash flows, the market price of the loan, or the fair value of the underlying collateral. If the fair value of the loan is less than the recorded book value, a valuation allowance is established as a component of the allowance for possible loan losses.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      On January 1, 1996, the Company adopted Financial Accounting Standards Board Statement No. 122, Accounting for Mortgage Servicing Rights, an amendment to FASB Statement No. 65 (SFAS No. 122). SFAS No. 122 provides guidance for the recognition of mortgage servicing rights as a separate asset when servicing mortgage loans for others, regardless of how those rights are acquired. Also, SFAS No. 122 requires the measurement of impairment of those servicing rights based upon the difference between the carrying amount of the servicing rights and their current fair value with a valuation allowance utilized to account for the difference. The impact of the adoption of SFAS No. 122 was not material to the Company.

         SERVICED PREMIUM FINANCE RECEIVABLES

      Beginning in February, 1995, First Premium began selling its premium finance receivables to a wholly owned subsidiary, First Premium Financing Corporation ("FPFIN") which in turn sells the receivables to an independent third party who issues commercial paper to fund the purchase ("Commercial Paper Issuer"). FPFIN is a bankruptcy remote subsidiary established to facilitate the sale to the independent third party. First Premium retains servicing rights in connection with the sales of receivables. First Premium recognizes the contractual servicing and management fee income over the term of the receivables as it is earned. In addition, any excess income earned by the Commercial Paper Issuer above that which is required to fund interest on its outstanding commercial paper and provide for normal servicing to First Premium is payable as additional servicing ("Excess Servicing"). Excess Servicing income over the expected life of the receivables sold is estimated by First Premium at the time of each sale and recorded as a sales gain receivable on the financial statements of First Premium.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

         PREMISES AND EQUIPMENT

      Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets ranging from three to ten years for equipment and the useful life or life of the lease for premises and leasehold improvements. Additions to premises are capitalized. Maintenance and repairs are charged to expense as incurred.


         LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

      On January 1, 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment is measured based on the present value of expected future cash flows from the use of the asset and its eventual disposition. If the expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized based on current fair values. As the Company regularly reviews its long-lived assets for impairment and adjusts the carrying amounts as appropriate, the adoption of this statement did not have a material impact on the consolidated financial statements of the Company.

         INTANGIBLE ASSETS

      Goodwill, representing the cost in excess of the fair value of net assets acquired is amortized on a straight-line basis over a period of 25 years.

      Deferred organizational costs consist primarily of professional fees and other start-up costs and are being amortized over 5 years.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

         TRUST ASSETS

      Assets held in fiduciary or agency capacity for customers are not included in the consolidated financial statements as such are not assets of Wintrust or its subsidiaries. Fee income is recognized on an accrual basis for financial reporting purposes.

         INCOME TAXES

      Beginning September 1, 1996, Wintrust will file consolidated Federal and state income tax returns. The subsidiaries will provide for income taxes on a separate return basis and remit to Wintrust amounts determined to be currently payable.

      Prior to the Reorganization on September 1, 1996, each of the Lake Forest, Hinsdale, Libertyville, North Shore, and First Premium and their respective holding companies filed separate consolidated Federal and state income tax returns. Tax benefits attributable to losses are recognized and allocated to the extent that such losses can be utilized in the consolidated return.

      Wintrust and subsidiaries record income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance shall be established against deferred tax assets to the extent there is not sufficient evidence for management to conclude that it is more likely than not that such asset will be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         CASH EQUIVALENTS

      For purposes of the consolidated statement of cash flows, Wintrust considers all cash on hand, cash items in the process of collection, amounts due from correspondent banks and federal funds sold to be cash equivalents.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

         EARNINGS PER SHARE

      Earnings per share are calculated by dividing net income, after consideration of preferred stock dividends, by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents were calculated using the treasury stock method. Because no active market for the Company's stock existed during the three years ended December 31, 1995, estimates of market value based on limited trading volume were used to determine the dilutive effects of the outstanding stock options, stock rights and stock warrants.

         DISCONTINUED OPERATIONS

      The Company has presented as discontinued operations, the results of operations and loss on sale of certain insurance operating subsidiaries. Information regarding the results of operations are not presented as they are not deemed material by management.


         UNAUDITED FINANCIAL INFORMATION

      The accompanying unaudited financial information as of and for the period ended September 30, 1996 and 1995 has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal and recurring nature. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================


 (2)  INVESTMENT SECURITIES

     The following tables present carrying amounts and gross unrealized gains and losses for the investment securities held-to-maturity and available-for-sale at December 31, 1995 and 1994 (in thousands). This table is by contractual maturity which may differ from actual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                 December 31, 1995
                                      ----------------------------------------
                                                  Gross       Gross
                                      Amortized  unrealized  unrealized   Fair
                                        cost       gains      losses     value
------------------------------------------------------------------------------
Held-to-maturity:
   U.S. Treasury - due
      in one to five years        $      5,002       -         (43)      4,959
------------------------------------------------------------------------------

Available-for-sale:
   U.S. Treasury - due in one
      year or less                       5,520        9         -        5,529
   Federal agencies - due in one
      year or less                      23,197       -         (17)     23,180
   Federal agencies - due in one
      to five years                      2,503       -         (12)      2,491
   Corporate notes - due in one
      year or less                      15,594       16         (3)     15,607
   Corporate notes - due in one
      to five years                     10,125       39         (9)     10,155
   Federal Reserve Bank stock              925       -           -         925
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Total securities available-for-sale     57,864       64        (41)     57,887

==============================================================================
Total investment securities       $     62,866       64        (84)     62,846
==============================================================================

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

                                                 December 31, 1994
                                      ----------------------------------------
                                                   Gross       Gross
                                      Amortized  unrealized  unrealized   Fair
                                        cost       gains      losses     value
------------------------------------------------------------------------------
Held-to-maturity:
   U.S. Treasury - due in one
      year or less                $        587       -          (3)        584
   U.S. Treasury - due
      in one to five years              10,009       -        (494)      9,515
   Federal agencies -
      due in one year or less           42,504        8       (337)     42,175
   Corporate notes - due in one
      year or less                         899        1         -          900
   Corporate notes - due in one
      to five years                      2,137       31        (98)      2,070
------------------------------------------------------------------------------

Total securities held-to-maturity       56,136       40       (932)     55,244
------------------------------------------------------------------------------

Available-for-sale:
   Corporate notes - due in one
      year or less                         700        1         -          701
   Corporate notes - due in one
      to five years                      4,208       19       (155)      4,072
   Federal Reserve Bank stock              637       -          -          637
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Total securities available-for-sale      5,545       20       (155)      5,410

==============================================================================
Total investment securities       $     61,681       60     (1,087)     60,654
==============================================================================

     In 1995, 1994 and 1993, Wintrust had gross realized gains on sales of investment securities classified as available for sale of $200, $21,000 and $46,000, respectively. Wintrust had no realized losses on sales of investment securities in 1995 and 1994. In 1993, Wintrust had gross realized losses of $23,000. Proceeds from sales of investment securities during 1995, 1994 and 1993 were $5,006,000, $4,944,000 and $6,140,000, respectively. At December 31, 1995 and 1994, investment securities having a carrying value of $29,240,000 and $27,559,000, respectively, were pledged as collateral for securities sold under

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      agreement to repurchase, public deposits, and trust deposits. Securities carried at $0 and $5,006,000 were sold under agreement to repurchase at December 31, 1995 and 1994, respectively.

      The Financial Accounting Standards Board's (FASB's) issuance of A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt & Equity Securities, permitted the transfer of securities from the Held-to-Maturity classification to the Available-for-Sale classification during the period from November 15, 1995 to December 31, 1995, with no recognition of any related unrealized gain or loss in current earnings. On December 29, 1995, the amortized cost and net unrealized gain of Wintrust's portfolio of securities held-to-maturity transferred to the securities available-for-sale classification was $59,356,000 and $334,000, respectively.

 (3)  LOANS

      A summary of the loan portfolio by category at December 31, 1995 and 1994 is as follows (in thousands):


------------------------------------------------------------------------------
                                                           1995       1994
------------------------------------------------------------------------------

      Commercial and commercial real estate          $     101,271      45,587
      Home equity                                           54,592      26,244
      Residential                                           37,074      26,188
      Installment                                           51,355       4,865
      Premium finance                                       15,703      93,349
------------------------------------------------------------------------------

                                                           259,995     196,233
      Less: Unearned finance charges                         1,764       2,251
------------------------------------------------------------------------------

      Total loans                                    $     258,231     193,982
==============================================================================

      Certain officers and directors of Wintrust and its subsidiaries and certain corporations and individuals related to such persons borrowed funds from the Banks. These loans totaling $4,430,000 at December 31, 1995 were made at substantially the same terms, including interest

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

 (4)  ALLOWANCE FOR POSSIBLE LOAN LOSSES

      A summary of the allowance for possible loan losses for years ending December 31, 1995, 1994 and 1993 is as follows (in thousands):

      ------------------------------------------------------------------------
                                                      1995     1994     1993
      ------------------------------------------------------------------------
      Allowance at beginning of period          $      1,702    1,357      961
      Provision                                        1,430      607    1,127
      Charge-offs                                       (399)    (265)    (733)
      Recoveries                                          30        3        2
      ------------------------------------------------------------------------

      Allowance at end of period                $      2,763    1,702    1,357
      ------------------------------------------------------------------------

      The provision for loan losses are charged to operations, and recognized loan losses (recoveries) are charged (credited) to the allowance. At December 31, 1995 and 1994, non-accrual loans had a carrying value of $1,778,000 and $0, respectively.

      At December 31, 1995, loans that were considered to be impaired totaled $1,736,000 for which no specific allowance for loan losses was required as of and for the year ended December 31, 1995. The average balance of impaired loans during 1995 was approximately $930,000. All of the impaired loans are included in the nonaccrual loan amount listed above. Management evaluated the value of the loans primarily by using the fair value of the collateral. Interest income foregone on these loans during 1995 was not material.

(5)   SERVICED RECEIVABLES AND SECURITIZATION FACILITY

      Receivables sold and serviced by First Premium amount to $101,871,000 at December 31, 1995. The receivables are sold pursuant to a securitization facility established January 31, 1995. Unamortized deferred costs associated with this facility amounted to $461,000 at December 31, 1995.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      The securitization facility is an independent vehicle into which $200 million of receivables may be sold and funded by the Commercial Paper Issuer, subject to certain terms and conditions. In connection with this facility, First Premium formed a wholly owned, bankruptcy remote subsidiary, FPFIN, to purchase the receivables from First Premium and simultaneously sell the receivables to the Commercial Paper Issuer. All the receivable sales are without recourse. The sale of loans to the Commercial Paper Issuer were accounted for as sales and, accordingly, the loans are not included in the consolidated financial position of the Company. FPFIN recognizes a gain at the time of each sale based on its estimate of excess servicing, as defined in Note 1, to be earned over the life of the receivables sold. All of FPFIN's accounts are maintained by First Premium and consolidated in the financial statements.

      Also, pursuant to the Sales and Servicing Agreement, First Premium is required to maintain facility collateral at an amount equal to 105.5% of commercial paper outstanding. The amount of this overcollateralization is recorded as loans on the Company's consolidated financial statements and was $6,630,000 at December 31, 1995.


 (6)  PREMISES AND EQUIPMENT, NET

      A summary of premises and equipment at December 31, 1995 and 1994 is as follows (in thousands):

      ========================================================================
                                                                1995     1994
      ------------------------------------------------------------------------
      Land                                                 $   4,159     1,800
      Buildings and improvements                              16,392     8,900
      Furniture and equipment                                  5,308     3,149
      Construction in progress                                    30       681
      ------------------------------------------------------------------------
                                                              25,889    14,530
      Less accumulated depreciation and amortization           1,890       992
      ------------------------------------------------------------------------

      Premises and equipment, net                          $  23,999    13,538
      ========================================================================

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

 (7)  TIME DEPOSITS

      Certificates of deposit in amounts of $100,000 or more approximated $93,618,000 and $39,257,000, respectively, at December 31, 1995 and 1994.
      Interest expense related to these deposits approximated $2,769,000, $955,000 and $297,000 for the periods ended December 31, 1995, 1994 and 1993, respectively.

 (8)  COMMERCIAL PAPER

      Prior to the formation of its current securitization facility on February 2, 1995, First Premium sold its premium finance receivables to First Premium Funding Corporation ("FPFC"), a special purpose corporation nominally capitalized by a third party, which issued commercial paper to fund its purchases. The commercial paper notes had maturities of 1 to 270 days, and were secured by the premium finance receivables. Due to the nominal third party capitalization of FPFC, the Company's consolidated financial statements include the results of operations and financial position of FPFC, including the related commercial paper.

      The table below sets forth information concerning outstanding commercial paper and its related cost. These amounts are computed using the average daily balances during the period from January 1, 1995 through February 2, 1995, and January 1, 1994, through December 31, 1994.

                                      January 1, 1995     January 1, 1994
                                          through             through
                                      February 2, 1995   December 31, 1994
                                      ----------------   -----------------
       Average amount outstanding        $  81,015,757       $  74,769,633
       Maximum month-end amount
            outstanding during the       $  85,000,000       $  82,565,000
            period
       Average yield at:
            End of period                        6.10%               6.12%
            During the period                    5.96%               4.54%

      FPFC was required to pledge finance receivables as collateral for the commercial paper. As of December 31, 1994, FPFC had pledged $85,865,000 of finance receivables to secure the commercial paper outstanding at that date.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      A party provided credit enhancement ("Credit Enhancer") for commercial paper issued by FPFC. The Credit Enhancer also provided temporary liquidity to FPFC. As an incentive for the Credit Enhancer to participate in the facility, First Premium issued warrants to purchase its common stock and a subordinated promissory note with a face value of $557,000 to the Credit Enhancer. In conjunction with the Reorganization, the Credit Enhancer exchanged its warrants to acquire First Premium stock for Wintrust common stock. The exercise price for the warrants were contributed to Wintrust by the warrant holder and the proceeds thereof were used to retire the subordinated promissory note held by the Credit Enhancer.


 (9)  NOTES AND LOANS PAYABLE

      A summary of notes and loans payable at December 31, 1995 and 1994, is as follows (in thousands):


                                       1995          1994
                                       -----         ----
       Revolving credit line -
       secured
           Banking subsidiaries      $    5,552     $   2,742
           Premium finance
           subsidiary                       200             -
       Revolving credit line  -
            unsecured                     1,700         1,950
       Subordinated notes payable         1,992         1,963
       Note payable, other                1,314           250
                                     -----------  ------------
                                       $ 10,758      $  6,905
                                     ===========  ============

      Revolving credit lines - secured, premium finance subsidiary, represents amounts outstanding under a revolving loan agreement used to fund overcollateralization requirements for the securitization facility. The credit line provides a lien and first security interest in the retained premium finance receivables as well as restrictions on maintenance of various operating ratios and tangible net worth. The credit line provides financing up to a maximum of $13,000,000 with interest charged at prime or prime plus 1.5% depending upon the extent of funds borrowed. The average daily amount outstanding pursuant to the credit line was approximately $2,976,000 and $2,988,000 respectively for 1995 and 1994.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      Revolving credit lines - secured, banking subsidiaries, represent various financing arrangements to meet operating needs. These arrangements are 100% secured by the common stock of the banks and bear interest at prime rate with commitment fees of 1/4 of 1% per annum on amounts undrawn. The average daily amount outstanding pursuant to the credit lines was $4,120,000 and $1,670,000, respectively, for 1995 and 1994.

      Revolving credit line - unsecured represents amounts outstanding under a $2,000,000 loan arrangement. This loan is guaranteed by a shareholder of the Company. Average amounts outstanding were approximately $1,954,000 and $1,739,000 in 1995 and 1994 respectively.

      Subordinated notes represent $1,500,000 due to a shareholder and $492,000 representing advances from the credit enhancer of the securitization facility. The $1,500,000 note bears interest at prime plus 0.5% to 1.5% and matures on December 23, 1997. The note may be repaid at the option of the holder through exercise of stock warrants issued in connection with the subordinated note. No value has been assigned to the warrants as the exercise price is substantially in excess of the fair value of common stock involved. The $492,000 note has a face value of $557,000, and is discounted to result in an effective rate of 6.0% and matures on February 2, 1998.

      Notes payable - other consists principally of amounts borrowed to fund the purchase of banking subsidiary real estate and to cover initial start-up expenses. This note bears interest at 9% per annum and matures on July 1, 1999.

      Total interest expense for notes and loans payable aggregated approximately $1,208,000, $796,000 and $590,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

      Subsequent to the Reorganization, each of the above referenced notes and loans payable were retired. Effective September 1, 1996, the Company entered into a $25 million revolving credit line of credit, which bears interest at a floating rate equal to, at the Company's option, either the lender's prime rate or the London Inter-Bank Offered Rate plus 1.50%. This revolving credit line is secured by the stock of the subsidiary bank holding companies and the subsidiary banks.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

 (10) LEASE EXPENSE AND OBLIGATIONS

      Gross rental expense for all noncapitalized leases was $203,000, $134,000, and $127,000, in 1995, 1994, and 1993, respectively. Lease commitments are primarily for office space. Minimum gross rental commitments as of December 31, 1995 for all noncancelable leases are as follows (in thousands):

      ==========================================================================
      1996                                                            $      652
      1997                                                                   628
      1998                                                                   643
      1999                                                                   664
      2000                                                                   545
      2001 and thereafter                                                  1,201
      --------------------------------------------------------------------------
      Total minimum future rentals                                    $    4,333
      ==========================================================================

      Minimum gross rental income as of December 31, 1995 for all noncancelable leases are as follows:

      ==========================================================================
      1996                                                            $       80
      1997                                                                    32
      1998                                                                    34
      1999                                                                    28
      2000                                                                    27
      2001 and thereafter                                                     45
      --------------------------------------------------------------------------
      Total minimum future rentals                                    $      246
      ==========================================================================

 (11) INCOME TAXES

      Wintrust had no Federal or state income tax expense in each of the years in the three-year period ended December 31, 1995. In 1995, Wintrust recorded a tax benefit of $512,000 as management determined that the realization of certain deferred tax assets not previously valued was more likely than not to occur.

      Income taxes for 1995, 1994 and 1993 differ from the expected tax expense for those years (computed by applying the applicable statutory U.S. Federal income tax rate to income before income taxes) as follows (in thousands).

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

=====================================================================================
                                                            1995     1994      1993
-------------------------------------------------------------------------------------
  Computed "expected" income tax expense (benefit)      $    341     (679)    (1,070)
  Increase (decrease) in tax resulting from:
     Change in the beginning-of-the-year balance of
       the valuation allowance for deferred tax assets      (698)     684     (1,070)
     Other, net                                             (155)      (5)      -
-------------------------------------------------------------------------------------
  Income tax benefit                                    $   (512)      -        -
=====================================================================================

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below (in thousands):

================================================================================
                                                                1995      1994
--------------------------------------------------------------------------------
  Deferred tax assets:
     Allowance for possible loan losses                   $        503       309
     Startup costs                                                 425       222
     Federal net operating loss carryforward                     8,685     8,055
     State net operating loss carryforward                       1,496     1,230
     Unrealized loss on marketable equity securities                -         53
     Other, net                                                    396       310
--------------------------------------------------------------------------------
  Total gross deferred tax assets                               11,505    10,179
  Valuation allowance                                            8,990     8,898
--------------------------------------------------------------------------------
  Total net deferred tax assets                                  2,515     1,281
--------------------------------------------------------------------------------

  Deferred tax liabilities:
     Premises and equipment, due to
       differences in depreciation                                 313       115
     Accrual to cash adjustment                                  1,218       747
     Unrealized gain on marketable equity securities               114        -
     Other, net                                                    521       419
--------------------------------------------------------------------------------
  Total gross deferred tax liabilities                           2,166       565
--------------------------------------------------------------------------------

  Net deferred tax assets                                 $        349        -
--------------------------------------------------------------------------------

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      During 1994, realization of deferred tax assets was uncertain due to the lack of an adequate earnings history for Wintrust and its subsidiaries. As a result, in 1994, a valuation allowance was established for the portion of the gross deferred tax assets not offset by deferred tax liabilities. During 1995, management determined that a valuation allowance should only be established for a portion of the deferred tax asset. This determination was made based upon the profitability attained by certain of the operating subsidiaries during 1995 and future earnings estimates for 1996. As such, management established a valuation allowance as indicated in the table above.

      At December 31, 1995, Wintrust and its subsidiaries had Federal net operating losses of approximately $25,600,000 and state net operating losses of approximately $20,800,000. Such amounts are available for carryforward to offset future taxable income and expire in 2000-2010.


(12)  COMPENSATION PLANS

      Wintrust, Lake Forest Bancorp, Inc., Hinsdale Bancorp, Inc.,
      North Shore Community Bancorp, Inc., Libertyville Bancorp, Inc., Crabtree Capital Corporation and First Premium Services, Inc. each have authorized and approved various stock option plans (Plans) which provide options to purchase shares of Wintrust's common stock at the fair market value of the stock on the date the option is granted. The Plans permit the grant of incentive stock options, nonqualified stock options, and restricted stock. Collectively, the Plans cover substantially all employees of Wintrust. The incentive and nonqualified options expire at such time as the Stock Option Committee shall determine at the time of grant, however, in no case shall they be exercisable later than ten years after the grant. At the subsidiary bank holding companies, the options generally vest at a rate of 10% in the first year subsequent to the grant, 10% in the second year subsequent to the grant, and continue to vest in 20% increments in years in which the respective subsidiary bank holding companies attain certain profitability levels. All of the Crabtree and First Premium options are or will become fully vested during 1996.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      A summary of the aggregate activity of the Plans for 1995, 1994 and 1993 is as follows:

================================================================================
                                                       Common       Range of
                                                       Shares     Strike Prices
      --------------------------------------------------------------------------
      Outstanding at December 31, 1992                410,444       $5.80-$21.13
      Granted                                         112,685       $7.75
      Exercised                                             -
      Forfeited or canceled                                 -
      --------------------------------------------------------------------------
      Outstanding at December 31, 1993                523,129       $5.80-$21.13
      Granted                                         253,059       $7.75-$9.69
      Exercised                                         1,935       $7.24
      Forfeited or canceled                            22,249       $7.24
      --------------------------------------------------------------------------
      Outstanding at December 31, 1994                752,004       $5.80-$21.13
      Granted                                         168,029       $9.30-$14.53
      Exercised                                        11,250       $7.75
      Forfeited or canceled                             2,418       $7.75-$9.30
      --------------------------------------------------------------------------
      Outstanding at December 31, 1995                906,365       $5.80-$21.13
================================================================================

      Wintrust and its subsidiaries also provide a 401(k) Retirement Savings Plans (401(k) Plans). The plans cover all employees meeting certain eligibility requirements. Contributions by employees are made through salary reductions at their direction, limited to $9,240 annually. Employer contributions to the 401(k) Plans are made at the employer's discretion. Generally, participants completing 501 hours of service are eligible to share in an allocation of employer contributions. The Company's expense for the employer contributions to the 401(k) Plans was $32,718, $22,986, and $14,610 in 1995, 1994 and 1993, respectively.

      The Company does not currently offer other postretirement benefits such as health care or other pension plans.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

(13)  REGULATORY RESTRICTIONS

      Banking laws place restrictions upon the amount of dividends which can be paid to Wintrust by the Banks. Based on these laws, the Bank could, subject to minimum capital requirements, declare dividends to Wintrust without obtaining regulatory approval in an amount not exceeding (a) undivided profits, and (b) the amount of net income reduced by dividends paid for the current and prior two years. No cash dividends were paid to Wintrust during the periods ended December 31, 1995, 1994 and 1993.

      The Banks are also required by the Federal Reserve Act to maintain reserves against deposits. Reserves are held either in the form of vault cash or balances maintained with the Federal Reserve Bank and are based on the average daily deposit balances and statutory reserve ratios prescribed by the type of deposit account. At December 31, 1995 and 1994, reserve balances of approximately $1,686,000 and $726,400 , respectively, were required.

(14)  COMMITMENTS AND CONTINGENCIES

      In connection with a purchase agreement for a subsidiary of Crabtree, a provision was made for additional contingent consideration pending the outcome of certain tax litigation and other contingencies of that subsidiary. If such contingencies were favorably resolved, Crabtree would have been required to contribute up to $3,450,000 to the subsidiary. This additional capital contribution was fully reserved for in the Company's financial statements in 1987. In early 1995, the last remaining contingency under the purchase agreement was satisfied and in March, 1995, the subsidiary made a formal request of Crabtree for the maximum amount of the contribution. Crabtree disputed the amounts owed and in September, 1995, Crabtree reached a settlement with the subsidiary. Under the terms of the settlement agreement, Crabtree effectively bought out the minority shareholders of the subsidiary by having the subsidiary repurchase all of its stock held by the minority shareholders. A purchase price was negotiated which included a deemed capital contribution by Crabtree of $1.7 million. As a result of this settlement, a gain of $735,000 was recorded in 1995.

      First Premium has filed suit against an obligor in federal court to collect the remaining balance of approximately $1,094,000 owing on an original premium finance loan in the amount of $4,592,000. In addition, First Premium seeks accumulated interest, late charges, and attorney fees due it. Additional defendants include (1) the obligor Director of Insurance of over 16 years, who executed the premium finance agreement,
      (2) two separate insurance agents who, along with the obligor's Director of Insurance, falsely presented in writing to First Premium the named insurers involved and the effective dates, policy numbers, premium amounts, insurer names and policy terms for the insurance policies being financed, (3) three separate insurance companies and the managing general agent for two of them, who directed that premiums be remitted to them via the insurance agent (their agent) who falsely represented the coverages to First Premium, and who also were unjustly enriched because they misappropriated premiums paid by First Premium for specific financed policies to pay other policies not financed by First Premium. In addition, at an appropriate time, First Premium anticipates filing suit against Errors and Omissions insurance companies covering the obligor, obligor's Director of Insurance and one of the insurance agents.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      The lawsuit is expected to go to trial in late 1996 or early 1997. Presently, discovery via depositions of defendants and document production and examination is occurring.

      Management, after consultation with legal counsel, believes the ultimate result of this legal action in this matter will result in a favorable settlement or, in the alternative, a favorable jury verdict and subsequent collection in full of the amount due to First Premium because of the underlying facts, applicable law, the number of defendants, many of which appear to be severally liable for the entire amount due to First Premium and the financial ability of the defendants to pay the anticipated settlement or judgment.

      In the ordinary course of business, there are various other legal proceedings pending against the Company. Management considers that the aggregate liabilities, if any, resulting from such actions would not have a material adverse effect on the financial position of the Company.


(15)  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following table presents the carrying amounts and estimated fair values of Wintrust's financial instruments at December 31, 1995. Financial Accounting Standards Board Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      ==========================================================================
                                                             Carrying    Fair
                                                               Value     Value
      -------------------------------------------------------------------------

      Financial Assets:
         Cash and demand balances from banks             $     12,622    12,622
         Interest-bearing deposits at banks                    50,600    50,600
         Federal funds sold                                    55,812    55,812
         Held-to-maturity securities                            5,002     4,959
         Available-for-sale securities                         57,888    57,888
         Loans                                                258,231   258,424
         Allowance for possible loan losses                    (2,763)       --
         Accrued interest receivable                            2,742     2,742
      -------------------------------------------------------------------------
      Financial liabilities:
         Non-maturity deposits                                200,986   200,986
         Deposits with stated maturities                      204,672   206,170
         Notes payable                                         10,758    10,758
         Short-term borrowings                                    867       867
         Accrued interest payable                                 649       649
      =========================================================================

      Cash and demand balances from banks and Federal funds sold: The carrying value of cash and demand balances from banks approximates fair value due to the short maturity of those instruments.

      Interest-bearing deposits at banks and securities: Fair values of these instruments are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable assets.

      Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are analyzed by type such as commercial, residential real estate, etc. Each category is further segmented into fixed and variable interest rate terms.

      For variable-rate loans that reprice frequently, estimated fair values are based on carrying values. The fair value of residential real estate loans is based on secondary market sources for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value for other

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

      loans is estimated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate inherent in the loan.

      Accrued interest receivable and accrued interest payable: The carrying value of accrued interest receivable and accrued interest payable approximates market value due to the relatively short period of time to expected realization.

      Deposit liabilities: The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, NOW accounts and money market accounts, is equal to the amount payable on demand as of year-end (i.e. the carrying value). The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently in effect for deposits of similar remaining maturities.

      Notes payable and Short-term borrowings: The carrying value of notes payable and short-term borrowings approximate fair value due to the relatively short period of time to maturity or repricing.

      Commitments to extend credit and standby letters of credit: The fair value of commitments to extend credit is based on fees currently charged to enter into similar arrangements, the remaining term of the agreement, the present creditworthiness of the counterparty, and the difference between current interest rates and committed interest rates on the commitments. Because most of Wintrust's commitment agreements were recently entered into and/or contain variable interest rates, the carrying value of Wintrust's commitments to extend credit approximates fair value. The fair value of letters of credit is based on fees currently charged for similar arrangements.

(16)  RELATED-PARTY TRANSACTIONS

      During 1995 and 1994, Crabtree's bank debt was guaranteed by a significant shareholder and principal officer of the Company. Crabtree agreed to pay a fee to this individual for the guarantee at a rate of 1.5% of the balance of the debt guaranteed. These transactions resulted in expense of $32,973, $29,840 and $68,339 in 1995, 1994 and 1993, respectively, and are included in other expense on the Company's consolidated statement of income.

      Various shareholders, from time to time, perform advisory and consulting services for the Company. Amounts paid to shareholders and other related parties for these services were $301,000, $282,000 and $409,000 in 1995, 1994 and 1993, respectively.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================
(17)  RIGHTS AND WARRANTS TO ACQUIRE COMMON STOCK
      The Company maintains a stock rights plan that entitles the holder to purchase one share of the Company's common stock at purchase prices ranging from $7.75 to $11.62 per share. The plan was adopted on December 1, 1993 and expires on December 1, 2003. The plan provides for the issuance of a total of 103,236 such rights. All of the stock rights under the plan have been awarded. As of December 31, 1995, none of the stock rights have been exercised.

      From time to time, the Company has also issued warrants to acquire common stock. The warrants entitle the holder to purchase one share of the Company's common stock at purchase prices ranging from $5.22 to $12.42 per share. There were 169,724 outstanding warrants to acquire common stock at December 31, 1995 with expirations dates ranging from December, 2002 through November, 2005.

(18)  BUSINESS COMBINATION

      On September 1, 1996, Wintrust Financial Corporation (formerly known as North Shore Community Bancorp, Inc.) issued approximately 5.3 million shares of common stock and approximately 122,000 warrants to acquire common stock in exchange for all outstanding common stock and warrants, if applicable, of Lake Forest Bancorp, Inc., Hinsdale Bancorp, Inc., Libertyville Bancorp, Inc. and Crabtree Capital Corporation based upon exchange ratios approved by shareholders of each of the companies. The combination was accounted for under the pooling of interests method.

      The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below.

                                                       Year ended
                                          -----------------------------------
                                             1995         1994         1993
                                          -----------  ------------ ---------
      Net interest income:
          Lake Forest Bancorp, Inc.        $ 4,431       $ 2,877     $ 1,804
          Hinsdale Bancorp, Inc.             2,067           573           7
          North Shore Community
            Bancorp, Inc.                    1,746           184           -
          Libertyville Bancorp, Inc.           157             -           -
          Crabtree Capital Corporation       1,299         4,239       2,544
                                          --------       -------    ---------
               Combined                    $ 9,700       $ 7,873     $ 4,355
                                          ========       =======    =========

      Other noninterest income:
          Lake Forest Bancorp, Inc.        $ 1,115      $    649    $    783
          Hinsdale Bancorp, Inc.               572           237          43
          North Shore Community
            Bancorp, Inc.                      264            36           -
          Libertyville Bancorp, Inc.            21             -           -
          Crabtree Capital Corporation       6,572           564         318
                                          --------       -------    ---------
               Combined                    $ 8,544       $ 1,486     $ 1,144
                                          ========       =======    =========

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

                                                       Year ended
                                          ----------------------------------
                                             1995         1994         1993
      Net income (loss):
          Lake Forest Bancorp, Inc.        $ 1,015     $    508     $   200
          Hinsdale Bancorp, Inc.               420         (893)       (565)
          North Shore Community
             Bancorp, Inc.                    (862)        (896)          -
          Libertyville Bancorp, Inc.          (958)           -           -
          Crabtree Capital Corporation       1,882         (955)     (2,974)
                                          --------     ---------    --------
               Combined                    $ 1,497     $ (2,236)    $ (3,339)
                                          ========     =========    ========


(19)  NET INCOME (LOSS) PER AVERAGE COMMON SHARE

      The following table sets forth the number of shares and the net income used to determine net income per common share for 1995, 1994, and 1993:

                                                     1995     1994        1993
                                                    ------   -------    -------
     Net income  (loss) available
       for common shareholders               (A)    $1,452   ($2,273)   ($3,350)
                                                    ======   =======    =======
     Average common shares outstanding               5,315     4,035      2,948
     Average common share equivalents                  838      --         --
                                                    ------   -------    -------
     Weighted average common shares and
       common share  equivalents             (B)     6,153     4,035      2,948
                                                    ======   =======    =======
     Net income (loss) per average
       common share                        (A/B)    $ 0.24   ($ 0.56)   ($ 1.14)
                                                    ======   =======    =======

      Common share equivalents result from stock options, stock rights and stock warrants being treated as if they had been exercised and are computed by application of the treasury stock method. No common share equivalents were assumed to be outstanding for the years ended December 31, 1994 and 1993 because accounting standards require that the computation of earnings per share shall not give effect to common stock equivalents for any period in which their inclusion would have the effect of decreasing the loss per share amount otherwise computed.

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

(20)  WINTRUST FINANCIAL CORPORATION (PARENT COMPANY ONLY)

The Company's condensed balance sheets as of December 31, 1995 and 1994, and the related condensed statements of operations and cash flows for the two years ended December 31, 1995 are as follows (in thousands):


===============================================================
BALANCE SHEET DATA
---------------------------------------------------------------
As of December 31                          1995        1994
---------------------------------------------------------------
ASSETS
Cash                                     $   1,113    $  1,027
Investment in subsidiaries                  39,162      24,219
Other assets                                   212         120
---------------------------------------------------------------
Total assets                             $  40,487    $ 25,366
===============================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Other liabilities                        $            $
                                                 -           -
Shareholders' equity                        40,487      25,366
---------------------------------------------------------------
Total liabilities and shareholders'
equity                                   $  40,487    $ 25,366
===============================================================

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================

Prior to the Reorganization, Wintrust Financial Corporation was North Shore Community Bancorp, Inc. As a result of the reorganization, North Shore Community Bancorp, Inc. was renamed Wintrust Financial Corporation. North Shore Community Bancorp, Inc. had no operations prior to 1994 and, as such, the following statements of operations and cash flows are not applicable for the year ended December 31, 1993.

===============================================================
STATEMENTS OF OPERATION DATA
---------------------------------------------------------------
Years Ended December 31                    1995        1994
---------------------------------------------------------------
INCOME:
Interest income                         $        -   $      26
Other income                                     -          19
---------------------------------------------------------------
Total income                                     -          45
---------------------------------------------------------------
EXPENSES:
Interest expense                                 -          12
Salaries and employee benefits                   -         243
Other expenses                                  56          95
Goodwill and organizational cost
    amortization                                14           9
---------------------------------------------------------------
Total expenses                                  70         359
---------------------------------------------------------------
Loss before income taxes and equity in
   undistributed net income (loss) of
   subsidiaries                               (70)       (314)
Income tax benefit                               -           -
---------------------------------------------------------------
Loss before equity in undistributed net
    income (loss) of subsidiaries             (70)       (314)
Equity in undistributed net income
    (loss) of subsidiaries                   1,567     (1,922)
---------------------------------------------------------------
Net income (loss)                          $ 1,497   $ (2,236)
---------------------------------------------------------------

Net income (loss) per common share         $  0.24   $  (0.56)
===============================================================

WINTRUST FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
================================================================================


===============================================================
STATEMENTS OF CASH FLOWS
---------------------------------------------------------------
Years Ended December 31                    1995        1994
---------------------------------------------------------------
Operating activities:
Net income (loss)                         $  1,497    $ (2,236)
Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities
    Amortization of goodwill and
         organizational costs                   14           9
    Increase in other assets                    92         120
    Equity in undistributed net income
         (loss) of subsidiaries              1,567      (1,922)
---------------------------------------------------------------
Net cash provided by (used for)
  operating activities                       3,170      (4,029)
---------------------------------------------------------------
Investing activities:
     Capital infusions to subsidiaries     (16,557)     (5,471)
---------------------------------------------------------------
Net cash used for investing activities     (16,557)     (5,471)
---------------------------------------------------------------
Financing activities:
    Common stock issuance, net              13,518       9,981
    Preferred stock issuance                     -         500
    Dividends on preferred stock               (45)        (37)
    Issuance of common stock warrants            -          25
    Other                                        -          58
---------------------------------------------------------------
Net cash provided by financing activities   13,473      10,527
---------------------------------------------------------------
Net increase in cash                            86       1,027
Cash at beginning of year                    1,027           -
---------------------------------------------------------------
Cash at end of year                       $  1,113    $  1,027
===============================================================

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


     No dealer, salesperson or other person has been authorized to give information or to make any representation not contained in this Prospectus in connection with the offer contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or EVEREN Securities, Inc. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date as of which information is set forth herein. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.


                           ------------------------
                               TABLE OF CONTENTS



Prospectus Summary ...............................................   4
Risk Factors .....................................................  11
Use of Proceeds ..................................................  15
Market for Common Stock and Dividends ............................  16
Capitalization ...................................................  17
Dilution .........................................................  19
Terms of the Offering ............................................  20
The Company ......................................................  23
Recent Acquisition ...............................................  28
Recent Developments ..............................................  28
Selected Consolidated Financial Data .............................  30
Management's Discussion and Analysis of
  Financial Condition and Results of Operations ..................  32
Business .........................................................  46
Management .......................................................  57
Certain Transactions .............................................  66
Principal Shareholders ...........................................  68
Supervision and Regulation .......................................  70
Description of Capital Stock .....................................  77
Shares Eligible for Future Sale ..................................  81
Legal Matters ....................................................  82
Experts ..........................................................  82
Available Information ............................................  83
Index to Consolidated Financial Statements .......................  F-i


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                                1,300,000 SHARES





                                    WINTRUST
                                   FINANCIAL
                                  CORPORATION


                                  COMMON STOCK





                                   PROSPECTUS





                            EVEREN SECURITIES, INC.




                               JANUARY ___, 1997



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering are as set forth in the following table.



SEC registration fee .................................... $  7,022
NASD filing fee .........................................    2,818
Nasdaq listing fee ......................................   37,787
Reimbursable Selling Agent expenses .....................   75,000
Printing expenses .......................................   40,000
Accounting fees and expenses ............................   80,000
Legal fees and expenses .................................  150,000
Blue Sky fees and expenses ..............................    1,000
Transfer agent fees .....................................    1,500
Postage and other miscellaneous costs ...................  104,873
                                                          --------
                                                          $500,000
                                                          ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant's Certificate of Incorporation provide as follows:

     **ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

     **ARTICLE NINE, PARAGRAPH 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 8.75 of the BCA.

     The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     PARAGRAPH 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

     PARAGRAPH 3: For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

     PARAGRAPH 4: The provisions of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     PARAGRAPH 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

     The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

     5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person, has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

     (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Section.

     (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

     (h) If a corporation has paid indemnity or has advanced expenses to a director, officer, employee or agent, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

     (i) For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

     (j) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

     (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. (Last amended by P.A. 88-43, L. '93, eff. 1-1-94.)


     The Company has purchased a $15 million insurance policy which insures the Company's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, the Company maintains fiduciary liability coverage up to a $2 million limit and trust errors and omissions coverage up to a limit of $5 million.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Wintrust Financial Corporation (the "Company") was formed pursuant to a reorganization of five companies as more fully described in the Company's Registration Statement on Form S-4, as amended, as filed with the Commission on July 22, 1996 (Registration No. 333-4645). Pursuant to that reorganization, all previously issued and outstanding shares of stock, and all outstanding warrants representing a right to purchase shares of common stock, of the five separate companies were exchanged effective September 1, 1996, for shares of common stock (the "Common Stock") and Common Stock warrants of the Company registered pursuant to the Registration Statement on Form S-4.


     The predecessor companies had also issued, prior to the reorganization, certain rights and options to purchase shares of common stock of the respective companies. Such rights and options were issued by the predecessor companies in transactions exempt from registration under Rule 701 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or Section 4(2) of the Securities Act. In connection with the reorganization, such rights and options were automatically adjusted in accordance with their terms into options and rights to purchase shares of the Company's Common Stock, not involving the sale of securities by the Company. In December 1996, Options to purchase 34,622 shares of the Company's Common Stock were granted pursuant to an employee stock option plan to a limited number of key employees. Such Options were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act. In January 1997, 16,411 shares were issued by the Company pursuant to certain Option exercises. The Options had been granted pursuant to an employee stock option plan in June 1990, and the shares were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.



     In December 1996, in connection with the Company's acquisition of Wolfhoya Investments, Inc. ("Wolfhoya"), the Company issued an aggregate of 87,556 shares of Common Stock to the shareholders of Wolfhoya, all of whom are directors or officers of the Company or its subsidiaries, in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act. As part of such acquisition, each outstanding warrant to purchase shares of common stock of Wolfhoya was adjusted in accordance with its terms to represent the right to purchase an appropriately adjusted number of shares of Common Stock of the Company. An aggregate of 16,838 Warrants were received by the former shareholders of Wolfhoya as a result of that transaction, not involving the sale of securities by the Company. Options that were granted by Wolfhoya prior to its acquisition by the Company in the fourth quarter of 1996 were also adjusted in connection with such acquisition into Options to purchase 68,534 shares of the Company's Common Stock.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The exhibits filed as a part of this Registration Statement are as follows:


1.1*   Form of Agency Agreement.

3.1    Amended and Restated Articles of Incorporation of Wintrust Financial
       Corporation.

3.2 By-laws of Wintrust Financial Corporation (incorporated by reference to pages AC-1 to AC-16 of Amendment No. 1 to Registrant's
       Form S-4 Registration Statement (No. 333-4645) filed with the
       Securities and Exchange Commission on July 22, 1996).

5.1*   Opinion of Vedder, Price, Kaufman & Kammholz re: legality.

10.1   $25 Million Revolving Loan Agreement between LaSalle National
       Bank and Wintrust Financial Corporation, dated September 1, 1996.

10.2   Form of Wintrust Financial Corporation Warrant Agreement
       (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645), filed with the Securities and Exchange Commission on July 22, 1996).

10.3 Hinsdale Bancorp, Inc. 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form
       S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.4 Lake Forest Bancorp, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's
       Form S-4 Registration Statement (No. 333-4645) filed with the
       Securities and Exchange Commission on July 22, 1996).

10.5 Lake Forest Bancorp, Inc. 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's
       Form S-4 Registration Statement (No. 333-4645) filed with the
       Securities and Exchange Commission on July 22, 1996).

10.6   Libertyville Bancorp, Inc. 1995 Stock Option Plan
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.7   North Shore Community Bancorp, Inc. 1994 Stock Options Plan
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.8   Crabtree Capital Corporation 1987 Stock Option Plan
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.9   The Credit Life Companies, Incorporated 1987 Stock Option Plan
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.10  First Premium Services, Inc. 1992 Stock Option Plan
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.11  Wolfhoya Investments, Inc. 1995 Stock Option Plan (Barrington
       Bank and Trust Company Stock Option Plan).

10.12  North Shore Community Bancorp, Inc. 1993 Stock Rights Plan
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).


10.13 Crabtree Capital Corporation 1990 Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.14  Phantom Stock Agreement between Lake Forest Bancorp, Inc. and
       Edward J. Wehmer (incorporated by reference to Exhibit 10.6 to
       Amendment No. 1 to Registrant's Form S-4 Registration Statement
       (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.15  Phantom Stock Agreement between Libertyville Bancorp, Inc.
       and Edward J. Wehmer (incorporated by reference to Exhibit 10.6 to
       Amendment No. 1 to Registrant's Form S-4 Registration Statement
       (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.16  Phantom Stock Agreement between North Shore Community
       Bancorp, Inc. and Anne M. Adams (incorporated by reference to
       Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.17 Form of Warrant Agreement relating to the right to purchase shares of North Shore Community Bancorp, Inc. (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form
       S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.18 Lake Forest Bank & Trust Company Lease for drive-up facility located at the corner of Bank Lane & Wisconsin Avenue, Lake Forest,
       Illinois, dated December 11, 1992 (incorporated by reference to
       Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.19 Lake Forest Bank & Trust Company Lease for banking facility located at 810 South Waukegan Road, Lake Forest, Illinois
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.20 Lake Forest Bank & Trust Company Lease for banking facility located at 666 North Western Avenue, Lake Forest, Illinois, dated
       July 19, 1991 and Amendment (incorporated by reference to Exhibit
       10.6 to Amendment No. 1 to Registrant's Form S-4 Registration
       Statement (No. 333-4645) filed with the Securities and Exchange
       Commission on July 22, 1996).

10.21 Lake Forest Bank & Trust Company Lease for banking facility located at 103 East Scranton Avenue, Lake Bluff, Illinois, dated
       November 1, 1994 (incorporated by reference to Exhibit 10.6 to
       Amendment No. 1 to Registrant's Form S-4 Registration Statement
       (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.22 North Shore Bank & Trust Company Lease for banking facility located at 362 Park Avenue, Glencoe, Illinois, dated July 27, 1995
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.23 North Shore Bank & Trust Company Lease for banking facility located at 794 Oak Street, Winnetka, Illinois, dated June 16, 1995
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.24  Barrington Bank and Trust Company Lease for property located at 202A
       South Cook Street, Barrington, Illinois, dated December 29, 1995.

10.25  Real Estate Contract by and between Wolfhoya Investments,
       Inc. and Amoco Oil Company, dated March 25, 1996, and amended as of
       __________, 1996, relating to the purchase of property located at 201 South Hough, Barrington, Illinois.

10.26  Form of Employment Agreement (entered into between the
       Company and each of Howard D. Adams, Chairman and Chief Executive
       Officer, and Edward J. Wehmer, President).

10.27* First Premium Services, Inc. Lease, as amended, for corporate offices located at Lake Cook Road, Deerfield, Illinois.

10.28* Lake Forest Bank & Trust Company Lease for drive-up and walk-up facility located at 911 South Telegraph Road, Lake Forest,
       Illinois, dated November 7, 1996.

21.1   Subsidiaries of the Registrant.

23.1*  Consent of KPMG Peat Marwick LLP.

23.2*  Consent of Arthur Andersen LLP.

23.3*  Consent of Vedder, Price, Kaufman & Kammholz (included in Exhibit 5.1).

24.1   Powers of Attorney (set forth on Signature page).

99.1   Subscription and Community Offering Stock Order Form and Certification
       Form.

-------------

  * Filed herewith.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee."

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (i) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Illinois, on January 22, 1997.


                                        WINTRUST FINANCIAL CORPORATION


                                        By:  HOWARD D. ADAMS
                                           ----------------------------------
                                             Howard D. Adams, Chairman
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




          Name                           Title                        Date
-------------------------  ----------------------------------   ----------------
   HOWARD D. ADAMS                    Chairman and              January 22, 1997
-------------------------        Chief Executive Officer
   Howard D. Adams

   EDWARD J. WEHMER              President and Director         January 22, 1997
-------------------------
   Edward J. Wehmer

   DAVID A. DYKSTRA              Chief Financial Officer        January 22, 1997
-------------------------   (and principal accounting officer)
   David A. Dykstra

    ALAN W. ADAMS                      Director                 January 22, 1997
-------------------------
    Alan W. Adams

    JOSEPH ALAIMO                      Director                 January 22, 1997
-------------------------
    Joseph Alaimo

    PETER CRIST                        Director                 January 22, 1997
-------------------------
    Peter Crist

  MAURICE F. DUNNE, JR.                Director                 January 22, 1997
-------------------------
  Maurice F. Dunne, Jr.

  EUGENE HOTCHKISS, III                Director                 January 22, 1997
-------------------------
  Eugene Hotchkiss, III

  JAMES C. KNOLLENBERG                 Director                 January 22, 1997
-------------------------
  James C. Knollenberg

    JOHN S. LILLARD                    Director                 January 22, 1997
-------------------------
    John S. Lillard

   JAMES E. MAHONEY                    Director                 January 22, 1997
-------------------------
   James E. Mahoney

  JAMES B. MCCARTHY                    Director                 January 22, 1997
-------------------------
  James B. McCarthy

MARGUERITE SAVARD MCKENNA              Director                 January 22, 1997
-------------------------
Marguerite Savard McKenna

   ALBIN F. MOSCHNER                   Director                 January 22, 1997
-------------------------
   Albin F. Moschner

  HOLLIS W. RADEMACHER                 Director                 January 22, 1997
-------------------------
  Hollis W. Rademacher

  J. CHRISTOPHER REYES                 Director                 January 22, 1997
-------------------------
  J. Christopher Reyes

    JOHN N. SCHAPER                    Director                 January 22, 1997
-------------------------
    John N. Schaper

   JOHN J. SCHORNACK                   Director                 January 22, 1997
-----------------------
   John J. Schornack

   JANE R. STEIN                       Director                 January 22, 1997
-----------------------
   Jane R. Stein

KATHARINE V. SYLVESTER                 Director                 January 22, 1997
-----------------------
Katharine V. Sylvester

 LEMUEL H. TATE, JR.                   Director                 January 22, 1997
-----------------------
 Lemuel H. Tate, Jr.

    LARRY WRIGHT                       Director                 January 22, 1997
-----------------------
    Larry Wright

                                EXHIBIT INDEX

Exhibit
-------
1.1*   Form of Agency Agreement.

3.1    Amended and Restated Articles of Incorporation of Wintrust Financial
       Corporation.

3.2 By-laws of Wintrust Financial Corporation (incorporated by reference to pages AC-1 to AC-16 of Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

5.1*   Opinion of Vedder, Price, Kaufman & Kammholz re: legality.

10.1 $25 Million Revolving Loan Agreement between LaSalle National Bank and Wintrust Financial Corporation, dated September 1, 1996.

10.2   Form of Wintrust Financial Corporation Warrant Agreement
       (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645), filed with the Securities and Exchange Commission on July 22, 1996).

10.3 Hinsdale Bancorp, Inc. 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.4 Lake Forest Bancorp, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.5 Lake Forest Bancorp, Inc. 1993 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.6 Libertyville Bancorp, Inc. 1995 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.7   North Shore Community Bancorp, Inc. 1994 Stock Options Plan
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the
       Securities and Exchange Commission on July 22, 1996).

10.8 Crabtree Capital Corporation 1987 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.9   The Credit Life Companies, Incorporated 1987 Stock Option Plan
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the
       Securities and Exchange Commission on July 22, 1996).

10.10 First Premium Services, Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.11 Wolfhoya Investments, Inc. 1995 Stock Option Plan (Barrington Bank and Trust Company Stock Option Plan).

10.12 North Shore Community Bancorp, Inc. 1993 Stock Rights Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.13 Crabtree Capital Corporation 1990 Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.14  Phantom Stock Agreement between Lake Forest Bancorp, Inc. and Edward
       J. Wehmer (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the
       Securities and Exchange Commission on July 22, 1996).

10.15  Phantom Stock Agreement between Libertyville Bancorp, Inc. and
       Edward J. Wehmer (incorporated by reference to Exhibit 10.6 to Amendment
       No. 1 to Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.16  Phantom Stock Agreement between North Shore Community Bancorp, Inc.
       and Anne M. Adams (incorporated by reference to Exhibit 10.6 to Amendment
       No. 1 to Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.17 Form of Warrant Agreement relating to the right to purchase shares of North Shore Community Bancorp, Inc. (incorporated by reference to
       Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4 Registration
       Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.18 Lake Forest Bank & Trust Company Lease for drive-up facility located at the corner of Bank Lane & Wisconsin Avenue, Lake Forest, Illinois, dated December 11, 1992 (incorporated by reference to Exhibit 10.6 to
       Amendment No. 1 to Registrant's Form S-4 Registration Statement (No.
       333-4645) filed with the Securities and Exchange Commission on July 22,
       1996).

10.19 Lake Forest Bank & Trust Company Lease for banking facility located at 810 South Waukegan Road, Lake Forest, Illinois (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.20 Lake Forest Bank & Trust Company Lease for banking facility located at 666 North Western Avenue, Lake Forest, Illinois, dated July 19, 1991 and Amendment (incorporated by reference to Exhibit 10.6 to Amendment No.
       1 to Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the Securities and Exchange Commission on July 22, 1996).

10.21 Lake Forest Bank & Trust Company Lease for banking facility located at 103 East Scranton Avenue, Lake Bluff, Illinois, dated November 1, 1994
       (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to
       Registrant's Form S-4 Registration Statement (No. 333-4645) filed with the
       Securities and Exchange Commission on July 22, 1996).

10.22 North Shore Bank & Trust Company Lease for banking facility located at 362 Park Avenue, Glencoe, Illinois, dated July 27, 1995 (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

10.23 North Shore Bank & Trust Company Lease for banking facility located at 794 Oak Street, Winnetka, Illinois, dated June 16, 1995 (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to Registrant's Form S-4
       Registration Statement (No. 333-4645) filed with the Securities and
       Exchange Commission on July 22, 1996).

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10.24  Barrington Bank and Trust Company Lease for property located at 202A
       South Cook Street, Barrington, Illinois, dated December 29, 1995.

10.25  Real Estate Contract by and between Wolfhoya Investments, Inc. and
       Amoco Oil Company, dated March 25, 1996, and amended as of __________,
       1996, relating to the purchase of property located at 201 South Hough, Barrington, Illinois.

10.26 Form of Employment Agreement (entered into between the Company and each of Howard D. Adams, Chairman and Chief Executive Officer, and Edward
       J. Wehmer, President).

10.27* First Premium Services, Inc. Lease, as amended, for corporate offices located at 520 Lake Cook Road, Deerfield, Illinois.

10.28* Lake Forest Bank & Trust Company Lease for drive-up and walk-up facility located at 911 South Telegraph Road, Lake Forest, Illinois, dated
       November 7, 1996.

21.1   Subsidiaries of the Registrant.

23.1*  Consent of KPMG Peat Marwick LLP.

23.2*  Consent of Arthur Andersen LLP.

23.3*  Consent of Vedder, Price, Kaufman & Kammholz (included in Exhibit 5.1).

24.1   Powers of Attorney (set forth on Signature pages).

99.1   Subscription and Community Offering Stock Order Form and Certification Form.

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* Filed herewith.



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